UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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EXXON MOBIL CORPORATION

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NOTICE OF 2010
ANNUAL MEETING
AND PROXY STATEMENT

April 13, 2010

Dear Shareholder:

We invite you to attend the annual meeting of shareholders on Wednesday, May 26, 2010, at the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas 75201. The meeting will begin promptly at 9:00 a.m., Central Time. At the meeting, you will hear a report on our business and vote on the following items:

•	Election of directors;

•	Ratification of PricewaterhouseCoopers LLP as independent auditors;

•	Eleven shareholder proposals contained in this proxy statement; and,

•	Other matters if properly raised.

Only shareholders of record on April 6, 2010, or their proxy holders may vote at the meeting. Attendance at the meeting is limited to shareholders or their proxy holders and ExxonMobil guests. Only shareholders or their valid proxy holders may address the meeting.

This booklet includes the formal notice of the meeting, proxy statement, and financial statements. The proxy statement tells you about the agenda, procedures, and rules of conduct for the meeting. It also describes how the Board operates, gives information about our director candidates, and provides information about the other items of business to be conducted at the meeting.

Even if you own only a few shares, we want your shares to be represented at the meeting. You can vote your shares by Internet, toll-free telephone call, or proxy card.

To attend the meeting in person, please follow the instructions on page 3. A live audiocast of the meeting and a report on the meeting will be available on our Web site at exxonmobil.com.

Sincerely,

David S. Rosenthal	Rex W. Tillerson
Secretary	Chairman of the Board

GENERAL INFORMATION

Who May Vote

Shareholders of ExxonMobil, as recorded in our stock register on April 6, 2010, may vote at the meeting.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 26, 2010.

•	The 2010 Proxy Statement and 2009 Summary Annual Report are available at www.edocumentview.com/xom

Electronic Delivery of Proxy Statement and Annual Report

Instead of receiving future copies of these documents by mail, shareholders can elect to receive an e-mail that will provide electronic links to the proxy materials. Opting to receive your proxy materials online will save the Company the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.

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Shareholders of Record: If you vote on the Internet at www.investorvote.com/exxonmobil, simply follow the prompts for enrolling in the electronic proxy delivery service. You may enroll in the electronic proxy delivery service at any time in the future by going directly to www.computershare.com/exxonmobil. You may also revoke an electronic delivery election at this site at any time.

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Beneficial Shareholders: If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of the proxy materials electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

How Proxies Work

ExxonMobil’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals, or abstain from voting.

If your shares are held in your name, you can vote by proxy in one of three convenient ways:

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Via Internet: Go to www.investorvote.com/exxonmobil and follow the instructions. You will need to have your proxy card or electronic notice in hand. At this Web site, you can elect to access future proxy statements and annual reports via the Internet.

•	By Telephone: Call toll-free 1-800-652-8683 or 1-781-575-2300 (outside the United States, Canada, and Puerto Rico), and follow the instructions. You will need to have your proxy card in hand.

•	In Writing: Complete, sign, date, and return your proxy card in the enclosed envelope.

Your proxy card covers all shares registered in your name and shares held in your Computershare Investment Plan account. If you own shares in the ExxonMobil Savings Plan for employees and retirees, your proxy card also covers those shares.

If you give us your signed proxy but do not specify how to vote, we will vote your shares in favor of our director candidates; in favor of the ratification of the appointment of independent auditors; and against the shareholder proposals.

If you hold shares through someone else, such as a stockbroker, you will receive material from that firm asking how you want to vote. Check the voting form used by that firm to see if it offers Internet or telephone voting.

Voting Shares in the ExxonMobil Savings Plan

The trustee of the ExxonMobil Savings Plan will vote Plan shares as participants direct. To the extent participants do not give instructions, the trustee will vote shares as it thinks best. The proxy card serves to give voting instructions to the trustee.

Revoking a Proxy

You may revoke your proxy before it is voted at the meeting by:

•	Submitting a new proxy with a later date via a proxy card, the Internet, or by telephone;

•	Notifying ExxonMobil’s Secretary in writing before the meeting; or,

•	Voting in person at the meeting.

Confidential Voting

Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by ExxonMobil itself, are not voted and do not count for this purpose.

Votes Required

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Election of Directors Proposal: A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular seat is elected for that seat. Only votes FOR or WITHHELD count. Abstentions and broker non-votes are not counted for purposes of the election of directors. A “broker non-vote” occurs when a bank, broker, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because the record holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you own shares through a broker, you must give the broker instructions to vote your shares in the election of directors. Otherwise, your shares will not be voted.

Our Corporate Governance Guidelines, which can be found in the Corporate Governance section of our Web site at exxonmobil.com/governance, state that all directors will stand for election at the annual meeting of shareholders. In any non-contested election of directors, any director nominee who receives a greater number of votes WITHHELD from his or her election than votes FOR such election shall tender his or her resignation. Within 90 days after certification of the election results, the Board of Directors will decide, through a process managed by the Board Affairs Committee and excluding the nominee in question, whether to accept the resignation. Absent a compelling reason for the director to remain on the Board, the Board shall accept the resignation. The Board will promptly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation on Form 8-K filed with the Securities and Exchange Commission (SEC).

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Other Proposals: Approval of the Ratification of Independent Auditors proposal and the shareholder proposals requires the favorable vote of a majority of the votes cast. Only votes FOR or AGAINST these proposals count. Abstentions count for quorum purposes, but not for the voting of these proposals. Broker non-votes count as votes “FOR” the proposal for Ratification of Independent Auditors but do not count for purposes of voting on shareholder proposals.

Annual Meeting Admission

Only shareholders or their proxy holders and ExxonMobil guests may attend the meeting. For safety and security reasons, cameras, camera phones, recording equipment, electronic devices, computers, large bags, briefcases, or packages will not be permitted in the meeting. In addition each shareholder and ExxonMobil guest will be asked to present a valid government-issued picture identification, such as a driver’s license, before being admitted to the meeting.

For registered shareholders, an admission ticket is attached to your proxy card. Please detach and bring the admission ticket with you to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on April 6, 2010, the record date for voting. You may receive an admission ticket in advance by sending a written request with proof of ownership to the address listed under “Contact Information” below.

Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admission counter.

Audiocast of the Annual Meeting

You are invited to visit our Web site at exxonmobil.com to hear the live audiocast of the meeting at 9:00 a.m., Central Time, on Wednesday, May 26, 2010. An archived copy of this audiocast will be available on our Web site for one year.

Conduct of the Meeting

The Chairman has broad responsibility and legal authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Only shareholders or their valid proxy holders may address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the number of business items on this year’s agenda and the need to conclude the meeting within a reasonable period of time, we cannot ensure that every shareholder who wishes to speak on an item of business will be able to do so.

Dialogue can be better accomplished with interested parties outside the meeting and, for this purpose, we have provided a method for raising issues and contacting the non-employee directors either in writing or electronically on our Web site at exxonmobil.com/directors. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders. Shareholders making comments during the meeting must do so in English so that the majority of shareholders present can understand what is being said.

Contact Information

If you have questions or need more information about the annual meeting, write to:

Mr. David S. Rosenthal

Secretary

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, TX 75039-2298

call us at 1-972-444-1157, or send a fax to 1-972-444-1505.

For information about shares registered in your name or your Computershare Investment Plan account, call ExxonMobil Shareholder Services at 1-800-252-1800 or 1-781-575-2058 (outside the United States, Canada, and Puerto Rico), or access your account via the Web site at www.computershare.com/exxonmobil. We also invite you to visit ExxonMobil’s Web site at exxonmobil.com. Investor information can be found at exxonmobil.com/investor. Web site materials are not part of this proxy solicitation.

BOARD OF DIRECTORS

CORPORATE GOVERNANCE

Overview

The Board of Directors and its committees perform a number of functions for ExxonMobil and its shareholders, including:

•	Overseeing the management of the Company on your behalf, including oversight of risk management;

•	Reviewing ExxonMobil’s long-term strategic plans;

•	Exercising direct decision-making authority in key areas, such as declaring dividends;

•	Selecting the CEO and evaluating the CEO’s performance; and,

•	Reviewing development and succession plans for ExxonMobil’s top executives.

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board’s position on a number of governance issues. A copy of our current Corporate Governance Guidelines is posted on our Web site at exxonmobil.com/governance.

All ExxonMobil directors stand for election at the annual meeting. Non-employee directors cannot stand for election after they have reached age 72, unless the Board makes an exception on a case-by-case basis. Employee directors resign from the Board when they are no longer employed by ExxonMobil.

Risk Oversight

Responsibility for risk oversight rests with the full Board of Directors. Committees help the Board carry out this responsibility by focusing on specific key areas of risk inherent in our business.

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The Audit Committee oversees risks associated with financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems.

•	The Board Affairs Committee oversees risks associated with corporate governance, including Board structure and director succession planning.

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The Compensation Committee helps ensure that the Corporation’s compensation policies and practices support the retention and development of executive talent with the experience required to manage risks inherent to the business and do not encourage or reward excessive risk-taking by our executives.

•	The Finance Committee oversees risks associated with financial instruments, financial policies and strategies, and capital structure.

•	The Public Issues and Contributions Committee oversees operational risks such as those relating to employee and community safety, health, environmental and security matters.

The Board receives regular updates from the committees about their activities in this regard and at least annually participates in reviews with management addressing the progress of significant projects and operational activities. Updates are measured against benchmark expectations, all of which reflect identified risk factors and the impact of those identified risks on expected outcomes and results.

Board Leadership Structure

The Company’s By-Laws currently provide that, subject to the authority of the Board of Directors, the Chairman of the Board “shall have general care and supervision of the business and affairs of the corporation,” and in the absence of a President, shall also “direct the current administration of the business and affairs of the corporation.”

The Board believes the interests of all shareholders are best served at the present time through a leadership model with a combined Chairman/CEO position and an independent Presiding Director. However, the Board retains authority to amend the By-Laws to separate the positions of Chairman and CEO at any time.

The current CEO possesses an in-depth knowledge of the Company, its integrated, multinational operations, the evolving energy industry supply and demand, and the array of challenges to be faced, gained through over 34 years of successful experience in progressively more senior positions, including domestic and international responsibilities.

The Board believes that these experiences and other insights put the CEO in the best position to provide broad leadership for the Board as it considers strategy and as it exercises its fiduciary responsibilities to its shareholders.

Further, the Board has demonstrated its commitment and ability to provide independent oversight of management.

The Board is comprised entirely of independent directors except the CEO, and 100 percent of the Audit, Compensation, Board Affairs, and Public Issues and Contributions Committee members are independent. Each independent director has access to the CEO and other Company executives on request; may call meetings of the independent directors; and may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee.

In addition, after considering evolving governance practices and shareholder input regarding Board independence, the Board established the role of Presiding Director. The Board believes the Presiding Director can provide effective, independent Board leadership. S.J. Palmisano has served as Presiding Director for the past year and is expected to remain in the position at least through the annual meeting of shareholders. In accordance with the specific duties prescribed in the Corporate Governance Guidelines, the Presiding Director chairs executive sessions of the independent directors, which are held several times per year, normally coincident with meetings of the Board and without management present; chairs meetings of the Board in the absence of the Chairman; and, works closely with the Chairman in developing Board agendas, topics, schedules, and in reviewing materials provided to the directors.

Director Qualifications

The Board has adopted guidelines outlining the qualifications sought when considering non-employee director candidates and they are published on our Web site at exxonmobil.com/governance.

In part, the guidelines describe the necessary experiences and skills expected of director candidates as follows:

“Candidates for non-employee director of Exxon Mobil Corporation should be individuals who have achieved prominence in their fields, with experience and demonstrated expertise in managing large, relatively complex organizations, and/or, in a professional or scientific capacity, be accustomed to dealing with complex situations preferably those with worldwide scope.”

The key criteria the Board seeks across its membership to achieve a balance of experiences important to the Corporation include: financial expertise; experience as the CEO of a significant company or organization or as a next-level executive with responsibilities for global operations; experience managing large, complex organizations; experience on one or more boards of significant public or non-profit organizations; and, expertise resulting from significant academic, scientific or research activities.

The table below describes the particular experience, qualifications, attributes, and skills of each director nominee that led the Board to conclude that such person should serve as a director of the Company.

M.J. Boskin	•	Public finance, tax, budget and macroeconomic policy experience as senior fellow at the Hoover Institution and the T.M. Friedman Professor of Economics at Stanford University
	•	Financial expertise
	•	Government/research experience as chairman of the President’s Council of Economic Advisors and an associate at the National Bureau of Economic Research
	•	Experience advising the federal government, heads of state, finance ministries, and central banks around the world
	•	Outside board experience as a director of Oracle, Shinsei Bank, and the Vodaphone Group
P. Brabeck-Letmathe	•	Global leadership position as chairman of Nestlé
	•	Outside board experience at Nestlé, and as a director of L’Oréal, Credit Suisse Group, Roche Holding, and Alcon
	•	Experience with worldwide leadership of strategic business groups
	•	Affiliation with leading business associations (European Round Table of Industrialists and Foundation Board of the World Economic Forum)
	•	Recipient of awards, including “La Orden Mexicana del Aguila Azteca,” the Schumpeter Prize for outstanding contribution in Economics, and the Austrian Cross of Honour for service to the Republic of Austria
L.R. Faulkner	•	Leadership position as president of the Houston Endowment
	•	Leadership experience as president of the University of Texas at Austin
	•	Financial expertise
	•	Academic/administration experience at major universities such as the University of Illinois and Harvard University
	•	Expertise in chemistry, electrochemistry, and materials
	•	Outside board experience as a director of Temple-Inland and Guaranty Financial Group
	•	Recognition by the American Academy of Arts and Sciences and leadership of the National Mathematics Advisory Panel
J.S. Fishman	•	Global leadership position as chairman and chief executive officer of The Travelers Companies
	•	Outside board experience at The Travelers Companies, and as a director of Platinum Underwriters Holdings Ltd. and Nuveen Investments
	•	Affiliation with a leading academic institution as a member of the Board of Trustees, the Board of Overseers of the Graduate School of Education, and the Industry Advisory Board of the Financial Institutions Center for The Wharton School
	•	Affiliation with leading business associations (the Business Council, the Kennedy Center Corporate Fund Board in Washington D.C., The National Academy Foundation, and the American Insurance Association)
K.C. Frazier	•	Global leadership position as executive vice president and president of Global Human Health at Merck & Co.
	•	Affiliation with leading legal, business and public policy associations (the Council on Foreign Relations, the American Law Institute, and the European Federation of Pharmaceutical Industries and Associations)
	•	Outside board experience at non-profit organizations
	•	Recipient of award for extraordinary achievement in pro bono and public service

W.W. George	•	Global business experience as former chairman, president, and chief executive officer at Medtronic
	•	Leadership position as professor of management practice at Harvard University
	•	Academic experience at Harvard Business School and Yale School of Management
	•	Outside board experience as a director of Goldman Sachs, Novartis, and Target
	•	Authorship of books and articles on leadership and corporate governance
M.C. Nelson	•	Global business experience as chairman and chief executive officer at Carlson
	•	Recipient of leadership awards from Forbes magazine and U.S. News and World Report
	•	Outside board experience at Carlson and as a director of Rezidor Hotel Group
	•	Affiliation with leading business associations (the World Economic Forum’s International Business Council, the National Women’s Business Council, the World Travel and Tourism Council, the Foreign Policy Association, and the Business Roundtable)
S.J. Palmisano	•	Global business experience as chairman, president, and chief executive officer of IBM
	•	Outside board experience at IBM
	•	Affiliation with leading business and public policy associations (the Business Roundtable and the Executive Committee of the Council on Competitiveness)
	•	Awarded honorary fellowship from the London Business School
S.S Reinemund	•	Global business experience as former chairman, president, and chief executive officer of PepsiCo
	•	Leadership position as dean of business at Wake Forest University
	•	Academic experience as professor of leadership and strategy at Wake Forest University
	•	Financial expertise
	•	Outside board experience as a director of American Express, Marriott, and Johnson & Johnson
	•	Affiliation with leading charitable and business associations (United States Naval Academy Foundation, National Minority Supplier Development Council, and National Advisory Board of the Salvation Army)
R.W. Tillerson	•	Global business experience as chairman and chief executive officer of ExxonMobil since January 2006 with demonstrated leadership skills resulting from a more-than-34-year career involving positions of increasing responsibility with the Company’s domestic and international business operations
	•	Affiliation with leading business and public policy associations (the Executive Committee and the Policy Committee of the American Petroleum Institute, the Center for Strategic and International Studies, the National Petroleum Council, the Business Council, the Business Roundtable and its Energy Task Force, the Business Council for International Understanding, and the Emergency Committee for American Trade)
	•	Leadership as a member of the Executive Board of the Boy Scouts of America, a director of the United Negro College Fund, and vice-chairman of the Ford’s Theatre Society
E.E. Whitacre, Jr.	•	Global business experience as chairman and chief executive officer of General Motors Company
	•	Global business experience as former chairman and chief executive officer of AT&T and SBC Communications
	•	Outside board experience at General Motors and as a director of Burlington Northern Santa Fe and Anheuser Busch
	•	Affiliation with leading business and community organizations (Institute for International Economics, the Business Council, Boy Scouts of America, Board of Regents of Texas Tech University, and the United Way)

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors. In general the Guidelines require that an independent director must have no material relationship with ExxonMobil, directly or indirectly, except as a director. The Board determines independence on the basis of the standards specified by the New York Stock Exchange (NYSE), the additional standards referenced in our Corporate Governance Guidelines, and other facts and circumstances the Board considers relevant.

Under ExxonMobil’s Corporate Governance Guidelines, a director will not be independent if a reportable “related person transaction” exists with respect to that director or a member of the director’s family for the current or most recently completed fiscal year. See the Guidelines for Review of Related Person Transactions posted on the Corporate Governance section of our Web site and described in more detail under “Related Person Transactions and Procedures” on pages 14-16.

The Board has reviewed relevant relationships between ExxonMobil and each non-employee director and director nominee to determine compliance with the NYSE standards and ExxonMobil’s additional standards. The Board has also evaluated whether there are any other facts or circumstances that might impair a director’s independence. Based on that review, the Board has determined that all ExxonMobil non-employee directors and director nominees are independent. The Board has also determined that each member of the Audit, Board Affairs, Compensation, and Public Issues and Contributions Committees (see membership table on page 9) is independent.

In recommending that each director and nominee be found independent, the Board Affairs Committee reviewed the following transactions, relationships, or arrangements. All matters described below fall within the NYSE and ExxonMobil independence standards.

Name	Matters Considered
P. Brabeck-Letmathe	Ordinary course business with Nestlé (purchases of food and nutrition products; sales of fuels and plastic film)
K.C. Frazier	Ordinary course business with Merck (purchases of pharmaceuticals; sales of chemicals and oils)
M.C. Nelson	Ordinary course business with Carlson (purchases of travel, hotel, and event services; sales of lubricants)
S.J. Palmisano	Ordinary course business with IBM (purchases of consulting and IT maintenance services)
E.E. Whitacre, Jr.	Ordinary course business with General Motors (purchases of fleet vehicles; sales of lubricants, plastics, and specialty chemicals)

Board Meetings and Committees; Annual Meeting Attendance

The Board met 11 times in 2009. ExxonMobil’s incumbent directors, on average, attended approximately 94 percent of Board and committee meetings during 2009; and no director attended less than 75 percent of such meetings. ExxonMobil’s non-employee directors held three executive sessions in 2009.

As specified in our Corporate Governance Guidelines, it is ExxonMobil’s policy that directors should make every effort to attend the annual meeting of shareholders. All incumbent directors attended last year’s meeting except Mr. Frazier, who was first elected to the Board in May 2009.

The Board appoints committees to help carry out its duties. Board committees work on key issues in greater detail than would be possible at full Board meetings. Only non-employee directors may serve on the Audit, Compensation, Board Affairs, and Public Issues and Contributions Committees. Each committee has a written charter. The charters are posted on the Corporate Governance section of our Web site at exxonmobil.com/governance.

The table below shows the current membership of each Board committee and the number of meetings each committee held in 2009. Committee membership reflecting the addition of two new director nominees once elected by shareholders and the retirement of Dr. King, will be published on our Web site soon after the annual meeting.

Director	Audit	Compensation	Board Affairs	Finance	Public Issues and Contributions	Executive (1)
M.J. Boskin	C			•		•
L.R. Faulkner	•			•
K.C. Frazier			•		•
W.W. George		C	•
R.C. King		•			C	•
M.C. Nelson			C		•	•
S.J. Palmisano		•	•			•
S.S Reinemund	•			•
R.W. Tillerson				C		C
E.E. Whitacre, Jr.		•			•
2009 Meetings	11	9	7	2	5	0

C = Chair

• = Member

(1)	Other directors serve as alternate members on a rotational basis.

Below is additional information about each Board committee.

Board Affairs Committee

The Board Affairs Committee serves as ExxonMobil’s nominating and corporate governance committee. The Committee recommends director candidates, reviews non-employee director compensation, and reviews other corporate governance practices, including the Corporate Governance Guidelines. The Committee also reviews any issue involving an executive officer or director under ExxonMobil’s Code of Ethics and Business Conduct and administers ExxonMobil’s Related Person Transaction Guidelines.

The Committee has adopted Guidelines for the Selection of Non-Employee Directors that describe the qualifications the Committee looks for in director candidates. These Selection Guidelines, as well as the Committee’s charter, are posted on the Corporate Governance section of our Web site, and are described in more detail in the section titled Director Qualifications, pages 5-7.

A substantial majority of the Board must meet the independence standards described in the Corporation’s Corporate Governance Guidelines, and all candidates must be free from any relationship with management or the Corporation that would interfere with the exercise of independent judgment. Candidates should be committed to representing the interests of all shareholders and not any particular constituency. The Board must include members with the particular experience required for service on key Board committees, as described in the Committee charters.

The Guidelines for the Selection of Non-Employee Directors state:

“ExxonMobil recognizes the strength and effectiveness of the Board reflects the balance, experience, and diversity of the individual directors; their commitment; and importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. ExxonMobil seeks candidates with diverse backgrounds who possess knowledge and skills in areas of importance to the Corporation.”

In addition to seeking a diverse set of business or academic experiences, the Committee seeks a mix of nominees whose perspectives reflect diverse life experiences and backgrounds, as well as gender and ethnic diversity. The Committee does not use quotas but considers diversity along with the other requirements of the Selection Guidelines when evaluating potential new directors. The Committee has also instructed its executive search firm to include diversity as part of the candidate search criteria.

The Committee identifies director candidates primarily through recommendations made by the non-employee directors. These recommendations are developed based on the directors’ own knowledge and experience in a variety of fields, and research conducted by ExxonMobil staff at the Committee’s direction. The Committee has also engaged an executive search firm to help the Committee identify new director candidates. The firm identifies potential director candidates for the Committee to consider and helps research candidates identified by the Committee. Additionally the Committee considers recommendations made by the employee directors, shareholders, and others. All recommendations, regardless of the source, are evaluated on the same basis against the criteria contained in the Selection Guidelines.

The recommendations of Messrs. Brabeck-Letmathe and Fishman were made by an incumbent non-employee director of the Board Affairs Committee.

Shareholders may send recommendations for director candidates to the Secretary at the address given under “Contact Information” on page 3. A submission recommending a candidate should include:

•	Sufficient biographical information to allow the Committee to evaluate the candidate in light of the Selection Guidelines;

•	Information concerning any relationship between the candidate and the shareholder recommending the candidate; and,

•	Material indicating the willingness of the candidate to serve if nominated and elected.

The procedures by which shareholders may recommend nominees have not changed materially since last year’s proxy statement.

The Committee also administers provisions of the Corporate Governance Guidelines that require a director to tender a resignation when there is a substantial change in the director’s circumstances. The Committee reviews the relevant facts to determine whether the director’s continued service would be appropriate and makes a recommendation to the Board. During 2009, the Committee considered Mr. Whitacre’s new role as Chairman of General Motors. The Committee believed that Mr. Whitacre would continue to be a valuable and effective member of the ExxonMobil Board and, on the Committee’s recommendation, the Board declined Mr. Whitacre’s offer to resign.

Another responsibility of the Committee is to review and make recommendations to the Board regarding the compensation of the non-employee directors. The Committee uses an independent consultant, Pearl Meyer & Partners, to provide information on current developments and practices in director compensation. Pearl Meyer & Partners is the same consultant retained by the Compensation Committee to advise on executive compensation, but performs no other work for ExxonMobil.

Audit Committee

The Audit Committee oversees accounting and internal control matters. Its responsibilities include oversight of:

•	Management’s conduct of the Corporation’s financial reporting process;

•	The integrity of the financial statements and other financial information provided by the Corporation to the SEC and the public;

•	The Corporation’s system of internal accounting and financial controls;

•	The Corporation’s compliance with legal and regulatory requirements;

•	The performance of the Corporation’s internal audit function;

•	The independent auditors’ qualifications, performance, and independence; and,

•	The annual independent audit of the Corporation’s financial statements.

The Committee has direct authority and responsibility to appoint (subject to shareholder ratification), compensate, retain, and oversee the independent auditors.

The Committee also prepares the report that SEC rules require be included in the Corporation’s annual proxy statement. This report is on pages 51-52.

The Audit Committee has adopted specific policies and procedures for pre-approving fees paid to the independent auditors. Under the Audit Committee’s approach, an annual program of work is approved each October for the following categories of services: Audit, Audit-Related, and Tax. Additional engagements may be brought forward from time to time for pre-approval by the Audit Committee. Pre-approvals apply to engagements within a category of service, and cannot be transferred between categories. If fees might otherwise exceed pre-approved amounts for any category of permissible services, the incremental amounts must be reviewed and pre-approved prior to commitment. The complete text of the Audit Committee’s pre-approval policies and procedures is posted on the Corporate Governance section of ExxonMobil’s Web site.

The Board has determined that all members of the Committee are financially literate within the meaning of the NYSE standards, and that all are “audit committee financial experts” as defined in the SEC rules.

Compensation Committee

The Compensation Committee oversees compensation for ExxonMobil’s senior executives, including their salary, bonus, incentive awards, and succession plans for key executive positions. The Committee’s charter is available on the Corporate Governance section of our Web site.

During 2009 the Committee established the ceiling for the 2009 short term and long term incentive award programs, endorsed the salary program for 2010, reviewed the individual performance and contributions of each senior executive, granted individual incentive awards and set salaries for the senior executives, and reviewed progress on executive development and succession planning for senior positions.

The Compensation Committee’s report is on page 23.

The Committee does not delegate its responsibilities with respect to ExxonMobil’s executive officers and other senior executives (approximately 25 positions). For other employees, the Committee delegates authority to determine individual salaries and incentive awards to a committee consisting of the Chairman and the Senior Vice Presidents of the Corporation. That committee’s actions are subject to a salary budget and aggregate annual ceilings on cash and equity incentive awards established by the Compensation Committee.

The Committee utilizes the expertise of an external independent consultant, Pearl Meyer & Partners, whom the Committee retains and works with during the year. At the direction of the Chair of the Compensation Committee, the consultant provides the following services:

•	Attends meetings of the Compensation Committee.

•	Makes an annual presentation to the Compensation Committee regarding:

–

General trends in executive compensation across industries, particularly trends that reflect a change in compensation practices. The consultant advises the Committee on whether changes in compensation practices are relevant to ExxonMobil’s compensation programs.

–	A perspective on the structure and competitive standing of ExxonMobil’s compensation program for senior executives.

•	Participates in the Committee’s deliberations regarding compensation for Named Executive Officers that include items such as:

–	How to interpret the level of compensation of each Named Executive Officer compared to similar positions across industries.

–

The appropriate level of each element of compensation for individual Named Executive Officers considering their career experience and tenure in their positions, as well as general performance of the Company within the industry.

–	The pace at which compensation levels should be adjusted over future years.

–	How to weigh or consider the impact of a compensation change today on future retirement income.

–	The interpretation of issues involving executive compensation raised by shareholders and the appropriate responses from management.

–	The relationship between compensation and executive succession planning.

–	How the Committee should emphasize or weigh one element of compensation versus another to address the long-term nature of the business and long planning lead times.

•	Prepares the analysis of comparator company compensation used by the Compensation Committee.

The input of the independent consultant is given serious consideration as part of the Committee’s decision-making process but is not assigned a weight versus the other matters considered by the Committee as described in the “Compensation Discussion and Analysis” beginning on page 24.

In addition at the direction of the Chair of the Board Affairs Committee, Pearl Meyer & Partners provides an annual survey of non-employee director compensation for use by that Committee.

ExxonMobil management does not use Pearl Meyer & Partners to advise on ExxonMobil’s general employee compensation and benefit programs. The Compensation Committee retains sole discretion to hire and fire the independent consultant and to negotiate the terms of the consultant’s engagement.

The Committee meets with ExxonMobil’s CEO and other senior executives during the year to review the Corporation’s business results and progress against strategic plans. The Committee uses this input to help determine the aggregate annual ceilings to be set for the Corporation’s cash and equity incentive award programs. The CEO also provides input to the Committee regarding performance assessments for ExxonMobil’s other senior executives and makes recommendations to the Committee with respect to salary and incentive awards for these executives and succession planning for senior positions.

The Committee uses tally sheets to assess total compensation for the Corporation’s senior executives. The tally sheets value all elements of cash compensation; incentive awards, including restricted stock grants; the annual change in pension value; and other benefits and perquisites. The tally sheets also display the value of outstanding awards and lump sum pension estimates.

See pages 33-34 for additional information on tally sheets and other analytical tools used by the Committee to facilitate compensation decisions.

The Compensation Committee determines whether ExxonMobil’s compensation policies and practices could result in inappropriate risk-taking. Based on its assessment, the Committee does not believe that ExxonMobil’s compensation policies and practices create any material adverse risks for the Company for the following reasons:

•

Inappropriate risk-taking is discouraged by requiring senior executives to hold a substantial portion of their equity incentive award for their entire career and beyond retirement. These lengthy holding periods are tailored to our business model. The Compensation Committee requires that these equity grants with long holding periods comprise 50 to 70 percent of total compensation for Named Executive Officers as depicted on page 37 of the “Compensation Discussion and Analysis,” whereas the annual bonus award was only about 10 percent of total annual compensation in 2009.

•

Payout of 50 percent of the annual bonus is delayed and subject to risk of forfeiture, which is a unique feature of the annual bonus program relative to many comparator companies and further discourages inappropriate risk-taking; the timing of the delayed payout is determined by earnings performance.

•

Executives below the Named Executive Officers participate in the same plans which are also reviewed by the Compensation Committee; therefore, inappropriate risk-taking is discouraged at all levels of the Company through similar compensation design features and allocation of awards.

•

Finally, it should also be noted that a large percentage of career compensation for all executives and employees is in the form of a defined benefit pension which requires many years of dedicated service to the Company to have material value and is based on a standard retirement age of 65, with early retirement eligibility at age 55 with a minimum of 15 years of service. This is another dimension of total compensation that discourages inappropriate risk-taking; instead, it encourages executives to take a long-term view when making business decisions and to focus on achieving sustainable growth for shareholders.

For more information on the Committee’s approach to executive compensation and the decisions made by the Committee for 2009, refer to the “Compensation Discussion and Analysis” beginning on page 24.

Finance Committee

The Finance Committee reviews ExxonMobil’s financial policies and strategies, including our capital structure, dividends, and share purchase program. The Committee authorizes the issuance of corporate debt subject to limits set by the Board. The Committee’s charter is available on the Corporate Governance section of our Web site.

Public Issues and Contributions Committee

The Public Issues and Contributions Committee reviews the effectiveness of the Corporation’s policies, programs, and practices with respect to safety, security, health, the environment, and social issues. The Committee hears reports from operating units on safety and environmental activities, and also visits operating sites to observe and comment on current operating practices. In addition the Committee reviews the level of ExxonMobil’s support for education and other public service programs, including the Company’s contributions to the ExxonMobil Foundation. The Foundation works to improve the quality of education in the United States at all levels, with special emphasis on math and science. The Foundation also supports the Company’s other cultural and public service giving. The Committee’s charter is available on the Corporate Governance section of our Web site.

Executive Committee

The Executive Committee has broad power to act on behalf of the Board. In practice the Committee meets only when it is impractical to call a meeting of the full Board.

Shareholder Communications

The Board Affairs Committee has approved and implemented procedures for shareholders and other interested persons to send written or electronic communications to individual directors, including the Presiding Director, Board Committees, or the non-employee directors as a group.

•	Written Communications: Written correspondence should be addressed to the director or directors in care of the Secretary at the address given under “Contact Information” on page 3.

•

Electronic Communications: You may send e-mail to individual non-employee directors, Board Committees, or the non-employee directors as a group by using the form provided for that purpose on our Web site at exxonmobil.com/directors.

Additional instructions and procedures for communicating with the directors are posted on the Corporate Governance section of our Web site at exxonmobil.com/proceduresdircom.

Code of Ethics and Business Conduct

The Board maintains policies and procedures (which we refer to in this proxy statement as the “Code”) that represent both the code of ethics for the principal executive officer, principal financial officer, and principal accounting officer under SEC rules, and the code of business conduct and ethics for directors, officers, and employees under NYSE listing standards. The Code applies to all directors, officers, and employees. The Code includes a Conflicts of Interest Policy under which directors, officers, and employees are expected to avoid any actual or apparent conflict between their own personal interests and the interests of the Corporation.

The Code is posted on the ExxonMobil Web site at exxonmobil.com/governance. The Code is also included as an exhibit to our Annual Report on Form 10-K. Any amendment of the Code will be posted promptly on our Web site.

The Corporation maintains procedures for administering and reviewing potential issues under the Code, including procedures that allow employees to make complaints without identifying themselves. The Corporation also conducts periodic mandatory business practice training sessions, and requires each regular employee and non-employee director to make an annual compliance certification.

The Board Affairs Committee will initially review any suspected violation of the Code involving an executive officer or director and will report its findings to the Board. The Board does not envision that any waiver of the Code will be granted. Should such a waiver occur, it will be promptly disclosed on our Web site.

Related Person Transactions and Procedures

In accordance with SEC rules, ExxonMobil maintains Guidelines for Review of Related Person Transactions. These Guidelines are available on the Corporate Governance section of our Web site.

In accordance with the Related Person Transaction Guidelines, all executive officers, directors, and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members that could reasonably be expected to give rise to a reportable related person transaction. Covered persons must also advise the Secretary of the Corporation promptly of any change in the information provided, and will be asked periodically to review and re-affirm their information.

For the above purposes, “immediate family member” includes a person’s spouse, parents, siblings, children, in-laws, and step-relatives.

Based on this information, we review the Company’s own records and make follow-up inquiries as may be necessary to identify potentially reportable transactions. A report summarizing such transactions and including a reasonable level of detail is then provided to the Board Affairs Committee. The Committee oversees the Related Person Transaction Guidelines generally and reviews specific items to assess materiality.

In assessing materiality for this purpose, information will be considered material if, in light of all the circumstances, there is a substantial likelihood a reasonable investor would consider the information important in deciding whether to buy or sell ExxonMobil stock or in deciding how to vote shares of ExxonMobil stock. A director will abstain from the decision on any transactions involving that director or his or her immediate family members.

Under SEC rules, certain transactions are deemed not to involve a material interest (including transactions in which the amount involved in any 12-month period is less than $120,000 and transactions with entities where a related person’s interest is limited to service as a non-employee director). In addition based on a consideration of ExxonMobil’s facts and circumstances, the Committee will presume that the following transactions do not involve a material interest for purposes of reporting under SEC rules:

•

Transactions in the ordinary course of business with an entity for which a related person serves as an executive officer, provided (1) the affected director or executive officer did not participate in the decision on the part of ExxonMobil to enter into such transactions; and, (2) the amount involved in any related category of transactions in a 12-month period is less than 1 percent of the entity’s gross revenues.

•

Grants or membership payments in the ordinary course of business to nonprofit organizations, provided (1) the affected director or executive officer did not participate in the decision on the part of ExxonMobil to make such payments; and, (2) the amount of general-purpose grants in a 12-month period is less than 1 percent of the recipient’s gross revenues.

•

Payments under ExxonMobil plans and arrangements that are available generally to U.S. salaried employees (including contributions under the ExxonMobil Foundation’s Educational and Cultural Matching Gift Programs and payments to providers under ExxonMobil health care plans).

•

Employment by ExxonMobil of a family member of an executive officer, provided the executive officer does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

Transactions or relationships not covered by the above standards will be assessed by the Committee on the basis of the specific facts and circumstances.

The following disclosures are made as of February 24, 2010, the date of the most recent Board Affairs Committee review of potential related person transactions.

ExxonMobil and its affiliates have about 81,000 employees around the world and employees related by birth or marriage may be found at all levels of the organization. The spouse of T.R. Walters, a Vice President of the Corporation, retired from ExxonMobil in 2009. Excluding pension and other retirement-related distributions, her partial-year compensation was less than $120,000.

ExxonMobil employees do not receive preferential treatment by reason of being related to an executive officer, and executive officers do not participate in hiring, performance evaluation, or compensation decisions for family members. ExxonMobil’s employment guidelines state: “Relatives of Company employees may be employed on a non-preferential basis. However an employee should not be employed by or assigned to work under the direct supervision of a relative, or to report to a supervisor who in turn reports to a relative of the employee.” Accordingly, consistent with ExxonMobil’s Related Person Transaction Guidelines, we do not consider the relationship noted above to be material within the meaning of the related person transaction disclosure rules.

P.T. Mulva (Vice President and Controller) has a brother currently serving as Chairman and CEO of ConocoPhillips. As is the case with most other major companies in the oil and gas industry, ExxonMobil has a variety of business transactions with ConocoPhillips. These transactions include routine purchases and sales of crude oil, petroleum products, and pipeline transportation capacity. Affiliates of ExxonMobil and ConocoPhillips have joint ownership of a refinery in Germany and a number of pipelines, terminals, emergency response companies, and service companies, and also have undivided interests in a variety of exploration, development, and production projects. All of these transactions are entered into in the ordinary course of business without influence from P.T. Mulva. Neither P.T. Mulva nor, to our knowledge after reasonable inquiry, his brother, has any interest in these transactions different from the general interest of other employees and shareholders. Accordingly, consistent with ExxonMobil’s Related Person Transaction Guidelines, we do not consider these transactions to be material within the meaning of the related person transaction disclosure rules.

S.R. LaSala (retired Vice President and General Tax Counsel) has a son who is a partner of a law firm that performs work for ExxonMobil. Mr. LaSala was not involved in decisions to retain the firm, and, therefore, we do not consider the relationship to be material within the meaning of the related person transaction disclosure rules.

S.J. Glass, Jr. (Vice President) has a brother who is a partner of a law firm that performs work for ExxonMobil. Mr. Glass is not involved in decisions to retain the firm, and, therefore, we do not consider the relationship to be material within the meaning of the related person transaction disclosure rules.

The Board Affairs Committee also reviewed ExxonMobil’s ordinary course business with companies for which non-employee directors serve as executive officers and determined that, in accordance with the categorical standards described above, none of those matters represent reportable related person transactions. See “Director Independence” on page 8.

We are not aware of any related person transaction required to be reported under applicable SEC rules since the beginning of the last fiscal year where our policies and procedures did not require review, or where such policies and procedures were not followed.

The Corporation’s Related Person Transaction Guidelines are intended to assist the Corporation in complying with its disclosure obligations under SEC rules. These procedures are in addition to, not in lieu of, the Corporation’s Code of Ethics and Business Conduct.

Litigation

Two shareholder derivative petitions filed in September 2009 have been consolidated and captioned In re Exxon Mobil Corp. Derivative Litigation, in the District Court of Dallas County, Texas, naming certain current and former directors (including Messrs. Boskin, George, Palmisano, Reinemund, and Tillerson and Ms. Nelson) as defendants and ExxonMobil as a nominal defendant. The petitions claim that the individual defendants breached their fiduciary duties by, among other things, allegedly failing to properly supervise the management of land leases overlaying hydrocarbon resources in the Point Thomson Unit on the Northern Slope of Alaska. The petitions also allege that the individual defendants caused the Company to make materially false and misleading statements concerning the leases and caused the waste of corporate assets. The petitions seek damages from the individual defendants in favor of ExxonMobil, equitable relief to remedy their alleged breaches, and costs and expenses of the action. The defendants have filed pleadings with the court seeking dismissal of both cases for failure to make a demand on the Corporation and failure to plead particularized facts to excuse a demand. The Corporation is defending the case on behalf of all defendants.

In October 2009, a purported shareholder complaint captioned Resnik v. Boskin et al., alleging direct and derivative claims, was filed in the United States District Court for the District of New Jersey, naming the present directors (including each of the incumbent nominees), the “named executive officers” (as defined in SEC regulations) listed in the Corporation’s 2009 proxy statement, and ExxonMobil as defendants. The complaint was amended in December 2009, alleging that the defendants made materially false or misleading proxy solicitations in connection with the 2008 and 2009 shareholder votes regarding the election of directors, and failed to seek stockholder reapproval of the Exxon Mobil Corporation 2003 Incentive Program to qualify certain incentive compensation paid to the named executive officers as properly deductible expenditures. The amended complaint also alleges, on behalf of the Corporation, that these acts injured the Corporation, breached fiduciary duties, and constituted waste. The amended complaint seeks various injunctive remedies, including corrective disclosure, new election of directors after corrective disclosure, enjoining candidates from serving on the Board until a new election occurs, stockholder reapproval of the program, enjoining payments under the program and short term incentive program to the named executive officers, damages from the individual defendants in favor of ExxonMobil, and costs and expenses of the action. The defendants have filed a motion seeking dismissal of the lawsuit on several grounds, including, that the plaintiff’s allegations concerning the Corporation’s proxy solicitations do not state claims under the federal securities laws and that the plaintiff’s derivative claims cannot stand since the plaintiff failed to make a demand on the Corporation or allege facts that would excuse such a demand. The Corporation is defending the case on behalf of all defendants.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors has nominated the director candidates named on the following pages. Personal information on each of our nominees, including public company directorships during the past five years, is provided. All of our nominees currently serve as ExxonMobil directors except Messrs. Brabeck-Letmathe and Fishman, who have been nominated by the Board for first election as a director at the annual meeting. Dr. King has reached the usual retirement age and is not standing for re-election this year.

If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following candidates:

Michael J. Boskin Age 64 Director since 1996

Principal Occupation: T.M. Friedman Professor of Economics and Senior Fellow, Hoover Institution, Stanford University

Business Experience: Dr. Boskin is also a Research Associate, National Bureau of Economic Research. He is Chief Executive Officer and President of Boskin & Co., an economic consulting company.

Current Public Company Directorships: Oracle

Past Public Company Directorships: Shinsei Bank; Vodafone

Peter Brabeck-Letmathe Age 65 Director nominee

Principal Occupation: Chairman of the Board, Nestlé

Business Experience: Mr. Brabeck-Letmathe was elected Chairman of Nestlé in 2005, and Chief Executive Officer in 1997, relinquishing the role of CEO in 2008. He also served as Vice Chairman, Executive Vice President, and Senior Vice President of Nestlé.

Current Public Company Directorships: Nestlé; Credit Suisse Group; L’Oréal

Past Public Company Directorships: Alcon; Roche Holding

Larry R. Faulkner Age 65 Director since 2008

Principal Occupation: President, Houston Endowment; President Emeritus, the University of Texas at Austin

Business Experience: Dr. Faulkner served as President of the University of Texas at Austin from 1998 to 2006. He also served on the chemistry faculties of the University of Texas, the University of Illinois, and Harvard University. At the University of Illinois, he also held a number of positions in academic administration including Provost and Vice Chancellor for Academic Affairs.

Current Public Company Directorships: Temple-Inland

Past Public Company Directorships: Guaranty Financial Group

Jay S. Fishman Age 57 Director nominee

Principal Occupation: Chairman of the Board and Chief Executive Officer, The Travelers Companies

Business Experience: Mr. Fishman was elected Chairman of The Travelers Companies in 2005, and Chief Executive Officer in 2004 upon the merger of The St. Paul Companies and Travelers Property Casualty Corporation. From 2001 to 2004 he was Chairman, Chief Executive Officer, and President of The St. Paul Companies.

Current Public Company Directorships: Travelers

Past Public Company Directorships: Platinum Underwriters Holdings Ltd.; Nuveen Investments

Kenneth C. Frazier Age 55 Director since 2009

Principal Occupation: Executive Vice President and President, Global Human Health, Merck & Co.

Business Experience: Mr. Frazier was elected Executive Vice President and President, Global Human Health, at Merck in 2007, and Executive Vice President and General Counsel in 2006. He served as Senior Vice President and General Counsel at Merck from 1999 to 2006.

Current Public Company Directorships: None

Past Public Company Directorships: None

William W. George Age 67 Director since 2005

Principal Occupation: Professor of Management Practice, Harvard University

Business Experience: Mr. George was elected Chairman of Medtronic in 1996, and retired in 2002; Chief Executive Officer in 1991; and President and Chief Operating Officer in 1989.

Current Public Company Directorships: Goldman Sachs

Past Public Company Directorships: Novartis; Target

Marilyn Carlson Nelson Age 70 Director since 1991

Principal Occupation: Chairman of the Board, Carlson

Business Experience: Mrs. Nelson was elected Chairman and Chief Executive Officer of Carlson in 1998, and relinquished the role of CEO in 2008. She has held a number of other management positions at Carlson including President, Chief Operating Officer, Vice Chair, and Senior Vice President.

Current Company Directorships: Carlson

Past Public Company Directorships: Rezidor Hotel Group

Samuel J. Palmisano Age 58 Director since 2006 Presiding Director since 2008

Principal Occupation: Chairman of the Board, President, and Chief Executive Officer, IBM

Business Experience: Mr. Palmisano was elected Chairman, President, and Chief Executive Officer of IBM in 2003. Mr. Palmisano also served as President, Senior Vice President, and Group Executive for IBM’s Enterprise Systems Group, IBM Global Services, and IBM’s Personal Systems Group.

Current Public Company Directorships: IBM

Past Public Company Directorships: None

Steven S Reinemund Age 62 Director since 2007

Principal Occupation: Dean of Business, Wake Forest University

Business Experience: Mr. Reinemund served as Executive Chairman of the Board of PepsiCo from 2006 to 2007, and retired in 2007; was elected Chief Executive Officer and Chairman of the Board in 2001; President and Chief Operating Officer in 1999; and Director in 1996. He was also elected President and CEO of Frito-Lay in 1992 and Pizza Hut in 1986.

Current Public Company Directorships: American Express; Marriott

Past Public Company Directorships: Johnson & Johnson; PepsiCo

Rex W. Tillerson Age 58 Director since 2004

Principal Occupation: Chairman of the Board and Chief Executive Officer, Exxon Mobil Corporation

Business Experience: Mr. Tillerson was elected Chairman and Chief Executive Officer of ExxonMobil in 2006; President and Director in 2004; and Senior Vice President in 2001. Mr. Tillerson has held a variety of management positions in domestic and foreign operations since joining the Exxon organization in 1975, including President, Exxon Yemen Inc. and Esso Exploration and Production Khorat Inc.; Vice President, Exxon Ventures (CIS) Inc.; President, Exxon Neftegas Limited; and Executive Vice President, ExxonMobil Development Company.

Current Public Company Directorships: None

Past Public Company Directorships: None

Edward E. Whitacre, Jr. Age 68 Director since 2008

Principal Occupation: Chairman of the Board and Chief Executive Officer, General Motors; Chairman Emeritus, AT&T

Business Experience: Mr. Whitacre joined General Motors in July 2009 as Chairman and became CEO in December 2009. At AT&T, Mr. Whitacre was elected Chairman and Chief Executive Officer upon its merger with SBC Communications in 2005, and retired in 2007. He was elected Chairman and Chief Executive Officer of SBC in 1990; and President and Chief Operating Officer in 1988.

Current Public Company Directorships: General Motors

Past Public Company Directorships: Anheuser Busch; AT&T; Burlington Northern Santa Fe

DIRECTOR COMPENSATION

Director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests;

•

Ensure the Company can attract and retain outstanding director candidates who meet the selection criteria outlined in the Guidelines for Selection of Non-Employee Directors, which can be found on the Corporate Governance section of our Web site;

•	Recognize the substantial time commitments necessary to oversee the affairs of the Corporation; and,

•	Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the Board Affairs Committee each year, and resulting recommendations are presented to the full Board for approval. The Committee uses an independent consultant, Pearl Meyer & Partners, to provide information on current developments and practices in director compensation. Pearl Meyer & Partners is the same consultant retained by the Compensation Committee to advise on executive compensation, but performs no other work for ExxonMobil.

ExxonMobil employees receive no additional pay for serving as directors.

Non-employee directors receive compensation consisting of cash and equity in the form of restricted stock. Non-employee directors are also reimbursed for reasonable expenses incurred to attend board meetings or other functions relating to their responsibilities as a director of Exxon Mobil Corporation.

The annual cash retainer for non-employee directors is $100,000 per year. Chairs of the Audit and Compensation Committees and the Presiding Director (effective January 2010) receive an additional $10,000 per year.

A significant portion of director compensation is paid in restricted stock to align director compensation with the long-term interests of shareholders. The annual restricted stock award grant for incumbent non-employee directors is 2,500 shares. A new non-employee director receives a one-time grant of 8,000 shares of restricted stock upon first being elected to the Board.

While on the Board, the non-employee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the non-employee director is not allowed to sell the shares. The restricted shares may be forfeited if the non-employee director leaves the Board early, i.e., before the retirement age of 72, as specified for non-employee directors.

Current and former non-employee directors of Exxon Mobil Corporation are eligible to participate in the ExxonMobil Foundation’s Educational and Cultural Matching Gift Programs under the same terms as the Corporation’s U.S. employees.

Director Compensation for 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Other Compensation ($)(b)	Total ($)
M.J. Boskin	105,962	201,263	0	0	0	388	307,613
L.R. Faulkner	100,000	201,263	0	0	0	388	301,651
K.C. Frazier	59,615	554,280	0	0	0	388	614,283
W.W. George	110,000	201,263	0	0	0	388	311,651
J.R. Houghton	44,423	201,263	0	0	0	388	246,074
R.C. King	100,000	201,263	0	0	0	388	301,651
M.C. Nelson	100,000	201,263	0	0	0	388	301,651
S.J. Palmisano	100,000	201,263	0	0	0	388	301,651
S.S Reinemund	100,000	201,263	0	0	0	388	301,651
W.V. Shipley	40,385	201,263	0	0	0	388	242,036
E.E. Whitacre, Jr.	100,000	201,263	0	0	0	388	301,651

(a)	In accordance with SEC rules, the valuation of stock awards in this table represents fair value on the date of grant. Dividends on stock awards are not shown in the table because those amounts are factored into the grant date fair value.

Each director (other than Mr. Frazier, who joined the Board in May 2009) received an annual grant of 2,500 restricted shares in January 2009. The valuation of these awards is based on a market price of $80.51 on the date of grant.

Mr. Frazier received a one-time grant of 8,000 restricted shares upon being first elected to the Board in May 2009. The valuation of this award is based on a market price of $69.29 on the date of grant.

At year-end 2009, the aggregate number of restricted shares held by each director was as follows:

Name	Restricted Shares (#)
M.J. Boskin	49,300
L.R. Faulkner	10,500
K.C. Frazier	8,000
W.W. George	21,000
R.C. King	48,100
M.C. Nelson	53,300
S.J. Palmisano	17,000
S.S Reinemund	13,000
E.E. Whitacre, Jr.	10,500

(b)	The amount shown for each director is the prorated cost of travel accident insurance covering death, dismemberment, or loss of sight, speech, or hearing under a policy purchased by the Corporation with a maximum benefit of $500,000 per individual.

The non-employee directors are not entitled to any additional payments or benefits as a result of leaving the Board or death except as described above. The non-employee directors are not entitled to any payments or benefits resulting from a change in control of the Corporation.

CERTAIN BENEFICIAL OWNERS

Based on our review of ownership reports filed with the SEC, the firm listed below is the only beneficial owner of more than 5 percent of ExxonMobil’s outstanding common stock as of December 31, 2009.

Name and Address of Beneficial Owner	Shares Owned	Percent of Class
BlackRock Inc. 40 East 52nd Street New York, NY 10022	273,289,117	5.76

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP

These tables show the number of ExxonMobil common stock shares each executive named in the “Summary Compensation Table” on page 40 and each non-employee director or director nominee owned on February 28, 2010. In these tables, ownership means the right to direct the voting or the sale of shares, even if those rights are shared with someone else. None of these individuals owns more than 0.04 percent of the outstanding shares.

Named Executive Officer	Shares Owned		Shares Covered by Exercisable Options
R.W. Tillerson	1,325,613	(1)	327,307
D.D. Humphreys	615,458	(2)	175,097
M.J. Dolan	388,794	(3)	59,998
H.R. Cramer	858,558		210,000
S.D. Pryor	839,501	(4)	350,000

(1)	Includes 1,525 shares owned by dependent child.
(2)	Includes 69,179 shares jointly owned with spouse.
(3)	Includes 37,599 shares jointly owned with spouse.
(4)	Includes 23,022 shares owned by spouse.

Non-Employee Director/Nominee	Shares Owned
M.J. Boskin	51,800
P. Brabeck-Letmathe	0
L.R. Faulkner	13,000
J.S. Fishman	0
K.C. Frazier	10,500
W.W. George	33,500	(1)
R.C. King	53,404	(2)
M.C. Nelson	73,800	(3)
S.J. Palmisano	19,500
S.S Reinemund	17,775	(4)
E.E. Whitacre, Jr.	13,000

(1)	Includes 10,000 shares held as co-trustee of family foundation.
(2)	Includes 1,000 shares owned by spouse.
(3)	Includes 18,000 shares held as co-trustee of family trusts.
(4)	Includes 1,100 shares held in family trust of which spouse is a trustee, and 1,175 shares held by family foundation of which Mr. Reinemund is a director.

On February 28, 2010, ExxonMobil’s incumbent directors and executive officers (28 people) together owned 7,766,475 shares of ExxonMobil stock and 1,655,013 shares covered by exercisable options, representing about 0.2 percent of the outstanding shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires that our executive officers and directors file reports of their ownership and changes in ownership of ExxonMobil stock on Forms 3, 4, and 5 with the SEC and NYSE. We are not aware of any unfiled reports and are not aware of any late reports for 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the “Compensation Discussion and Analysis” for 2009 with management of the Corporation. Based on that review and discussion, we recommended to the Board that the “Compensation Discussion and Analysis” be included in the Corporation’s proxy statement for the 2010 annual meeting of shareholders, and also in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009.

William W. George, Chair	Samuel J. Palmisano
Reatha Clark King	Edward E. Whitacre, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis and Executive Compensation Tables are organized as follows:

Overview

Providing energy to meet the world’s demands is a complex business. We meet this challenge by taking a long-term view rather than reacting to short-term business cycles. The compensation program of ExxonMobil aligns with and supports the long-term business fundamentals and core business strategies outlined below and illustrated in the model on page 27.

Business Environment

•	Long investment horizons;

•	Large capital investments;

•	Worldwide diverse resources and markets; and,

•	Commodity-based, cyclical product prices.

Key Business Strategies

•	Long-term growth in shareholder value;

•	Disciplined, selective, and long-term focus in making investments;

•	Operational excellence; and,

•	Industry-leading returns on capital and superior cash flow.

Key Elements of the Compensation Program

The key elements of our compensation program and staffing objectives that support the business fundamentals and strategies are:

•	Long-term career orientation with high individual performance standards (see page 28);

•	Base salary that rewards individual experience and performance (see page 28);

•	Annual bonus grants based on business performance, as well as individual experience and performance (see pages 28-29);

•	Payment of a large portion of executive compensation in the form of equity with long mandatory holding periods that extend beyond retirement (see pages 29-31); and,

•	Retirement benefits (pension and savings plans) that provide for financial security after employment (see pages 31-32).

Other Supporting Compensation and Staffing Practices

•	Executives are “at-will” employees of the Company. They do not have employment contracts, a severance program, or any benefits triggered by a change in control.

•	A strong program of management development and succession planning is in place to reinforce a career orientation and provide continuity of leadership.

•

We do not believe that our compensation policies and practices create any material adverse risks for the Company. Inappropriate risk-taking is discouraged by requiring senior executives to hold a substantial portion of their equity incentive award for their entire career and beyond retirement. These lengthy holding periods are tailored to our business model. Furthermore, payout of 50 percent of the annual bonus is delayed and subject to risk of forfeiture. The timing of the payout is determined by earnings performance.

•	All U.S. executives, including the CEO, the other Named Executive Officers, and about 1,200 other U.S. executives, participate in common programs (the same salary, incentive, and retirement programs). Within these programs, the compensation of executives is differentiated based on individual experience, level of responsibility, and performance assessment.

•

No tax assistance is provided by the Company on any elements of executive officer compensation or perquisites other than relocation. The relocation policy is a broad-based program that applies to all transferred U.S. professional and executive employees.

•

Substantial amounts of executive compensation are at risk of forfeiture in case of detrimental activity, unapproved early termination, or material negative restatement of financial or operating results.

•

The Company does not reprice equity incentive awards. The utilization of restricted stock instead of stock options and the determination of annual grants on a share-denominated versus price basis help reinforce this practice.

•	Equity compensation is not included in pension calculations.

Business Performance and Basis for Compensation Decisions

•	Compensation decisions are based on the results achieved in the following areas over multiple year periods:

–	Total shareholder return;

–	Earnings;

–	Return on capital employed;

–	Cash returned to shareholders;

–	Safety, health, and environmental performance;

–	Operating performance of the Upstream, Downstream, and Chemical segments;

–	Business controls; and,

–	Effectiveness of actions that support the long-term, strategic direction of the Company.

•

The decision-making process with respect to compensation requires judgment, taking into account business and individual performance and responsibility. Quantitative targets or formulas are not used to assess individual performance or determine the amount of compensation. The Compensation Committee assesses the results described above against a broad range of goals and objectives and takes into consideration multiple external factors that influence these results.

Key Changes for Named Executive Officers in 2009

•	Bonus awards to the Named Executive Officers in 2009 were reduced by amounts ranging from 32 to 40 percent versus 2008.

•

Equity awards were granted in the form of restricted stock in 2009. The Named Executive Officers were granted the same number of shares as in 2008, except for Mr. Dolan, whose grant was increased. The grant date fair value of each restricted share for the 2009 grant was 4 percent lower versus 2008.

People and Business Strategies Model

The following summary illustrates how the compensation and executive development strategies support and integrate with ExxonMobil’s business model. This integrated approach supports long-term growth in shareholder value.

Key Elements of the Compensation Program

Career Orientation

•	It is our objective to attract and retain for a career the best talent available.

•

It takes a long period of time and a significant investment to develop the experienced executive talent necessary to succeed in the oil and gas business; senior executives must have experience with all phases of the business cycle to be effective leaders.

•

Career orientation among a dedicated and highly skilled workforce, combined with the highest performance standards, contributes to the Company’s leadership in the industry and serves the interests of shareholders in the long term.

•	The long Company service of executive officers reflects this strategy at all levels of the organization.

–	The Named Executive Officers have career service ranging from 29 to over 38 years.

–	The other executive officers of the Corporation have on average over 28 years of career service.

•	Consistent with our long-term career orientation, high-performing executives typically earn substantially higher levels of compensation in the final years of their careers than in the earlier years.

–	This pay practice reinforces the importance of a long-term focus in making decisions that are key to business success.

–	Because the compensation program emphasizes individual experience and long-term performance, executives holding similar positions may receive substantially different levels of compensation.

Salary

•	Salaries provide executives with a base level of income.

•	The level of annual salary is based on the executive’s responsibility, performance assessment, and career experience.

•

Salary decisions directly affect the level of retirement benefits since salary is included in retirement-benefit formulas. The level of retirement benefits is, therefore, performance-based like other elements of compensation.

Bonus

•	The 2009 annual bonus pool was $139 million versus $232 million in 2008, a decrease of 40 percent. This reflects the combined value at grant of cash and Earnings Bonus Units.

•	The annual bonus program is highly variable depending on annual financial and operating results.

•	The size of the annual bonus pool is based on the annual earnings of the Company and other business performance factors as described under “Business Results Considered” on page 34.

•	In setting the size of the annual bonus pool and individual executive awards, the Compensation Committee:

–	Secures input from the Chairman on the performance of the Company and from the Compensation Committee’s external consultant regarding compensation trends across industries.

–	Uses judgment to determine the overall size of the annual bonus pool, taking into consideration the cyclical nature and long-term orientation of the business.

•

To recognize the cyclical nature of the commodities business in which we operate and the long-term orientation of our business model, the annual bonus pool and individual grants are managed to recognize only a portion of the change in annual earnings performance both on the upside and downside. For example, when earnings increase, the full percentage change in earnings is not reflected in the bonus pool. The size of the individual awards within the bonus pool is differentiated among participants based on individual performance assessments, experience, and level of responsibility.

•	The annual bonus program incorporates unique elements to further reinforce retention and recognize performance. Awards under this program are generally delivered as:

•

Earnings Bonus Units are cash awards that are tied to future cumulative earnings per share. Earnings Bonus Units pay out when a specified level of cumulative earnings per share is achieved or within three years at a reduced level.

–	For bonus awards granted in 2009, the trigger or cumulative earnings per share required for payout of the delayed portion is $5.75 per unit, which is the same as 2008.

–

If cumulative earnings per share do not reach $5.75 within three years, the delayed portion of the bonus would be reduced to an amount equal to the number of units times the actual cumulative earnings per share over the period.

–

The intent of the earnings per share trigger is to tie the timing of the bonus payment to the rate of the Corporation’s future earnings and not to decrease the amount of the payment, although it is at risk of forfeiture as described below. Thus the trigger of $5.75 is intentionally set at a level that is expected to be achieved within the three-year period.

–	Prior to payment, the delayed portion of a bonus may be forfeited if the executive leaves the Company before the standard retirement age, or engages in activity that is detrimental to the Company.

–

Cash and Earnings Bonus Unit payments are subject to recoupment in the event of material negative restatement of the Corporation’s reported financial or operating results. Even though a restatement is unlikely given ExxonMobil’s high ethical standards and strict compliance with accounting and other regulations applicable to public companies, a recoupment policy was approved by the Board of Directors to reinforce the well-understood philosophy that incentive awards are at risk of forfeiture and that how we achieve results is as important as the actual results.

Equity

•	Equity compensation accounts for a substantial portion of total compensation to align the personal financial interests of executives with the long-term interests of shareholders.

•	It is the objective to grant 50 to 70 percent of a senior executive’s total compensation in the form of restricted stock as measured by grant date fair market value, as described beginning on page 36.

•

The Compensation Committee makes grant decisions on a share-denominated basis rather than a price basis. The Committee does not support a practice of offsetting the loss or gain of prior restricted stock grants by the value of current year grants. This practice would minimize the risk/reward profile of equity-based awards and undermine the long-term view that executives are expected to adopt.

•

The Corporation also compares the total value of restricted stock grants against the combined value of all forms of long term awards by comparator companies through an annual benchmarking process, and makes adjustments as necessary (see page 33).

Rationale

•

Given the long-term orientation of our business, granting equity in the form of restricted stock with long vesting provisions keeps executives focused on the fundamental premise that decisions made currently affect the performance of the Corporation and Company stock many years into the future.

•	Long restricted stock vesting periods that extend beyond retirement support a long-term risk/reward profile that aligns with underlying business fundamentals and discourages inappropriate risk taking.

•

The long restriction periods reinforce the Company’s focus on growing shareholder value over the long term by subjecting a large percentage of executive compensation and personal net worth to the long-term return on ExxonMobil stock realized by shareholders.

•	Restricted stock removes employee discretion on the sale of Company-granted stock holdings and reinforces the retention objectives of the compensation program.

Restriction Periods

•	The restriction periods for ExxonMobil’s stock grants to the most senior executives are among the longest of public companies.

–	50 percent of each grant is restricted for five years; and,

–	The balance is restricted for 10 years or until retirement, whichever is later.

•	For the most senior executives, more than half of the total amount of restricted stock may not be sold or transferred until after the executive retires.

•	The restricted period for stock awards is not subject to acceleration, except in the case of death.

Forfeiture Risk and Hedging Policy

•	Restricted stock is subject to forfeiture if an executive:

–

Leaves the Company before standard retirement time (defined as age 65 for U.S. employees). In the event of early retirement prior to the age of 65 (i.e., age 55 to 64), the Compensation Committee must approve the retention of awards by an executive officer.

–	Engages in activity that is detrimental to the Company, even if such activity occurs or is discovered after retirement.

•	Company policy prohibits all employees, including executives, from entering into put or call options on ExxonMobil common stock or futures contracts on oil or gas.

Share Utilization

•

The Compensation Committee establishes a ceiling each year for annual stock awards. The overall number of shares granted in the restricted stock program in 2009 represents dilution of 0.2 percent, which is well below the average of the other large U.S.-based companies benchmarked for compensation and incentive program purposes based on historical grant patterns.

•	The Company has a long-established practice of purchasing shares in the marketplace to eliminate the dilutive effect of stock-based incentive awards.

Prior Stock Programs

•

All equity awards granted since 2003 are granted under the Corporation’s 2003 Incentive Program. All equity-based awards (including stock options and restricted stock) granted prior to 2003 that remain outstanding were granted under the Corporation’s 1993 Incentive Program (other than awards granted by Mobil Corporation prior to the merger). No further grants can be made under the 1993 Incentive Program.

•	Prior to 2002, ExxonMobil granted Career Shares to the Company’s most senior executives.

–

Career Shares vest the year following an executive’s retirement and are subject to forfeiture on substantially the same terms as current grants of restricted stock. The long vesting period further aligns the personal financial interests of executives with the long-term interests of shareholders, and helps ExxonMobil retain senior executives for the duration of their careers.

–	The Corporation ceased granting Career Shares in 2002 when the Corporation began granting restricted stock to the broader executive population in lieu of stock options.

–

Restricted stock and long mandatory holding periods achieve the same objectives as Career Shares, and, therefore, it is unnecessary to grant both Career Shares and the current form of restricted stock.

–	Career Shares could be granted again in the future under the Corporation’s 2003 Incentive Program, but there are no current plans to make such grants.

•

Before the merger, Mobil Corporation granted retention awards under the former Mobil Corporation Management Retention Plan. Retention awards are stock units that settle in cash in a single lump sum payment as soon as practicable after retirement (taking into account the required six-month delay in payment required under the American Jobs Creation Act of 2004). Messrs. Cramer and Pryor have outstanding retention awards.

Stock Ownership

•

The table below shows stock ownership as a multiple of salary and the percentage of shares that are still subject to restrictions for the Named Executive Officers and the average for all other current executive officers as of year-end 2009. Valuation for this purpose is based on the year-end stock price. These levels of ownership ensure executive officers have a significant stake in the sustainable long-term success of the Corporation.

Name	Dollar Value of Stock Ownership as a Multiple of Salary	Percent of Shares Restricted
R.W. Tillerson	44	88%
D.D. Humphreys	42	84%
M.J. Dolan	31	88%
H.R. Cramer	63	62%
S.D. Pryor	61	61%
All Other U.S. Dollar-Paid Executive Officers (average)	27	75%

Retirement

Common Programs

•

Senior executives participate in the same tax-qualified pension and savings plans as most other U.S. employees. Senior executives also participate in the same nonqualified defined benefit and defined contribution plans as other U.S. executives.

•

A key principle on which the pension and savings programs are based is commonality of design for all employees, except where the American Jobs Creation Act of 2004 requires delayed timing of nonqualified plan distributions for higher-level executives. The same principle of commonality applies to the Company health care benefits (see page 50).

Pension Plans

•

The tax-qualified and nonqualified pension plans, described in more detail beginning on page 47, provide an annual benefit of 1.6 percent of final average pay per year of service, with an offset for Social Security benefits.

•	Pay for the purpose of pension calculations includes base salary and bonus but does not include equity compensation.

•	Bonus includes the amounts that are paid at grant and the amounts delayed by the Company, as described beginning on page 28.

•

The portion of annual bonus subject to delayed payment is expected to pay out subject to forfeiture provisions and therefore is included for pension purposes in the year of grant rather than the year of payment, as described on page 48.

•	Pension benefits are paid upon retirement as follows:

–	Qualified pension plan benefits are payable, at the election of the employee, in a lump sum or in one of various forms of annuity payments.

–	Nonqualified pension plan benefits are paid in the form of an equivalent lump sum six months after retirement.

Qualified Savings Plan

•

The qualified savings plan described on page 43 permits employees to make pre- or post-tax contributions and receive a Company-matching contribution of 7 percent of eligible salary, subject to Internal Revenue Code (“Code”) limits on the amount of pay taken into account and the total amount of contributions.

•	To receive the Company-matching contribution, employees must contribute a minimum of 6 percent of salary.

•	Qualified benefits are payable in a single lump sum or in partial withdrawals at any time after retirement.

•	The Code generally requires distributions to commence after the employee has attained age 70-1/2.

Nonqualified Savings Plan

•

The nonqualified savings plan described on pages 43 and 49 does not permit employee contributions, but provides 7 percent of eligible pay to restore matching contributions that could not be made to the qualified plan due to Code limits.

•	The nonqualified savings plan balance is paid in a single lump sum six months after retirement.

Compensation Committee Decisions

The Committee sets the compensation for the Named Executive Officers and certain other senior executives. The following describes the basis on which the Committee made decisions in 2009.

Analytical Tools

Tally Sheets

•

A tally sheet is a matrix used by the Compensation Committee that shows the individual elements of compensation and benefits for each Named Executive Officer. The total of all compensation and benefit plan elements is included to reflect the full employment costs for each Named Executive Officer.

•	Tally sheets were used for the following principal purposes:

–	To understand how decisions on each individual element of compensation affect total compensation for each senior executive;

–	To gauge total compensation for each senior executive against publicly available data for similar positions at comparator companies; and,

–	To confirm that equity compensation represents a substantial portion of each senior executive’s total compensation.

Pension Modeling

•	A pension modeling tool was used to determine how current compensation decisions would affect pension values upon retirement.

Benchmarking

•	Compensation is benchmarked annually. The primary benchmark for the Named Executive Officers is a select group of large companies across industries.

•	Comparator Companies

–	The following criteria are used to select comparator companies:

•	U.S. companies;

•	International operations;

•	Large scope and complexity;

•	Capital intensive; and,

•	Proven sustainability/permanence.

–

The 12 companies benchmarked are listed below. The comparator group included the same companies as noted in the 2009 Proxy Statement, except that Altria and Citigroup were removed from the overall analysis. Altria was removed due to the reduction in the scope of its operations when the U.S. and international businesses were separated through the formation of Philip Morris International. Citigroup was removed due to the uncertain future regarding the stability of its business model. The changes aligned the comparator group more closely with ExxonMobil’s current business circumstances and the above selection criteria.

AT&T Boeing Chevron	ConocoPhillips General Electric Hewlett-Packard	IBM Johnson & Johnson Pfizer	Procter & Gamble United Technologies Verizon

–

In the United States, only Chevron and ConocoPhillips have the size, complexity, and geographic scope in the oil and gas business to provide reasonable comparisons. Other smaller oil companies in the United States do not have the international scale or functional integration to make comparisons meaningful for our senior executives.

•	Principles

–

Consistent with the Compensation Committee’s practice of using well-informed judgment rather than formulas to determine executive compensation, the Committee does not target any particular percentile among comparator companies at which to align compensation.

–

When the Committee cross-checks compensation levels against comparator companies, the focus is on a broader and more flexible orientation, generally a range around the median of comparator company compensation, which provides the ability to:

•	Better respond to changing business conditions;

•	Manage salaries based on a career orientation;

•	Minimize the potential for automatic ratcheting-up of compensation that could occur with an inflexible and narrow target among benchmarked companies; and,

•	Differentiate compensation based on experience and performance levels among executives.

–	These benchmarking principles apply to salaries and the annual incentive program that includes bonus awards and stock grants.

–

For the purpose of its analysis, the Compensation Committee does not adjust for differences in the types or nature of businesses. Consideration is given, however, to the differences in size, scope, and complexity among ExxonMobil and the comparator companies. This is one of several judgmental factors the Committee considers and is not based on a formula.

–	The Compensation Committee uses an independent consultant to assist in this analysis as discussed in the Corporate Governance section on page 11.

Performance Measurements

Decisions made by the Compensation Committee in 2009 were based on the Company’s operating and financial performance, as well as individual performance, experience and level of responsibility as described below.

Business Results Considered

The operating and financial performance measurements listed below and the Company’s continued maintenance of sound business controls and a strong corporate governance environment formed the basis for the salary and incentive award decisions made by the Committee in 2009. The Committee considered the results in the aggregate and over multiple years, in recognition of the long-term nature of our business.

•	Earnings of $19.3 billion in 2009, down by 57 percent versus 2008. Five-year annual average of $36.1 billion.

•	Total shareholder return was a negative 12.6 percent in 2009 versus the S&P 500 of 26.5 percent. Ten-year annual average of 7.7 percent, versus the S&P 500 of negative 1.0 percent.

•

$26 billion distributed to shareholders as dividends and share purchases in 2009. $213 billion in dividends plus share purchases since the beginning of 2000. Dividend payments per share increased for the 27th consecutive year.

•	Strong results in the areas of safety, health, and environment. Best-ever lost-time incident rate for combined employee and contractor workforce and leading the industry.

•	Industry-leading return on average capital employed of 16.3 percent, with a five-year average of 29.2 percent.

Performance Assessment Process

•	The above business results form the context in which the Committee assesses the individual performance of each senior executive, taking into account experience and level of responsibility.

•

During the annual executive development review with the Board of Directors in October of each year, the CEO reviews the performance of the Management Committee and all officers in achieving results in line with the long-term business strategies (see page 25).

•	The same long-term business strategies and results are key elements in the assessment of the CEO’s performance by the Compensation Committee.

•

The performance of all officers is also assessed by the Board of Directors throughout the year during specific business reviews and Board committee meetings that provide reports on strategy development; operating and financial results; safety, health, and environmental results; business controls; and, other areas pertinent to the general performance of the Company.

•

The Committee does not use quantitative targets or formulas to assess executive performance or determine compensation. The Compensation Committee does not assign weights to the factors considered. Formula-based performance assessments and compensation typically require emphasis on two or three business metrics. For the Company to be an industry leader and effectively manage the technical complexity and global scope of ExxonMobil, the most senior executives must advance multiple strategies and objectives in parallel, versus emphasizing one or two at the expense of others that require equal attention.

•

An executive’s performance must be high in all key performance areas for the executive to receive an overall superior evaluation. Outstanding performance in one area will not cancel out poor performance in another. For example:

–

A problem in safety, health, or environmental performance in a business unit for which the executive is responsible could result in an executive’s incentive award being reduced even though the executive’s performance against financial and other criteria was superior.

–

A violation of the Company’s code of business conduct could result in elimination of an executive’s incentive award for the year, as well as termination of employment and/or cancelation of all previously granted awards that have not yet vested or been paid.

•

The Management Committee and all other executive officers are expected to perform at the highest level or they are replaced. If it is determined that another executive is ready and would make a stronger contribution than one of the current executive officers, a succession plan is implemented.

•

The fact that executives do not have employment contracts, severance agreements, or change-in-control arrangements eliminates any real or perceived “safety net” with respect to job security. This increases the risk and consequences to the individual of performance that does not meet the highest standards.

Individual Experience and Responsibility

Experience and assigned responsibilities are factors in assessing the contribution of individual executives. The current responsibilities, tenure in the current job, and recent past experience of each Named Executive Officer are described below. Refer to page 40 for information on the leadership structure of the Company.

•	Management Committee

–	Mr. Tillerson was a Senior Vice President before becoming President and a member of the Board in 2004, and Chairman of the Board and CEO in 2006.

–	Mr. Humphreys was Vice President and Controller, and then Vice President and Treasurer before becoming Senior Vice President and Treasurer in 2006.

–	Mr. Dolan was President of ExxonMobil Chemical Company before becoming Senior Vice President in 2008.

•	Other Named Executive Officers

–	Mr. Cramer has been President of ExxonMobil Fuels Marketing Company since 1999.

–	Mr. Pryor was President of ExxonMobil Refining & Supply Company since 2004 before becoming President of ExxonMobil Chemical Company in 2008.

As discussed on page 28, the career service for Named Executive Officers ranges from 29 to over 38 years.

Pay Awarded to Named Executive Officers

•

Within the context of the compensation program structure and performance assessment processes described above, the Compensation Committee aligned the value of 2009 incentive awards and 2010 salary adjustments with the:

–	Performance of the Company;

–	Individual performance;

–	Long-term strategic plan of the business; and,

–	Annual compensation of comparator companies.

•

The Committee’s decisions reflect judgment taking all factors into consideration, rather than application of formulas or targets. The Committee approved the individual elements of compensation and the total compensation as shown in the tables beginning on page 40.

CEO

•

The higher level of compensation for Mr. Tillerson, CEO, versus the other Named Executive Officers reflects his greater level of responsibility, including the ultimate responsibility for the performance of the Corporation and oversight of the other senior executives.

Other Named Executive Officers

•

The higher level of compensation for Mr. Humphreys, versus the other Named Executive Officers, reflects his level of responsibility as Senior Vice President and Treasurer and tenure as a member of the Management Committee. Mr. Humphreys reports to the CEO.

•

The compensation for the other Named Executive Officers is lower than that of the CEO and Mr. Humphreys based on combined salary, bonus, and the annual stock grant (calculated using the fair market value on date of grant). This occurs because Mr. Dolan has short tenure as Senior Vice President and Messrs. Cramer and Pryor report to designated members of the Management Committee (CEO and Senior Vice Presidents).

Compensation Allocation

•

To achieve alignment with the interests of shareholders, it is the objective that 50 to 70 percent of annual total remuneration be in the form of stock with long holding periods as described on page 29.

•

To further tie compensation to the performance of the business, the objective is to have 10 to 20 percent of annual total remuneration in the form of variable annual bonus awards, which are described beginning on page 28.

•	Salary represents less than 10 percent of annual total remuneration, with pension accruals and other forms of compensation comprising the remainder.

•

Whether an executive’s total compensation is near, substantially below, or substantially above the comparator group median is a qualitative factor the Compensation Committee considers along with experience, level of responsibility, and performance (see page 34).

•	The allocation of compensation in 2009 for the CEO and the average for the other Named Executive Officers is illustrated in the chart below.

Salary

•

The changes in salary for the Named Executive Officers from the prior year, as shown in the “Summary Compensation Table” primarily reflect adjustment to the competitive position of the base salary program for all U.S. executives, taking into account increased individual experience and level of responsibility.

Bonus

•

Annual bonuses (consisting of cash plus the full value of Earnings Bonus Units awards) for the Named Executive Officers other than Mr. Dolan were reduced 40 percent compared to 2008. Mr. Dolan’s bonus was reduced 32 percent.

•	The changes primarily reflect a lower level of Company earnings in 2009.

•

The relative difference in Mr. Dolan’s bonus compared to the other Named Executive Officers reflects his transition to a higher-level position. Mr. Dolan first joined the Company’s Management Committee in 2008.

Restricted Stock

•	The number of shares granted as restricted stock in 2009 to each Named Executive Officer was the same as their 2008 grant except for Mr. Dolan, whose grant level was increased.

•	The grant date fair value of each restricted share was 4 percent lower in 2009, in line with the lower stock price on the 2009 grant date compared to 2008.

•	The increase in the number of shares granted to Mr. Dolan from 2008 reflects his transition to a higher-level position as previously noted.

Other Compensation

•	This category comprises the change in pension value and all other compensation as shown in the “Summary Compensation Table.”

Award Timing

•

The Compensation Committee grants incentive awards to the Company’s senior executives at their regular November meeting, which is held either the day of or the day before the regularly scheduled November Board of Directors meeting.

–	The Board of Directors meeting is scheduled over a year in advance and is held on the last Wednesday of the month (or on Tuesday if the last Wednesday immediately precedes Thanksgiving).

–	This firm timing of award grants is reinforced through a decision-making process in which the Corporation does not grant awards by written consent.

•

A committee comprising ExxonMobil’s Chairman and Senior Vice Presidents grants incentive awards to other eligible managerial, professional, and technical employees, within the parameters of the bonus and equity award ceilings approved by the Compensation Committee. The schedule of the November meeting of the Compensation Committee as described above determines when this committee meets to approve the annual incentive grants for employees under its purview.

•	The Company has not granted stock options since 2001.

•

Previously granted stock options that remain outstanding were granted on the same annual schedule described above except for grants in 1999. Due to the fact that the merger of Exxon Corporation and Mobil Corporation closed on November 30 of that year, the regular annual grant meeting date was moved to December 8. Grants to other managerial, professional, and technical employees were made on December 8, and also to additional grantees on April 26, 2000, after employee data for the two companies had been more fully integrated.

•	The exercise price for each stock option grant was the average of the high and low sale prices reported on the NYSE on the date of the grant meeting.

Tax Matters

•

U.S. income tax law limits the amount ExxonMobil can deduct for compensation paid to the CEO and the other three most highly paid executives other than the Principal Financial Officer (PFO). Performance-based compensation that meets Internal Revenue Service requirements is not subject to this limit.

–

The short term awards and restricted stock grants described above are intended to meet these requirements so that ExxonMobil can deduct the related expenses. Under the material terms of performance goals previously approved by shareholders, the Corporation must achieve positive net income (earnings) in order to make any incentive awards to the covered executives. If positive earnings are achieved, individual awards to these executives are subject to a maximum cap of 0.2 percent of earnings in the case of short term awards, and 0.5 percent of earnings in the case of long term awards. Restricted stock awards to the covered executives for purposes of Section 162(m) of the Internal Revenue Code are only made under the “performance stock” provisions of the 2003 Incentive Program, which include the shareholder-approved goal and cap. The Compensation Committee has no authority to amend or change the shareholder-approved goals.

•

These terms have been established to meet tax regulations and do not represent the actual operational goals we expect our senior executives to achieve. Actual award levels are determined based on a subjective consideration of all the factors previously discussed in this report and have been significantly less than the shareholder-approved caps.

–

Salaries for senior executives may be set at levels that exceed the U.S. income tax law limitation on deductibility. The primary drivers for determining the amount and form of executive compensation are the retention and motivation of superior executive talent rather than the Internal Revenue Code.

•	In 2005, the Compensation Committee eliminated the ability of executives to defer payment of incentive awards. No element of compensation for executives can be deferred prior to retirement.

•	Tax assistance is not provided by the Company for either the short term or long term incentive awards discussed above.

•

The Company has designed all nonqualified pension and other benefits in a manner intended to avoid tax penalties that potentially could be imposed on the recipients of such amounts by Section 409A of the Code by fixing the form and timing of distributions to eliminate executive and Company discretion.

•	The above discussion of tax consequences is based on the Company’s interpretation of current tax laws.

•

As discussed in the Litigation section on page 16, a purported shareholder complaint has been filed alleging, among other things, that certain incentive compensation awarded to the Named Executive Officers is not tax deductible by the Company.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
R.W. Tillerson	2009	2,057,000	2,400,000	16,963,875	0	0	5,466,517	280,925	27,168,317
Chairman and CEO	2008	1,870,000	4,000,000	17,604,000	0	0	8,290,253	446,826	32,211,079
	2007	1,750,000	3,360,000	16,120,900	0	0	5,511,588	429,792	27,172,280
D.D. Humphreys	2009	1,010,000	1,418,000	8,022,028	0	0	1,296,163	124,403	11,870,594
PFO; Senior Vice President	2008	910,000	2,364,000	8,324,736	0	0	4,599,191	108,989	16,306,916
	2007	830,000	1,859,000	7,912,312	0	0	3,919,806	86,689	14,607,807
M.J. Dolan Senior Vice President	2009	845,000	1,046,997	5,805,415	0	0	1,902,652	94,733	9,694,797
H.R. Cramer	2009	882,500	1,046,997	5,805,415	0	0	2,537,500	90,219	10,362,631
Vice President; President, ExxonMobil Fuels Marketing Company	2008	843,333	1,744,598	6,024,480	0	0	3,215,127	87,522	11,915,060
	2007	807,917	1,586,000	6,709,780	0	0	2,294,584	86,202	11,484,483

S.D. Pryor	2009	940,000	1,046,997	5,805,415	0	0	2,644,266	119,858	10,556,536
Vice President; President, ExxonMobil Chemical Company	2008	905,000	1,744,598	6,024,480	0	0	3,571,656	311,614	12,557,348

Leadership Structure

•

The disclosure regulations result in a roster of Named Executive Officers different from the most senior management team leading the Company, which is referred to as the Management Committee. The Management Committee comprises the following:

–	Chairman and CEO: R.W. Tillerson

–	Senior Vice Presidents who report directly to the CEO:

•	D.D. Humphreys;

•	M.W. Albers;

•	M.J. Dolan; and,

•	A.P. Swiger.

•

All members of the Management Committee are shown as Named Executive Officers except for Messrs. Albers and Swiger. Consistent with our career orientation, which is supported by a career-based compensation strategy, their individual compensation levels do not currently place them among the Named Executive Officers.

•	Although each member of the Management Committee is responsible for specific business activities, together they share responsibility for the performance of the Company.

Employment Arrangements

ExxonMobil’s Compensation Committee believes senior executives should be “at will” employees of the Corporation. Accordingly, the CEO and other executive officers, including the other officers named in these tables, do not have employment contracts, severance agreements, or change-in-control arrangements with the Company.

Salary

•

Effective January 1, 2010, the annual salary of the Named Executive Officers increased as follows: Mr. Tillerson’s to $2,207,000, Mr. Humphreys’ to $1,085,000, and Mr. Pryor’s to $955,000. Effective April 1, 2010, the annual salary for Mr. Dolan increased to $935,000.

•

The 2009 and 2010 salary increases reflect adjustments to the competitive position of the base salary program for U.S. executives, taking into account individual experience and level of responsibility.

•	Salary (together with other compensation related to fringe benefits or perquisites) is not deductible by the Corporation to the extent that it exceeds $1 million for any Named Executive Officer.

Bonus

•

As described in more detail in the “Compensation Discussion and Analysis” (CD&A), the 2009 bonus shown was paid half in cash at the time of grant. The Company delays payment of the balance until cumulative earnings reach $5.75 per share.

•	Delayed bonus amounts do not earn interest.

•	The bonus and the stock awards described below are intended to meet the requirements of Section 162(m) of the Internal Revenue Code. See “Tax Matters” on page 38.

Stock Awards

•

In accordance with disclosure regulations, the valuation of “Stock Awards” in this table represents the grant date fair value which is equal to the number of shares awarded times the grant price, which is deemed to be the average of the high and low sale prices on the NYSE on the grant date ($75.40 on November 24, 2009; $78.24 on November 25, 2008; and $87.14 on November 28, 2007).

•	See the narrative accompanying the “Grants of Plan-Based Awards” table for information regarding the terms of restricted stock.

•	Dividends on stock awards are not shown in the table because those amounts are reflected in the grant date fair value.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The amounts shown in this column in the “Summary Compensation Table” for years 2009 and 2008 represent the change in pension value. For year 2007, the amount also includes nonqualified deferred earnings for Messrs. Tillerson, Humphreys, and Cramer.

Pension Value

•

The change in pension value shown in the table for 2009 is the increase between year-end 2008 and year-end 2009 in the present value of each executive’s pension benefits under the plans described in more detail in the text following the “Pension Benefits” table on page 47.

•

For each year end, the data reflect an annuity beginning at age 60 (or current age if over 60) equal to 1.6 percent of the participant’s covered compensation multiplied by year-end service. These values are converted to lump sums using the plan’s applicable factors and then discounted in the case of employees under age 60 to present values based on the time difference between the individual’s age at year-end 2008 and age 60 (and at year-end 2009 and age 60) using the interest rates for financial reporting of pension obligations as of each year end. The difference between the two year-end amounts represents the annual increase in the value of the pension shown in the “Summary Compensation Table.”

•

The lump sum interest rate applied for an employee who worked through the end of 2008 was 4.25 percent. The lump sum interest rate applied for an employee who worked through the end of 2009 was 4 percent.

•

The discount rate for determining the present value of benefits was 6.25 percent as of year-end 2008 and 6 percent as of year-end 2009. The reduction in the lump sum interest rate and the discount rate results in an increase in the present value of age 60 benefits shown for the Named Executive Officers.

Nonqualified Deferred Earnings

•

The portion of annual earnings on each executive’s principal balance under the Corporation’s nonqualified supplemental savings plan that exceeds 120 percent of the long-term Applicable Federal Rate, compounded monthly, as prescribed under Section 1274(d) of the Internal Revenue Code, is required to be disclosed. As of January 1, 2008, the basis for the interest rate during the term of a participant’s employment was changed from the Citibank prime lending rate to 120 percent of the long-term Applicable Federal Rate. As a result, reportable earnings on nonqualified deferred compensation have not been incurred since 2007.

All Other Compensation

The following table breaks down the amounts included in the “All Other Compensation” column of the “Summary Compensation Table.” Note the table has been changed from last year as follows: removed the columns “Relocation” and “Tax Assistance” since the Named Executive Officers did not have any relocation costs or receive any tax assistance in 2009.

Name	Life Insurance ($)	Savings Plan ($)	Personal Security ($)	Personal Use of Company			Financial Planning ($)	Total ($)
				Aircraft ($)	Properties ($)	Car ($)
R.W. Tillerson	42,135	143,990	63,550	21,222	578	0	9,450	280,925
D.D. Humphreys	31,733	70,700	3,201	6,441	2,872	6	9,450	124,403
M.J. Dolan	17,234	59,150	7,971	0	903	25	9,450	94,733
H.R. Cramer	18,163	61,775	831	0	0	0	9,450	90,219
S.D. Pryor	29,687	65,800	14,801	0	0	1,170	8,400	119,858

Life Insurance

•	The Company offers senior executives term life insurance or a Company-paid death benefit.

•	Coverage under either option equals four times base salary until age 65, and a declining multiple thereafter until age 75, at which point the multiple remains at 2.5 times salary.

•	For executives with life insurance coverage, the premium cost in any year depends on overall financial and mortality experience under the group policy.

•	For executives electing the death benefit, there is no cash cost until the executive dies, as benefits are paid directly by the Company.

•

The amount shown is based on Internal Revenue Service tables used to value the term cost of such coverage. This valuation is applied since the actual life insurance premium is a single payment for a large group of executives that does not represent the cost of insuring one specific individual and because several of the Named Executive Officers have elected the death benefit, the long-term cost of which is comparable to the insurance.

•

The Company eliminated the executive term life insurance and Company-paid death benefit for all newly eligible executives as of October 1, 2007, and retained it for all current participants, including the Named Executive Officers.

Savings Plan

•

The amount shown is the value of Company-matching contributions under ExxonMobil’s tax-qualified defined contribution (401(k)) plan and Company credits under the related nonqualified supplemental plan. The Company credit was previously 6 percent and was increased to 7 percent effective January 1, 2008.

•

The nonqualified supplemental plan provides all affected employees with the 7-percent Company credit to which they would otherwise be entitled as a matching contribution under the qualified plan but for limitations under the Internal Revenue Code. All affected employees participate in the nonqualified supplemental plan on the same basis.

•	The value of the credits to the nonqualified supplemental plan is also disclosed in the “Nonqualified Deferred Compensation” table on page 49.

Personal Security

•	The Company provides security for its employees as appropriate based on an assessment of risk. The assessment includes consideration of the employee’s position and work location.

•

The Company does not consider any such security costs to be personal benefits since these costs arise from the nature of the employee’s employment by the Company; however, the disclosure regulations require certain security costs to be reported as personal benefits.

•

The amounts shown in the table include the following types of security-related costs: security systems at executive residences; security services and personnel (at residences and/or during personal travel); car and personal security driver; and Company mobile phones. Costs of security relating to travel for business purposes are not included.

•

Cars provided for security reasons and used primarily for commuting are valued based on the annualized cost of the car plus maintenance and fuel. Reported costs for rental cars utilized due to security concerns during personal travel are the actual incremental costs.

•

For security personnel employed by the Company, the cost is the actual incremental cost of expenses incurred by the security personnel. Total salary, wages, and benefits for security personnel are not allocated because the Company already incurs these costs for business purposes.

•	For security contractors, the cost is the actual incremental cost of such contractors associated with the executive’s personal time.

•

For Mr. Tillerson, the amount shown includes $27,440 for car and $30,822 for residential security. The remainder is for mobile phones and other communications equipment for conducting business in a secure manner, and cost of security relating to personal travel.

Aircraft

•

Incremental cost for personal use of the aircraft is based on direct operating costs (fuel, airport fees, incremental pilot costs, etc.) and does not include capital costs of the aircraft since the Company already incurs these capital costs for business purposes.

•	For security reasons, the Board requires the Chairman and CEO to use Company aircraft for both business and personal travel.

•

The Committee considers these costs to be necessary, security-related business expenses rather than perquisites, but per the disclosure regulations, we report the incremental cost of aircraft usage for personal travel.

Properties

•	The Company owns or leases various venues for the purpose of business entertainment, including boxes and season tickets to sporting events and recreation and conference retreat properties. When these venues are not otherwise in use for business entertainment, the tickets and properties may be available for use by Company executives and other personnel.

•	The table shows the incremental cost incurred for any personal use of these venues by the Named Executive Officers.

•

Cost for this purpose is based solely on incremental operating costs (catering, transportation, incremental employee or contractor costs, etc.) and does not include annual or capital costs of these venues since the Company already incurs these costs for business purposes.

Car

•

Incremental cost for personal use of company car by executives other than Mr. Tillerson (whose car-related expenses are included under “Personal Security”) is based on an assumed cost in 2009 of $0.55 per mile. Driver personnel costs are not allocated because the Company already incurs these costs for business purposes.

Financial Planning

•	The Company provides financial planning services to senior executives, which includes tax preparation. This benefit is valued based on the actual charge for the services.

Grants of Plan-Based Awards for 2009

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Thresh- old ($)	Tar- get ($)	Maxi- mum ($)	Thresh- old (#)	Tar- get (#)	Maxi- mum (#)
R.W. Tillerson	11/24/2009	0	0	0	0	0	0	225,000	0	0	16,963,875
D.D. Humphreys	11/24/2009	0	0	0	0	0	0	106,400	0	0	8,022,028
M.J. Dolan	11/24/2009	0	0	0	0	0	0	77,000	0	0	5,805,415
H.R. Cramer	11/24/2009	0	0	0	0	0	0	77,000	0	0	5,805,415
S.D. Pryor	11/24/2009	0	0	0	0	0	0	77,000	0	0	5,805,415

The awards granted in 2009 are in the form of restricted stock.

Restrictions and Forfeiture Risk

•

These grants are restricted (1) for half the shares, until five years after the grant date; and, (2) for the balance, until 10 years after the grant date or retirement, whichever occurs later. These restricted periods are not subject to acceleration, except upon death, and thus, shares may remain subject to restriction for many years after an executive’s retirement.

•

During the restricted period, the executive receives the same cash dividends as a holder of regular common stock and may vote the shares; however, the executive may not sell or transfer the shares, or use them as collateral.

•

The shares also remain subject to forfeiture during the restricted period in case of an unapproved early termination of employment or in case the executive is found to have engaged in activity that is detrimental to the Company. Detrimental activity may include conduct that violates the Company’s Ethics or Conflicts of Interest policies.

Grant Date

•	The grant date is the same as the date on which the Compensation Committee of the Board met to approve the awards, as described beginning on page 38.

•

Grant date fair value is equal to the number of shares awarded times the grant price, which is deemed to be the average of the high and low sale prices on the NYSE on the grant date (November 24, 2009; $75.40).

Outstanding Equity Awards at Fiscal Year-End for 2009

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R.W. Tillerson	130,000 197,307	0	0	45.21875 37.12000	11/28/2010 11/27/2011	1,161,000	79,168,590	0	0
D.D. Humphreys	87,790 87,307	0	0	45.21875 37.12000	11/28/2010 11/27/2011	519,150	35,400,839	0	0
M.J. Dolan	59,998	0	0	37.12000	11/27/2011	343,150	23,399,399	0	0
H.R. Cramer	80,000 170,000	0	0	45.21875 37.12000	11/28/2010 11/27/2011	540,688	36,869,515	0	0
S.D. Pryor	170,000 180,000	0	0	45.21875 37.12000	11/28/2010 11/27/2011	529,641	36,116,220	0	0

Option Awards

•

The option awards shown are exercisable and outstanding as of year end. The actual gain on an option exercise, if any, will depend on the market price of ExxonMobil stock at the time of exercise. ExxonMobil has not granted stock options since 2001.

Stock Awards (Restricted Stock/Units)

•	See the narrative accompanying the “Grants of Plan-Based Awards” table for more information regarding the terms of restricted stock.

•

For Mr. Dolan, the table also includes 10,000 shares granted prior to the time he became an executive officer in 2004. Restrictions will lapse on those shares on November 26, 2010. The remaining shares have the same restriction periods as described in the “Grants of Plan-Based Awards” table. The restriction periods are not subject to acceleration, except upon death.

•

For Messrs. Cramer and Pryor, the table above also includes the retention awards granted by Mobil Corporation before the merger. Retention awards are stock units settled in cash after retirement. During employment, dividend equivalents are credited and reinvested in additional units up to the total dollar amount of the retention award. Both Messrs. Cramer and Pryor reached the dividend equivalent cap in 2007, and therefore did not receive any further dividend equivalents on these awards in 2008 or 2009.

•

The table below shows the dates on which the respective restricted periods for the restricted stock shown in the previous table expire, assuming the awards are not forfeited and the executive is alive when the restrictions lapse.

	Date Restrictions Lapse and Number of Shares
Name	11/26/2010	11/30/2010	11/28/2011	11/28/2012	11/25/2013	11/24/2014	10 Years or Retirement, Whichever Occurs Later	Retirement*
R.W. Tillerson	0	75,000	92,500	92,500	112,500	112,500	658,000	18,000
D.D. Humphreys	0	28,000	40,000	45,400	53,200	53,200	279,350	20,000
M.J. Dolan	10,000	23,400	27,500	32,200	35,350	38,500	176,200	0
H.R. Cramer	0	38,500	38,500	38,500	38,500	38,500	293,700	54,488
S.D. Pryor	0	38,500	38,500	38,500	38,500	38,500	298,900	38,241

*	Restrictions lapse on Career Shares on the first day of the calendar year following retirement with the exception of the restricted stock units granted to Messrs. Cramer and Pryor by Mobil Corporation under the Management Retention Plan, which are converted to a cash value at retirement and then paid in a single lump sum (36,488 units for Mr. Cramer and 18,241 units for Mr. Pryor).

Option Exercises and Stock Vested for 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R.W. Tillerson	0	0	66,000	4,992,240
D.D. Humphreys	0	0	24,200	1,830,488
M.J. Dolan	0	0	29,250	2,204,670
H.R. Cramer	208,000	6,001,045	38,500	2,912,140
S.D. Pryor	179,090	5,441,068	38,500	2,912,140

Option Awards

•	The value realized on option awards represents the difference between the option exercise price and the market price of ExxonMobil stock on date of exercise.

•	The net number of shares acquired as a result of all exercises during 2009: 85,747 for Mr. Cramer; and 103,982 for Mr. Pryor.

Stock Awards/Restriction Lapse in 2009

•	Restrictions lapsed on 50 percent of stock awards that were granted in 2004. Mr. Dolan also had restrictions lapse on 50 percent of stock awards that were granted in 2002.

•	The number of shares acquired on vesting is the gross number of shares to which the award relates.

•	The value realized is the gross number of shares times the market price, which is the average of the high and low sale prices on the NYSE on the date that restrictions lapse.

•

The net number of shares acquired (gross number of shares less shares withheld for taxes): 41,943 for Mr. Tillerson; 15,972 for Mr. Humphreys; 19,410 for Mr. Dolan; 22,253 for Mr. Cramer; and, 24,466 for Mr. Pryor.

•	Refer to the “Equity” section beginning on page 29 for additional information on restricted stock awards.

Pension Benefits for 2009

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R.W. Tillerson	ExxonMobil Pension Plan	34.58	1,558,307	0
	ExxonMobil Supplemental Pension Plan	34.58	11,917,263	0
	ExxonMobil Additional Payments Plan	34.58	24,327,689	0
D.D. Humphreys	ExxonMobil Pension Plan	33.40	1,608,155	0
	ExxonMobil Supplemental Pension Plan	33.40	5,139,516	0
	ExxonMobil Additional Payments Plan	33.40	14,974,672	0
M.J. Dolan	ExxonMobil Pension Plan	29.42	1,223,043	0
	ExxonMobil Supplemental Pension Plan	29.42	2,795,558	0
	ExxonMobil Additional Payments Plan	29.42	7,652,554	0
H.R. Cramer	ExxonMobil Pension Plan	36.58	1,850,974	0
	ExxonMobil Supplemental Pension Plan	36.58	5,194,026	0
	ExxonMobil Additional Payments Plan	36.58	13,926,451	0
S.D. Pryor	ExxonMobil Pension Plan	38.17	1,960,893	0
	ExxonMobil Supplemental Pension Plan	38.17	5,985,944	0
	ExxonMobil Additional Payments Plan	38.17	14,715,685	0

Pension Plan

•

The tax-qualified pension plan provides a benefit calculated as an annual annuity beginning at age 65 (the Plan’s normal retirement age) equal to 1.6 percent of the participant’s final average salary multiplied by years of credited service, minus an offset for Social Security benefits.

–	Final average salary is the average of the highest 36 consecutive months in the 10 years of service prior to retirement.

–	Final average salary included and benefits paid are subject to the limits on compensation ($245,000 for 2009) and benefits prescribed under the Internal Revenue Code.

•	The benefit is available as a lump sum or in various annuity forms.

•	The defined benefit pension arrangements (qualified and nonqualified) help to attract and retain employees at all levels of the Corporation.

•	The defined benefit pension plan provides a strong incentive for employees to stay until retirement age.

•

The plan uses final average pay applied to all years of service, and thus, the increase in pension values is greatest late in career, when compensation tends to be highest. This retention feature is strong for high performers, whose compensation increases as their job responsibilities continue to expand throughout their career, making their level of retirement income performance-based.

Supplemental Pension Plan

•	The nonqualified Supplemental Pension Plan provides a benefit calculated as an annuity on salary above the Internal Revenue Code limit.

•	It is calculated as an annual annuity beginning at age 65 equal to 1.6 percent of the participant’s final average salary over the Internal Revenue Code limit multiplied by years of credited service.

•

To help meet the retention and performance objectives described for U.S. salaried employees, the Supplemental Pension Plan provides pension benefits to the extent annual pay exceeds the amount that can be considered in determining qualified pension benefits ($245,000 for 2009, adjusted each year based on inflation).

•

Without the Supplemental Pension Plan, the retention power of the overall pension plan would be greatly reduced for employees earning more than that amount, since the increase in their pension values in mid- to late-career would be based on relatively flat final average pay.

Additional Payments Plan

•

The nonqualified Additional Payments Plan provides a benefit calculated as an annual annuity beginning at age 65 equal to 1.6 percent of the participant’s average annual bonus multiplied by years of credited service.

–

The plan uses the average of the annual bonus for the three highest grants of the last five prior to retirement (including the portion of the annual bonus that is paid at time of grant and the portion that is paid on a delayed basis as described on page 32).

•

Benefits under the Additional Payments Plan are forfeited if an employee resigns prior to completion of 15 years of service and attainment of age 55. All of the Named Executive Officers have satisfied these conditions.

•

The objective of the Additional Payments Plan is to support retention and performance objectives in light of the Compensation Committee’s practice of putting higher percentages of annual cash compensation at risk at higher executive levels.

•

The Compensation Committee believes that even though a large percentage of annual cash compensation is discretionary and based on Corporate business performance, it should not be excluded from the pension calculation. Inclusion of discretionary bonuses in the pension formula strengthens the performance basis of such bonuses.

•	By limiting bonuses to those granted in the five years prior to retirement, there is a strong motivation for executives to continue to perform at a high level.

•

The Additional Payments Plan is designed to be a powerful retention tool, since benefits are forfeited if the employee resigns prior to completion of 15 years of service and attainment of age 55. The plan applies on the same terms to all U.S. salaried employees who receive a bonus.

Present Value Pension Calculations

•

The present value of accumulated benefits shown in the “Pension Benefits” table is determined by converting the annuity values earned as of year end to lump sum values payable at age 60 (or at the employee’s actual age, if older) using the mortality tables and interest rate (4 percent) that would apply to a participant who worked through the end of 2009, and retired in the first quarter of 2010.

•

The actual lump sum conversion factors that will apply when each executive retires could be different. For executives who were not yet 60, the present value as of year-end 2009 of each executive’s age 60 lump sum is determined using a discount rate of 6 percent, the rate used for valuing pension obligations for purposes of the Corporation’s financial statements for 2009.

Other Plan Terms

•	All three pension plans require attainment of age 55 and completion of 15 years of service to be eligible for early retirement. All Named Executive Officers have satisfied this requirement.

•	The Named Executive Officers have not received any additional service credit. Actual service is reflected in the above table.

•	The early retirement benefit consists of an annuity that is undiscounted for retirement ages of 60 years or over, with a discount of 5 percent for each year under age 60.

•	In addition the Social Security offset is waived for annuity payments scheduled to be paid prior to age 62.

•

Because early retirement benefits are subject to a smaller discount than a full actuarial equivalent discount, they can be more valuable than the present value of the executives’ earned normal retirement age benefits.

•	Messrs. Tillerson, Dolan, and Cramer were eligible for early retirement prior to age 60 under the plans as of year-end 2009.

•

The table below shows the lump sum early retirement benefits under the three plans for the Named Executive Officers who are under age 60 as of year-end 2009. The lump sum early retirement benefits for Messrs. Humphreys and Pryor as of year-end 2009 are the amounts shown in the “Pension Benefits” table.

Name	Plan Name	Lump Sum Early Retirement Benefit ($)
R.W. Tillerson	ExxonMobil Pension Plan	1,666,590
	ExxonMobil Supplemental Pension Plan	12,617,272
	ExxonMobil Additional Payments Plan	25,756,674
M.J. Dolan	ExxonMobil Pension Plan	1,350,721
	ExxonMobil Supplemental Pension Plan	3,038,323
	ExxonMobil Additional Payments Plan	8,317,098
H.R. Cramer	ExxonMobil Pension Plan	1,866,968
	ExxonMobil Supplemental Pension Plan	5,232,630
	ExxonMobil Additional Payments Plan	14,029,957

Nonqualified Deferred Compensation for 2009

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
R.W. Tillerson	0	126,840	31,745	0	774,951
D.D. Humphreys	0	53,550	18,955	0	453,202
M.J. Dolan	0	42,000	14,619	0	351,521
H.R. Cramer	0	44,625	59,012	0	1,332,938
S.D. Pryor	0	48,650	48,729	0	1,108,029

•

The table above shows the value of the Company credits under ExxonMobil’s nonqualified supplemental savings plan. The Company credits for 2009 are also included in the “Summary Compensation Table” under the column labeled “All Other Compensation.”

•

The amounts in the “Summary Compensation Table” include both Company contributions to the tax-qualified plan and Company credits to the nonqualified plan, whereas the registrant contributions in the table above represent only the Company credits to the nonqualified plan.

•

The amount of Company contributions to the tax-qualified savings plan was limited to the Internal Revenue Service contribution and salary maximums. For this reason, $17,150 was the maximum Company match in 2009 to the qualified savings plan.

•

The aggregate balance at the last fiscal year end shown above includes amounts reported as Company contributions in the “Summary Compensation Table” of the current statement and in prior-year proxy statements as follows: $580,090 for Mr. Tillerson; $170,300 for Mr. Humphreys; $42,000 for Mr. Dolan; $155,708 for Mr. Cramer; and, $95,900 for Mr. Pryor.

•

The nonqualified savings plan provides employees with the 7-percent Company-matching contribution to which they would otherwise be entitled under the qualified plan but for limitations on covered compensation and total contributions under the Internal Revenue Code.

–	All eligible employees participate in the nonqualified plan on the same basis.

–	The rate at which the nonqualified savings plan account bears interest during the term of a participant’s employment is 120 percent of the long-term Applicable Federal Rate.

•

The tax-qualified and nonqualified savings plans are designed to help attract and retain employees. The matching design is intended to encourage employees to contribute their own funds to the plan to receive the tax benefits available under the Internal Revenue Code. The supplemental savings plan serves similar purposes for salary or contributions in excess of the Internal Revenue Code limits referenced above.

Administrative Services for Retired Employee Directors

•	The Company provides certain administrative support to retired employee directors.

•

The support provided generally involves, but is not limited to, assistance with correspondence and travel arrangements relating to activities the retired directors are involved with that continue from their employment, such as board positions with nonprofit organizations. Given the nature of the support provided, a retired director’s spouse may also benefit from the support provided.

•	The Company also allows retired employee directors to use otherwise vacant office space at the Company’s headquarters.

•	It is not possible to estimate the future cost that may be incurred by the Company for providing these services to Mr. Tillerson, who is currently the only employee director.

•	The aggregate incremental cost of providing these services for all currently covered persons is approximately $150,000 per year.

–

This amount represents the compensation and benefit cost for support personnel allocated based on their estimated time dedicated to providing this service, as well as other miscellaneous office support costs.

Health Care Benefits

•	ExxonMobil does not provide any special executive health care benefits.

•

Executives and their families are eligible to participate in the Company’s health care programs, including medical, dental, prescription drug, and vision care, on the same basis as all other U.S. salaried employees.

•	The terms and conditions of the programs for both current employees and retirees do not discriminate in scope, terms, or operation in favor of executive officers.

Unused Vacation

•	All U.S. salaried employees are entitled to payment of salary for any accumulated but unused vacation days at retirement or other termination of employment.

•	Payment for unused vacation is included in final payments of earned salary.

Termination and Change in Control

•

ExxonMobil executive officers are not entitled to any additional payments or benefits relating to termination of employment other than the retirement benefits previously described in the preceding compensation tables and narrative.

•	Executives are “at-will” employees of the Company. They do not have employment contracts, a severance program, or any benefits triggered by a change in control.

•

As discussed in greater detail above, unexercised stock options, unvested restricted stock, and any unpaid portion of an annual bonus are subject to forfeiture at the discretion of the Compensation Committee if an executive:

–	Engages in detrimental activity; or,

–	Terminates employment prior to standard retirement age (currently age 65 for U.S. executives), whether such termination is voluntary or involuntary.

•	The Board has a policy to recoup compensation in the event of a material negative restatement of the Corporation’s reported financial or operating results as described on page 29.

Payments in the Event of Death

The only event that results in acceleration of the normal payment or vesting schedule of any benefit is death. In that event, the vesting period of outstanding restricted stock awards would be accelerated. Also in the event of death, the executive’s estate or beneficiaries would be entitled to payment of the life insurance or death benefit as described beginning on page 42. At year-end 2009, the amount of that life insurance benefit for each Named Executive Officer is as follows:

Name	Life Insurance Benefit ($)
R.W. Tillerson	8,228,000
D.D. Humphreys	4,040,000
M.J. Dolan	3,500,000
H.R. Cramer	3,520,000
S.D. Pryor	3,760,000

AUDIT COMMITTEE REPORT

The primary function of our Committee is oversight of the Corporation’s financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. Our Committee acts under a charter, which can be found on the ExxonMobil Web site at exxonmobil.com/governance. We review the adequacy of the charter at least annually. All of our members are independent, and all are audit committee financial experts under SEC rules. We held 11 meetings in 2009 at which, as discussed in more detail below, we had extensive reports and discussions with the independent auditors, internal auditors, and other members of management.

In performing our oversight function, we reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP (PwC), the independent auditors. Management and PwC indicated that the Corporation’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. We discussed significant accounting policies applied by the Corporation in its financial statements, as well as alternative treatments. We discussed with PwC matters covered by Public Company Accounting Oversight Board (PCAOB) standards, AU Section 380 Communication with Audit Committees. In addition we reviewed and discussed management’s report on internal control over financial reporting and the related audits performed by PwC, which confirmed the effectiveness of the Corporation’s internal control over financial reporting.

We also discussed with PwC its independence from the Corporation and management, including the communications PwC is required to provide us under applicable PCAOB rules. We considered the non-audit services provided by PwC to the Corporation, and concluded that the auditors’ independence has been maintained.

We discussed with the Corporation’s internal auditors and PwC the overall scope and plans for their respective audits. We met with the internal auditors and PwC at each meeting, both with and without management present. Discussions included the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

We discussed with the Corporation’s management the comprehensive, long-standing risk management processes and reviewed several topics of interest.

Based on the reviews and discussions referred to above, in reliance on management and PwC, and subject to the limitations of our role described below, we recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

We have also appointed PwC to audit the Corporation’s financial statements for 2010, subject to shareholder ratification of that appointment.

In carrying out our responsibilities, we look to management and the independent auditors. Management is responsible for the preparation and fair presentation of the Corporation’s financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The independent auditors are responsible for auditing the Corporation’s annual financial statements, and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. In addition the independent auditors are responsible for auditing the Corporation’s internal controls over financial reporting and for expressing an opinion on the effectiveness of internal control over financial reporting. The independent auditors perform their responsibilities in accordance with the standards of the PCAOB. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Act of 1933 in either of those fields or in auditor independence.

Michael J. Boskin, Chair	Steven S Reinemund
Larry R. Faulkner

ITEM 2 – RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) to audit ExxonMobil’s financial statements for 2010. We are asking you to ratify that appointment.

Total Fees

The total fees for PwC professional services rendered to ExxonMobil for the year ended December 31, 2009, were $33.5 million, a decrease of $1.4 million from 2008. The Audit Committee reviewed and pre-approved all services in accordance with the service pre-approval policies and procedures, which can be found on the ExxonMobil Web site at exxonmobil.com/governance. The Audit Committee did not use the “de minimis” exception to pre-approval that is available under SEC rules. The following table summarizes the fees, which are described in more detail below.

	2009	2008
	(millions of dollars)
Audit Fees	26.2	24.8
Audit-Related Fees	5.4	6.1
Tax Fees	1.9	4.0
All Other Fees	–	–

Total	33.5	34.9

Audit Fees

The aggregate fees for PwC professional services rendered for the annual audits of ExxonMobil’s financial statements for the year ended December 31, 2009, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that year were $26.2 million (versus $24.8 million for 2008).

Audit-Related Fees

The aggregate fees for PwC Audit-Related services rendered to ExxonMobil for the year ended December 31, 2009, were $5.4 million (versus $6.1 million in 2008). These services were mainly related to asset dispositions, benefit plan and joint venture audits, and attestation procedures related to cost certifications.

Tax Fees

The aggregate fees for PwC Tax services rendered to ExxonMobil for the year ended December 31, 2009, were $1.9 million (versus $4.0 million for 2008). These services are described below.

•	PwC assisted various ExxonMobil affiliates with the preparation of local tax filings and related tax services. These fees were $1.6 million for 2009 (versus $1.4 million in 2008).

•

PwC also assisted in preparing tax returns for individual ExxonMobil expatriate employees. These fees were $0.3 million for 2009 (versus $2.6 million for 2008). The transition of tax return preparation assistance to another service provider is under way.

All Other Fees

The aggregate fees for PwC services rendered to ExxonMobil, other than the services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees,” for the year ended December 31, 2009, were zero (also zero in 2008).

PwC has been ExxonMobil’s independent auditing firm for many years, and we believe they are well-qualified for the job. A PwC representative will be at the annual meeting to answer appropriate questions and to make a statement if he desires.

The Audit Committee recommends you vote FOR this proposal.

SHAREHOLDER PROPOSALS

We expect Items 3 through 13 to be presented by shareholders at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. On oral or written request to the Secretary at the address listed under “Contact Information” on page 3, we will provide information about the sponsors’ shareholdings, as well as the names, addresses, and shareholdings of any co-sponsors.

The Board recommends you vote AGAINST Items 3 through 13 for the reasons we give after each one.

ITEM 3 – SPECIAL SHAREHOLDER MEETINGS

This proposal was submitted by Mr. Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021.

“3 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a special shareowner meeting. This includes that a large number of small shareowners can combine their holdings to equal the above 10% of holders. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

A special meeting allows shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call a special meeting investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic also won more than 60% support at the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R. R. Donnelley (RRD). William Steiner and Nick Rossi sponsored these proposals.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for improvements in our company’s 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company ‘D’ with ‘High Governance Risk,’ and ‘Very High Concern’ for executive pay—$22 million for our CEO Rex Tillerson.

The Corporate Library said that with Mr. Tillerson’s $4 million bonus, it is important for our company to describe the specific achievement levels so that shareholders can evaluate the effectiveness of executives’ annual incentives. Our compensation discussion and analysis says: ‘The intent of the earnings per share trigger is to tie the timing of the bonus payment to the rate of the Corporation’s future earnings and not to decrease the amount of the payment.’ In other words, our company’s target was set so low that it was virtually a foregone conclusion.

Our company gave restricted stock to our CEO and other executives. The vesting of such restricted stock was time-based rather than contingent on the achievement of specified performance goals.

Mr. Tillerson’s pension increased by $8.3 million and was more than our CEO’s salary, bonus, and all other compensation combined. Currently, Mr. Tillerson has three pension plans with a lump sum early retirement benefit of more than $35 million.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Special Shareowner Meetings – Yes on 3.”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil’s Corporate Governance Guidelines posted on our Web site indicate that a special meeting of shareholders may be called by a holder of not less than 10 percent of outstanding shares in accordance with New Jersey law upon a showing of good cause. The Board believes this proposal is therefore unnecessary and redundant.

By requiring a showing of good cause to call a special meeting, the existing New Jersey statute better balances the interests of all shareholders by allowing shareholders of 10 percent or more of outstanding common stock to call a meeting for a legitimate purpose while protecting against the potential for a minority shareholder group to abuse this right.

ITEM 4 – INCORPORATE IN NORTH DAKOTA

This proposal was submitted by Mr. Chris Rossi, P.O. Box 249, Boonville, CA 95415.

“4 – Reincorporate in a Shareowner-Friendly State

Resolved: That shareowners hereby request that our board of directors take the necessary steps to reincorporate our company in North Dakota with articles of incorporation that provide that our company is subject to the North Dakota Publicly Traded Corporations Act.

This proposal requests that the board initiate the process to reincorporate our company in North Dakota under the new North Dakota Publicly Traded Corporations Act. If our company were subject to the North Dakota act there would be additional benefits:

•	There would be a right of proxy access for shareowners who owned 5% of our company’s shares for at least two years.

•	Shareowners would be reimbursed for their expenses in proxy contests to the extent they are successful.

•	The ability of the board to adopt a poison pill would be limited.

•	Shareowners would vote each year on executive pay practices.

These provisions, together with others in the North Dakota act, would give us as shareowners more rights than are available under any other state corporation law. By reincorporating in North Dakota, our company would instantly have the best governance system available.

Reincorporation in North Dakota is the best alternative for achieving the rights of proxy access and reimbursement of proxy expenses. And at the same time those rights would become available to us as shareowners in a North Dakota corporation, our Company would also shift to cumulative voting, ‘say on pay,’ and other best practices in governance.

Reincorporation in North Dakota provides a way to switch to a vastly improved system of governance in a single step. And reincorporation in North Dakota does not require a major capital investment or layoffs to improve financial performance.

Please encourage our board to respond positively to this proposal to reincorporate in North Dakota – Yes on 4”

The Board recommends you vote AGAINST this proposal for the following reasons:

Exxon Mobil Corporation has been incorporated in New Jersey for over 125 years. New Jersey corporate law is well-developed and has served the Company and its shareholders well over this period. The North Dakota statute referenced by the proposal is new and untested, thereby potentially subjecting the Company and our shareholders to substantial legal uncertainty. Therefore the Board does not support this proposal.

Reincorporation would also require a proxy solicitation for shareholders to approve a merger of the Company into a North Dakota corporation. This would require expenditure of Company time and money without commensurate benefit.

New Jersey law currently supports a wide range of sound governance practices such as those already implemented by ExxonMobil. Reincorporation under the new North Dakota law is unnecessary. Each of the governance measures mentioned by the proponent as a reason to reincorporate can already be effected under New Jersey law if the Board determines such measures to be in the best interests of shareholders.

ITEM 5 – SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal was submitted by The Needmor Fund, 1270 North Wolcott Street, Chicago, IL 60622, as lead proponent of a filing group.

“RESOLVED – the shareholders of Exxon Mobil Corporation recommend that the board of directors adopt a policy requiring that the proxy statement for each annual meeting contain a proposal, submitted by and supported by Company Management, seeking an advisory vote of shareholders to ratify and approve the board Compensation’s Committee Report and the executive compensation policies and practices set forth in the Company’s Compensation Discussion and Analysis.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation especially when it is insufficiently linked to performance.

In 2009 shareholders filed close to 100 ‘Say on Pay’ resolutions. Votes on these resolutions averaged more than 46% in favor, and close to 25 companies had votes over 50%, demonstrating strong shareholder support for this reform. Investor, public and legislative concerns about executive compensation have reached new levels of intensity.

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe this vote would provide our board and management useful information from shareholders on the company’s senior executive compensation especially when tied to an innovative investor communication program.

In 2008 Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Chairman and CEO Daniel Amos said, ‘An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.’

Over 30 companies have agreed to an Advisory Vote, including Apple, Ingersoll Rand, Microsoft, Occidental Petroleum, Pfizer, Prudential, Hewlett-Packard, Intel, Verizon, MBIA and PG&E. And nearly 300 TARP participants implemented the Advisory Vote in 2009, providing an opportunity to see it in action.

Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: ‘RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.’

A bill mandating annual advisory votes passed the House of Representatives, and similar legislation is expected to pass in the Senate. However, we believe companies should demonstrate leadership and proactively adopt this reform before the law requires it.

We believe existing SEC rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the ‘directors’ remuneration report,’ which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

We believe voting against the election of Board members to send a message about executive compensation is a blunt, sledgehammer approach, whereas an Advisory Vote provides shareowners a more effective instrument.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.”

The Board recommends you vote AGAINST this proposal for the following reasons:

Input from shareholders should play an important role in the design of executive compensation programs. The Board has put in place a thorough, thoughtful, and transparent approach to executive compensation – including a number of effective ways for shareholders to express their views on these matters. The Board does not believe the advisory vote suggested by the proponent would be helpful or effective for this purpose.

As described in detail in the “Compensation Discussion and Analysis” and accompanying tables in this proxy statement, ExxonMobil’s executive compensation program consists of a number of elements that support ExxonMobil’s specific circumstances and goals. A simple up or down vote on this program would not convey useful information to the Board.

Widespread adoption of the advisory vote on compensation could have the negative effect of encouraging companies to take a “one size fits all” approach to compensation under which programs would be designed with reference to standardized voting guidelines of proxy advisory firms, rather than to the particular facts and circumstances of the business.

From a practical standpoint, shareholders are not able to review the full range of information concerning a company – including information on business strategy and outlook, competitive positioning, corporate culture, and employee performance – taken into account by the Board in making executive compensation decisions. Substituting the judgment of shareholders for the judgment of the Board on these matters would result in a less-informed decision-making process, and would circumvent the role of the Board in representing shareholders – a role that has been fundamental to the long-term success and competitive advantage of ExxonMobil.

The Board and management recognize the importance of improving the public’s understanding of ExxonMobil’s executive compensation program, addressing disclosure issues, and improving shareholder involvement. Public awareness and understanding are essential; therefore, we describe in the “Compensation Discussion and Analysis” of the proxy statement how executive compensation links to and supports the business strategies and long-term success of the Company. The “Compensation Discussion and Analysis” also includes a conceptual model and summary description to illustrate how business and people strategies are fully integrated to achieve superior results and create shareholder value.

We believe the Company’s approach to executive compensation and the existing communication channels provide shareholders the ability to share input directly with the Board on specific concerns relating to compensation. Shareholders who wish to express their views to the Board have several effective ways to do so – all of which are considerably clearer, and, therefore, more effective than an up or down advisory vote. Shareholders can:

•	Write to any Board member or group of Board members and describe their views specifically on executive compensation or on any other material matter;

•	E-mail any Board member or group of Board members through the communication portal on the Company’s Web site;

•	Write or e-mail Company management representatives and discuss specific concerns with the appropriate department managers and/or staff; and,

•	Attend the annual meeting of shareholders and express their views in that forum.

ITEM 6 – AMENDMENT OF EEO POLICY

This proposal was submitted by the New York State Common Retirement Fund, 633 Third Avenue – 31st Floor, New York, NY 10017.

“Whereas: Exxon Mobil Corporation (‘ExxonMobil’) does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 84% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 93% of Fortune 100 companies, according to the Human Rights Campaign; over 34% now prohibit discrimination based on gender identity;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to an October, 2009 survey by Harris Interactive and Witeck-Combs, 44% of gay and lesbian workers in the United States reported an experience with some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also stated that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty states, the District of Columbia and more than 180 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May 2009, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved: The Shareholders request that ExxonMobil amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.

Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. ExxonMobil will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil is committed to having a workplace that facilitates the maximum contribution from all of our employees. While there are many factors that are important to creating this type of environment, one of the most significant is having a workplace that is free from any form of harassment or discrimination.

The Board has reviewed in detail ExxonMobil’s existing global policies that prohibit all forms of discrimination, including those based on sexual orientation and gender identity, in any Company workplace, anywhere in the world. In fact ExxonMobil’s policies go beyond the law and prohibit any form of discrimination. Based on these existing all-inclusive, zero-tolerance policies, the Board believes the proposal is unnecessary.

The Corporation’s Equal Employment Opportunity (EEO) and Harassment in the Workplace policies, which are included in the Standards of Business Conduct (Standards), constitute the foundational documents of our employment nondiscrimination policy. The EEO communication initiatives, training programs, and investigating and stewardship processes explicitly state that any form of discrimination or harassment in the workplace based on sexual orientation will not be tolerated, and more broadly, that no form of discrimination or harassment in the workplace will be tolerated. It is these elements, as a totality, that constitute ExxonMobil’s policies.

As stated in the EEO portion of the Standards, the Corporation administers its personnel policies, programs, and practices in a nondiscriminatory manner in all aspects of the employment relationship, including recruitment, hiring, work assignment, promotion, transfer, termination, wage and salary administration, and selection for training. ExxonMobil is a meritocracy, with programs and policies designed to employ the best people, recognize and reward superior job performance, and to create an environment in which employees can maximize their contributions and reach their full potential. A discrimination-free environment is essential to meet these objectives.

Where we operate in countries in which the national laws require specific language regarding nondiscrimination based on sexual orientation or gender identity be included in policies, we have amended our policies as appropriate.

A written statement by our Chairman regarding ExxonMobil’s commitment to nondiscrimination, including that based on sexual orientation, is widely accessible to all employees on the Company intranet, and we provide training programs for new employees and refresher courses for existing employees. The harassment training material included in our Working Together booklet includes an example specifically based on sexual orientation. As a part of our ongoing policy compliance stewardship, ExxonMobil also has annual reporting and compliance procedures, which include a letter to all senior managers emphasizing their responsibilities regarding maintaining work environments free from harassment and discrimination.

ITEM 7 – POLICY ON WATER

This proposal was submitted by NorthStar Asset Management, 43 St. John Street, Jamaica Plain, MA 02130, as lead proponent of a filing group.

“Policy on the human right to water

WHEREAS, water is a key resource used in production of our Company’s product, and therefore water quality and quantity is vital for ExxonMobil’s success;

Through oilfield injection, oil extraction uses nearly 60 million gallons of water annually in the Canadian province of Alberta alone. This water is not returned to the local community and is ultimately unusable for other purposes;

The EPA reports that US oil refineries use 1 to 2 million gallons of water daily (up to 730 million gallons annually) to produce fuel;

Over-consuming and depleting community groundwater is a direct violation of the human right to water that the UN Committee on Economic, Social and Cultural Rights defines as all people’s right to safe, sufficient, acceptable, physically accessible and affordable water for personal and domestic use;

In 2003, the UN Commission on Human Rights issued a report on the scope of the human rights obligations which clearly states that ‘transnational corporations and other business enterprises, their officers and persons working for them are also obligated to respect generally recognized responsibilities and norms contained in United Nations treaties and other international instruments.’ Regarding equitable access to safe drinking water and sanitation, this report means that the responsibility for ensuring this level of access is not only on governments, but also on private water providers and corporations that utilize water resources;

Our Corporate Citizenship Report touts our Company’s commitment ‘actively promot[ing] respect for human rights, which is essential for helping to create a stable business environment;’

We believe that it is the obligation of our Company to adhere to the UN’s declaration in General Comment 15 which describes that ‘the human right to water entitles everyone to sufficient, safe, acceptable, physically accessible and affordable water.’ The best way for us to ‘ensur[e] sustainable access to water resources’ is through a comprehensive company policy on the human right to water, using General Comment 15 as a sound and appropriate model;

We believe that global corporations operating without strong human rights and environmental policies face serious risks to their reputation and share value if they are seen to be responsible for or complicit in human rights violations, specifically the violation or erosion of the human right to water;

We believe that significant commercial advantages may accrue to our company by adopting a comprehensive human right to water policy, including enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations, and reduced risk of adverse publicity, consumer boycotts, divestment campaigns, and lawsuits;

BE IT RESOLVED that the shareholders request the Board of Directors to create a comprehensive policy articulating our company’s respect for and commitment to the human right to water.

SUPPORTING STATEMENT

Proponents believe the policy should elucidate ExxonMobil’s commitment to ensuring sustainable access to water resources, entitling everyone to sufficient, safe, acceptable, physically accessible and affordable water while operating our business in global communities.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board agrees ExxonMobil has a responsibility to surrounding communities and the environment for managing our freshwater use in a sustainable manner, and to respect human rights. The Board believes ExxonMobil already has sound policies and processes in place, as part of our Standards of Business Conduct, which address the water and human rights issue. Therefore, a specific policy on water and human rights is unnecessary.

ExxonMobil is committed to operating in a way that protects the environment and takes into account the economic and social needs of the communities where we operate. Our environmental policy commits us to continuous efforts to improve environmental performance; and requires our facilities to be designed, operated, and managed with the goal of preventing incidents and reducing adverse impacts to the environment and society, including impacts to society of our freshwater use.

To address the growing global concern for freshwater quality and availability, we continue to assess our current and planned activities to identify where freshwater may become a scarce resource, to better understand our freshwater use patterns, and to assess opportunities to reduce our use. This includes analysis of the social and economic impact of our new projects. For example, at our Singapore chemical plant expansion, we are installing innovative wastewater treatment technology which increases re-use, thereby reducing our water use by about 2 million cubic meters per year compared to conventional technology.

Recognizing that water is essential in oil and gas production and processing, ExxonMobil tracks and manages freshwater use. We seek opportunities in our operations to reduce freshwater consumption, especially in areas of freshwater scarcity. For example, Imperial Oil’s (an ExxonMobil affiliate) Cold Lake operation has made process improvements to recycle about 95 percent of the water produced during oil recovery operations, resulting in a significant reduction in freshwater consumption.

ExxonMobil operations integrate water improvement targets in their Environmental Business Planning efforts. These Environmental Business Plans drive technological and operational innovations, as well as strategic community investments to enhance freshwater use efficiency and reduce freshwater quality deterioration.

ITEM 8 – WETLANDS RESTORATION POLICY

This proposal was submitted by the Presbyterian Church (USA) Pension Plan, 100 Witherspoon Street, Louisville, KY 40202, as lead proponent of a filing group.

“WHEREAS, it is irrefutable that oil and gas-related activities have had a major impact on Louisiana’s fragile coastal environment and are directly linked to wetland loss in coastal Louisiana. Studies have empirically demonstrated that the direct and indirect effects of oil and gas exploration, recovery and processing are together responsible for 40 to 60 percent of documented wetland loss;

Oil and gas-related activities, as well as the 10,000 miles of canals dredged throughout the coastal zone of Louisiana, have resulted in the disruption of the natural hydrologic regime of the Mississippi delta, in enhanced subsidence, in deterioration of vegetation habitats, in increases in turbidity and in decreases in the nursery grounds for estuarine consumers (i.e. fish and shrimp).

In Louisiana alone, 1.3 million acres of coastal wetlands has been lost since the 1930’s; it is estimated that every 38 minutes a wetlands area the size of a football field is lost. If nothing is done to prevent the rapid loss of wetlands and restore Louisiana’s coast, another 500-700 acres will be lost over the next 50 years;

The loss of wetlands combined with the resulting hydrologic isolation of the remaining local marshes has robbed the two million residents of coastal Louisiana of the vital storm protection provided by wetlands. As a result, Louisiana cities, like New Orleans, are now almost completely exposed to the Gulf of Mexico. Consequently, minor storms that had relatively little effect 20 to 30 years ago now cause serious flooding and storm-related damage due to the continuous encroachment of the Gulf of Mexico and the loss of the storm protection afforded by wetlands.

The cost of a wetlands restoration plan for Louisiana is estimated to be at least $50 billion and will take over three decades to complete.

From 1981 to present, ExxonMobil has obtained 169 coastal use permits for oil and gas exploration in coastal Louisiana and has dredged 2,091,584 cubic yards. Of the land dredged, reports from the Louisiana Department of Natural Resources have documented that 949.60 acres of wetlands have been destroyed as a result of the company’s oil and gas related activities with only 61.11 acres of required mitigation involving 13 of ExxonMobil’s permits.

We believe that ExxonMobil, which represents itself as a socially and environmentally responsible company concerned about Louisiana’s coastal wetlands crisis, has an obligation to adopt policies that will prevent future damage to wetland and that will assist in the amelioration of past harm.

RESOLVED, that the shareholders request that the Board of Directors of ExxonMobil adopt environmental policies to address the environmental hazards of its oil and gas-related activities in coastal Louisiana by devising and implementing business practices that will prevent future harms to coastal Louisiana and by aiding in the restoration of wetlands lost through past actions of ExxonMobil.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board agrees ExxonMobil has a responsibility to surrounding communities and the environment for managing our operations in a sustainable manner, including with respect to wetlands. The Board believes ExxonMobil already has sound policies and processes in place, as part of our Standards of Business Conduct, which address the environment. Therefore, a specific policy on wetlands restoration is unnecessary.

ExxonMobil is committed to operating in a way that protects the environment and takes into account the economic and social needs of the communities where we operate. Our environmental policy commits us to continuous efforts to improve environmental performance; and requires our facilities to be designed, operated, and managed with the goal of preventing incidents and reducing adverse impacts, including impacts to wetland environments.

ExxonMobil assesses environmental sensitivities and develops appropriate mitigation steps using the tools in our Environmental Aspects Guide. Our Environmental Business Planning identifies objectives for environmental protection, including wetland protection, and drives improvement actions that are specific to each location.

Mitigation actions include adjusting siting and routes, and modifying engineering designs, construction plans, and operating practices to protect specific species and habitats, including wetlands. For example, careful planning for the layout of the Golden Pass LNG terminal and pipeline route in Sabine Pass, Texas, allowed for the preservation of 20 acres of wetlands.

In addition, we undertake extensive reclamation efforts to restore degraded sites to environmentally acceptable conditions. For example, our redevelopment actions at the Florham Park research campus in New Jersey included restoration of 80 acres of wetlands that support local wildlife, area flood control, and groundwater recharge.

We have also reclaimed over 90 percent of the 5200 hectare site of a former phosphate mine in Fort Meade, Florida, including restoration of wetlands. This work began in 1992 and is expected to be completed by about 2011.

ExxonMobil is actively involved with numerous environmental conservation organizations, such as the American Wetlands Foundation, Wildlife Habitat Council, Ducks Unlimited, The Nature Conservancy and others, contributing over $300,000 annually. These organizations educate on the importance of wetlands, and conserve and restore these critical habitats.

ITEM 9 – REPORT ON CANADIAN OIL SANDS

This proposal was submitted by Green Century Capital Management, 114 State Street, Suite 200, Boston, MA 02109, as lead proponent of a filing group.

“WHEREAS:

ExxonMobil has significant investments in the Canadian oil sands.

ExxonMobil owns 69.6% of Imperial Oil, one of Canada’s largest oil companies. Imperial is 100% owner of the Cold Lake oil sands project and also owns 25% of Syncrude. ExxonMobil and Imperial jointly own and operate 100% of the Kearl oil sands project.

According to ExxonMobil’s FY2008 10-K, 1.1 billion barrels (over 50%) of our company’s additional proven reserves come from Kearl, demonstrating our company’s dependence on Canada’s oil sands for long term growth.

There are significant environmental, social and economic challenges associated with the oil sands.

The resource-intensive and environmentally damaging nature of oil sands development may introduce regulatory, operational, liability and reputational risks to oil sands companies.

•

Water scarcity is a growing operational concern for oil sands development. Local annual water flows are projected to decrease 24-68% over the coming century. According to the Petroleum Technology Alliance of Canada, ‘rapidly growing demands for water... will drive and limit development.’

•	The persistence of tailing ponds, which are known to leak toxic pollutants into groundwater, may present risks along with significant reclamation costs not currently carried on our balance sheet.

Lawsuits filed by Aboriginal peoples against the Canadian government challenge oil sands and pipeline projects even after approval.

Mining the oil sands’ tar-like bitumen is expensive, with multi-decade payback horizons. Volatile oil prices and changing demand can impact the viability of these projects. The International Energy Agency found that since oil prices peaked in July 2008, 85% of deferred or cancelled non-OPEC production capacity was in the oil sands. According to Ernst & Young’s 2009 Business Risk Report: Oil and Gas, ‘[c]ompanies that invest in long term oil projects with a high marginal cost of production, such as... oil sands, are likely to be the most vulnerable.’

Nexen, another oil company, dedicates over three pages of its FY2008 10-K to risks associated specifically with its ‘heavy oil’ (oil sands) projects.

Shareholders believe ExxonMobil has not adequately reported on how possible risks associated with oil sands projects may impact our company’s long term financial performance, given our company’s significant investments in this area.

RESOLVED:

Shareholders request that the Board prepare a report discussing possible long term risks to the company’s finances and operations posed by the environmental, social and economic challenges associated with the oil sands. The report should be prepared at reasonable cost, omit proprietary and legal strategy information, address risks other than those associated with or attributable to climate change, and be available to investors by August 2010.

SUPPORTING STATEMENT:

The Board shall determine the scope of the report. Proponents believe risk information of interest to shareholders could include, among other things, assessing the impact of worst-case along with reasonably likely scenarios regarding:

•	Environmentally-related restrictions that might hinder or penalize operations, including those associated with water, land and tailings;

•	Potential effects of Aboriginal lawsuits against the Canadian government;

•	Vulnerabilities to market forces that might lead to oil sands project cancellations.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Corporation communicates with shareholders and the public about our financial, environmental and social performance, and the risk factors associated with our business through a number of publications, including The Outlook for Energy – A View to 2030, Summary Annual Report, Financial and Operating Review, Annual Report on Form 10-K, and Corporate Citizenship Report of ExxonMobil and of its Canadian affiliate, Imperial Oil Limited, as well as numerous other publications, speeches, and news releases.

The Board believes these communications provide shareholders with sound and thorough information on the Corporation and its activities and, therefore, the additional report requested by this proposal would be duplicative to information already available.

ExxonMobil’s Outlook for Energy anticipates 2030 energy demand to be almost 35 percent higher than 2005 demand, and estimates that oil and gas will account for about 60 percent of the total demand in 2030. The International Energy Agency notes that “Canadian oil sands represent one of the few growth areas among non-OPEC countries” and that “oil sands have the potential to make a significantly greater contribution to global energy security.”

As an oil sands developer, ExxonMobil’s oil sands represent 11 percent of the Company’s net proved reserves, including interests in Syncrude, Cold Lake, and Kearl.

ExxonMobil is committed to operating in a way that protects the environment, complies fully with all laws and regulations, and takes into account the economic and social needs of the communities where we operate. Our environmental policy commits us to continuous efforts to improve environmental performance; and requires our facilities to be designed, operated, and managed with the goal of preventing incidents and reducing adverse impacts, including potential impacts associated with oil sands development.

Extracting bitumen from oil sands uses water, and we are steadily reducing the quantity required. For example, at the Cold Lake operation in Alberta, Imperial Oil now recycles about 95 percent of the produced water, significantly reducing freshwater requirements. Promising research is underway on non-aqueous extraction processes that could significantly reduce water use and lead to production of dry tailings, eliminating the need for large tailings ponds.

Imperial Oil is committed to building positive, mutually beneficial relationships with local communities, and was recently honored with the Canadian Association of Petroleum Producers Steward of Excellence Award for its Cold Lake operation’s Native Internship Program.

The oil and gas industry is a long-term, capital intensive business and ExxonMobil has strong policies and management systems in place to assess, plan, and address the environmental, social, and economic challenges of oil and gas development.

ITEM 10 – REPORT ON NATURAL GAS PRODUCTION

This proposal was submitted by The Park Foundation, 311 California St., Suite 510, San Francisco, CA 94104, as lead proponent of a filing group.

“Whereas,

Onshore ‘unconventional’ natural gas production requiring hydraulic fracturing, which injects a mix of water, chemicals, and particles underground to create fractures through which gas can flow for collection, is estimated to increase by 45% between 2007 and 2030. An estimated 60-80% of natural gas wells drilled in the next decade will require hydraulic fracturing.

Fracturing operations can have significant impacts on surrounding communities including the potential for increased incidents of toxic spills, impacts to local water quantity and quality, and degradation of air quality. Government officials in Ohio, Pennsylvania and Colorado have documented methane gas linked to fracturing operations in drinking water. In Wyoming, the US Environmental Protection Agency (EPA) recently found a chemical known to be used in fracturing in at least three wells adjacent to drilling operations.

There is virtually no public disclosure of chemicals used at fracturing locations. The Energy Policy Act of 2005 stripped EPA of its authority to regulate fracturing under the Safe Drinking Water Act and state regulation is uneven and limited. But recently, some new federal and state regulations have been proposed. In June 2009, federal legislation to reinstate EPA authority to regulate fracturing was introduced. In September 2009, the New York State Department of Environmental Conservation released draft permit conditions that would require disclosure of chemicals used, specific well construction protocols, and baseline pre-testing of surrounding drinking water wells. New York sits above part of the Marcellus Shale, which some believe to be the largest onshore natural gas reserve.

Media attention has increased exponentially. A search of the Nexis Mega-News library on November 11, 2009 found 1807 articles mentioning ‘hydraulic fracturing’ and environment in the last two years, a 265 percent increase over the prior three years.

Because of public concern, in September 2009, some natural gas operators and drillers began advocating greater disclosure of the chemical constituents used in fracturing.

In the proponents’ opinion, emerging technologies to track ‘chemical signatures’ from drilling activities increase the potential for reputational damage and vulnerability to litigation. Furthermore, we believe uneven regulatory controls and reported contamination incidents compel companies to protect their long-term financial interests by taking measures beyond regulatory requirements to reduce environmental hazards.

Therefore be it resolved,

Shareholders request that the Board of Directors prepare a report by October 1, 2010, at reasonable cost and omitting proprietary information, summarizing 1. the environmental impact of fracturing operations of ExxonMobil; 2. potential policies for the company to adopt, above and beyond regulatory requirements, to reduce or eliminate hazards to air, water, and soil quality from fracturing.

Supporting statement:

Proponents believe the policies explored by the report should include, among other things, use of less toxic fracturing fluids, recycling or reuse of waste fluids, and other structural or procedural strategies to reduce fracturing hazards.”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil’s Environmental Policy states that we will comply with all applicable laws and regulations and apply responsible standards where laws do not exist, including precautions specific to hydraulic fracturing. The Board believes the minimal environmental impacts of hydraulic fracturing have been well-documented and regulatory protections are well-established; therefore, an additional report is not necessary.

Hydraulic fracturing provides significant environmental benefits compared to conventional drilling to include drilling fewer wells to access equivalent reserves; lower drilling waste volumes; smaller environmental footprints; less land disturbance; and, reduced air emissions.

Hydraulic fracturing technology has been used for more than 60 years in nearly one million wells drilled in the United States. The Groundwater Protection Council and the U.S. Environmental Protection Agency have both stated that there exists no significant risk to groundwater as a result of proper hydraulic fracturing.

Hydraulic fracturing is highly regulated at the state level to effectively protect drinking water wells and groundwater aquifers while achieving the economic and energy security benefits of natural gas resource development. In 2009, the Groundwater Protection Council surveyed the regulatory frameworks of 27 states, representing over 99.9 percent of U.S. oil and natural gas production, and concluded that “state regulations are adequately designed to directly protect water resources.”

ExxonMobil has had detailed guidelines in place since 1998 for the assessment and mitigation of potential environmental impacts. In the case of hydraulic fracturing, these assessments inform drilling plans, well design, and permit applications.

The American Petroleum Institute has published guidance on well construction and integrity for those wells that will be hydraulically fractured, and is developing guidance on industry best practices to minimize environmental impacts associated with the use, management, treatment, and disposal of water and other fluids used in hydraulic fracturing.

ExxonMobil supports the disclosure of the identity of the ingredients being used in fracturing fluids at each site. While we understand the intellectual property concerns of service companies when it comes to disclosing the proprietary formulations in their exact amounts, we believe the concerns of community members can be alleviated by the disclosure of all ingredients used in these fluids.

We understand that some communities and homeowners new to drilling operations may have concerns. We are committed to working with them to demonstrate that we can address environmental concerns they may have, while providing good jobs and income associated with the safe and efficient production of natural gas.

ITEM 11 – REPORT ON ENERGY TECHNOLOGY

This proposal was submitted by the Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, WI 53233, as lead proponent of a filing group.

“WHEREAS, in its 2009 World Energy Outlook, the International Energy Agency warned about the ‘dangerous increase in global temperatures and sharply higher oil and gas bills for consuming nations’ if the world doesn’t change its present fossil fuel-based energy economy. It stated: ‘Continuing on today’s energy path, without any changes in government policy, would mean rapidly increasing dependence on fossil fuels, with alarming consequences for climate change and energy security.’ It said ‘the world is now on track for a six-degree-Celsius increase in global temperatures by later in this century’ and that, in order to ensure that global temperatures be ‘around two degrees Celsius above pre-industrial levels . . . demand for fossil fuels would have to peak by 2020’ (WSJ 11.11.09).

Against the IEA view, ExxonMobil’s future seems wedded to ‘continuing on today’s energy path.’ XOM’s Outlook for Energy: A View to 2030 mentions nothing about changing its energy mix so that ‘demand for fossil fuels’ will decline after 2020. Instead it supports increased demand for fossil fuels.

Even with its present fossil fuel stress, XOM faces difficulty in meeting future demand. In 2007 it replaced just 76% of oil and gas it produced. Its reserve-replacement in 2007 was its lowest in 14 years.’ WSJ, 02.16-17.08

In July, 2007 XOM announced a $300 million investment for studies and ‘potentially more’ than another $300 million if research and development milestones for creating fuel from algae would be successful (07.14.09). However commendable this initiative, it pales compared to the billions it said (around the same time) it would pay for rights to develop Iraqi oil fields (11.06.09) or the $4 billion it agreed to pay for a stake in an oil field off the Ghana coast (10.07.09). Furthermore, this ‘baby-step into biofuels’ seems miniscule compared to the $45.22 billion it earned in 2008.

Besides harming the environment, burning XOM’s fossil fuels contributes to $ billions in health expenses. According to the National Academy of Sciences, burning fossil fuels costs the United States about $120 billion a year in health expenses, mostly because of thousands of premature deaths from air pollution (NYT, 10.20.09).

John Hess, CEO of Hess Corporation, has stated that an oil crisis is coming and sooner than most people think. ‘Resolving the issue through greater global collaboration can be a model for managing other future shortages, such as water [in a way that will] benefit the global community. The more interdependent we are the greater our chances of having a sustainable future together.’ CERA Week, 02.15.08

RESOLVED: shareholders request ExxonMobil’s Board of Directors to establish a Committee to study steps and report to shareholders within six months of the annual meeting (barring competitive information and disseminated at a reasonable expense), on how ExxonMobil, within a reasonable timeframe, can become the recognized industry leader in developing and making available the necessary technology (such as enhanced sequestration, engineered geothermal and the development of other renewable energy sources) to enable the U.S.A. to become energy independent in an environmentally sustainable way.”

The Board recommends you vote AGAINST this proposal for the following reasons:

As part of its normal business ExxonMobil routinely communicates concerning research and commercialization of technologies; consequently, the Board sees no need to publish a separate report aimed narrowly at the role of selected technologies in promoting U.S. energy independence.

ExxonMobil is an industry leader in technology. To identify and develop energy options and improve efficiency, ExxonMobil maintains industry-leading capabilities in research and development spanning many areas. Efforts include proprietary research as well as support for and collaboration with leading academic and government laboratories. Technology applications and research include investigations of algae for advanced renewable biofuels, consideration of geothermal and other renewable energy sources, utilization of carbon capture and storage to reduce emissions, as well as efforts to use fossil fuels more efficiently in a variety of end uses.

ExxonMobil actively contributes to energy security throughout the world by broadening the portfolio of commercially viable energy resources and by extending the life of identified resources through improvements in efficiency of energy supply and use. The Outlook for Energy – A View to 2030 (available on our Web site) provides an extensive, up-to-date discussion of the Company’s views and efforts on various technology options to produce and use energy.

Whether or not to commercialize particular options is a business decision, based on ExxonMobil’s capabilities, market analyses and anticipated returns to shareholders. In this regard, over the past three years ExxonMobil announced the development of a new technology for on-board hydrogen reforming to power fuel cell vehicles, deployment of new battery separator films for use in lithium-ion batteries in hybrid and electric vehicles, a major pilot project to demonstrate more efficient means to capture carbon-dioxide from produced gas, and a significant investment in research on renewable, algae-based fuels.

The extent and magnitude of future investments in these areas will depend on the results achieved through this research and the shareholder returns through broad commercialization.

In opinion editorials and executive speeches, ExxonMobil strongly argues that the best way for the United States, or any country, to successfully manage its energy needs is through interdependence, not energy independence. As we have stated before, energy independence is not a realistic possibility. The last line of the proponent’s supporting statement, “The more interdependent we are the greater our chances of having a sustainable future together,” appears to support our view.

ITEM 12 – GREENHOUSE GAS EMISSIONS GOALS

This proposal was submitted by the Sisters of St. Dominic of Caldwell New Jersey, 40 South Fullerton Avenue, Montclair, NJ 07042, as lead proponent of a filing group.

“WHEREAS:

The Intergovernmental Panel on Climate Change calls for 80-95% GHG emissions reductions in developed countries by 2050 in order to achieve 450ppm of CO2 levels that are predicted to stave off catastrophic climate changes. In its 2009 World Energy Outlook, the International Energy Agency (IEA) states that ‘in the 450 Scenario, demand for fossil fuels peaks by 2020, and by 2030 zero-carbon fuels make up a third of the world’s primary sources of energy demand.’ The IEA further notes that ‘the past 12 months have seen enormous upheavals in energy markets around the world, yet the challenges of transforming the global energy system remain urgent and daunting.’

Energy markets expert Daniel Yergin, Chairman of Cambridge Energy Research Associates, notes that ‘climate change and putting a price on carbon will change the dynamics of the energy marketplace.’

Shareholders’ consistent requests for GHG emission reduction goals reiterates ExxonMobil’s own Environmental Business Planning process, which is used ‘to identify key environmental drivers …, set targets in key focus areas, and identify projects and actions to achieve those targets.’ (Carbon Disclosure Project 6 [CDP6], 3(a) iii)

ExxonMobil has not sufficiently explained to shareholders why setting carbon reduction goals for its operations and products would be negative for the Company or its business performance. ExxonMobil already sets specific targets for many aspects of financial performance, and increasingly, non-financial performance, such as operations and refinery energy efficiency (10% by 2012), VOCs (5% reductions per year), upstream flaring volumes (20% cuts from 2008 baseline), NOx and SO2 (70% reduction by 2012 from 2000 baseline).

There have been marked improvements in ExxonMobil’s latest CSR report, and our Company has made solid investments in energy efficiency, the low hanging fruit. Our Company is very successful in developing clear business goals and strategies for their implementation. ExxonMobil has the capacity for bold responses to climate change, as it does with tanker spills and safety. However, shareholders were disappointed by the company’s tone at the last annual meeting and the continued resistance to articulate a business plan for aggressively addressing emissions challenges. Proponents believe our Board has never sufficiently responded to shareholders in their request for a cohesive vision for dealing with climate risk and opportunity, including articulating goals for reducing GHG emissions from ExxonMobil’s products AND operations.

It is widely agreed that research has understated the enormity of the problem of GHG emissions. Investors and stakeholders expect this Company to take leadership in developing solutions as it plays such a critical role in energy markets; setting clear strategies and goals in the context of a comprehensive emissions response is long overdue.

THEREFORE, BE IT RESOLVED: shareholders request that the Board of Directors adopt quantitative goals, based on current technologies, for reducing total greenhouse gas emissions from the Company’s products and operations; and that the Company report to shareholders by September 30, 2010, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil’s technical and management capabilities will be essential to meet growing global demand for energy and to address greenhouse gas emissions. That said, the Board does not believe that setting absolute goals to reduce emissions from operations and product use is the most effective way for the Company to manage greenhouse gas emissions or climate risks. Rather, we believe that ExxonMobil will make an effective contribution to this challenge by helping to meet growing demand for our products efficiently and economically and by promoting longer-term improvements in emissions from our operations and end-uses of our products through advanced technology.

In general, it requires energy to produce and process oil and gas, so increases in production volumes lead to increases in emissions. Energy efficiency improvements and other steps such as flare reduction can help to offset emissions growth. However, other factors lead to higher emissions; these include the more energy-intensive efforts required to produce some new resources, to process heavier, more sour crude oil, and to manufacture cleaner products. To be useful as a tool, goals for greenhouse gas emissions would need to reflect accurately the coincident impact of largely unforeseeable year-to-year changes in external market demand, weather, internal production growth, changing patterns of investment, regulation, technological advancements, efforts of business partners, efforts of National Oil Company partners, and demand volume by product type – all calculated across the many countries in which ExxonMobil operates. Goals set against these many variables would be extremely difficult to promote as realistic.

The Company’s approach to greenhouse gas emissions reductions is workable, sustainable, and effective; it would not be enhanced by the publication of a goal such as has been suggested here. Therefore, the Board does not support this proposal.

In the recent report, The Outlook for Energy – A View to 2030 (available on our Web site), ExxonMobil provides a comprehensive discussion of the Company’s views and actions to manage its business in the face of ever-changing conditions. Outlooks by the International Energy Agency and other major governmental institutions continue to forecast growing demand for fossil fuels in coming decades, even after allowing for major efficiency gains. ExxonMobil seeks to contribute responsibly to meeting growing global demand through ongoing efforts to improve efficiency and reduce emissions from operations in the near term as production grows, for instance through flare reduction. At the same time, the Company also invests in research and development to create effective, affordable, game-changing technologies with lower emissions that can be deployed on a large scale in the future.

Emissions from customers’ use of products are determined both by their need for energy services, such as transport, and the efficiency with which they use energy, for example through vehicle choice. For years the Company has maintained research to identify and develop technologies that improve the efficient use of its products. Over the past three years, ExxonMobil announced the development of a new technology for on-board hydrogen reforming to power fuel cell vehicles, deployment of new battery separator films for use in lithium-ion batteries in hybrid and electric vehicles, a major pilot project to demonstrate more efficient means to capture carbon dioxide from produced gas, and a significant investment in research on renewable, algae-based fuels.

ExxonMobil seeks to increase production of oil and gas efficiently and economically to meet growing global energy demand and to maintain leadership in return to shareholders. In doing so the Company will continue to take steps to improve efficiency, reduce emissions, and contribute to effective long-term solutions to manage climate risks.

ITEM 13 – PLANNING ASSUMPTIONS

This proposal was submitted by Ms. Neva Rockefeller Goodwin, 30 Rockefeller Plaza, Room 5600, New York, NY 10112, as lead proponent of a filing group.

“RESOLVED that shareholders of Exxon Mobil Corporation (‘ExxonMobil’) ask the board of directors to consider in its strategic planning process the risk that demand for fossil fuels in the next 20 years could be significantly lower than ExxonMobil has projected, and report to shareholders (at reasonable cost and omitting proprietary information), no later than November 30, 2010, on how such demand reduction would affect ExxonMobil’s long-term strategic plan.

SUPPORTING STATEMENT

ExxonMobil has based its strategic direction, emphasizing oil and gas production, on the assumption that fossil fuel demand will rise substantially between now and 2030. ExxonMobil predicts that global energy demand will rise on average by 1.2% per year between now and 2030, propelled by demographics and economic growth. ExxonMobil counts on demand rising much more rapidly in the developing world, especially in the Asia Pacific region. (ExxonMobil, The Outlook for Energy: A View to 2030 5-7 (2008) (available at http://www.exxonmobil.com/corporate/files/news_pub_2008_energyoutlook.pdf)

In the transportation sector, ExxonMobil assumes that energy demand will increase by 40% by 2030, and that oil will account for 94% of transportation energy use in 2030. In China, ExxonMobil predicts that transportation fuel demand is likely to triple by 2030, as economic growth will lead to an increase in the currently low rate of vehicle ownership. (Id. at 7-8, 10)

Under some scenarios, however, such as the International Energy Agency’s ACT Map 2050 and BLUE Map 2050 scenarios, ExxonMobil’s optimistic predictions will not hold. First, developing countries may seek to head off the effects of climate change by funding non-carbon-based energy technologies. China’s announced plan to become the world leader in manufacturing electric and hybrid cars and buses, in order to reduce urban pollution and dependence on oil, illustrates this possibility. (See Keith Bradsher, ‘China Vies to be World’s Leader in Electric Cars,’ New York Times, Apr. 1, 2009)

Second, the devastating physical and social effects of climate change could inhibit developing nations’ economic growth, blunting energy demand. As stated by The Prince Of Wales Corporate Leaders Group on Climate Change in a November 30th, 2007 Communique: ‘The economic and geopolitical costs of unabated climate change could be very severe and globally disruptive. All countries and economies will be affected, but it will be the poorest countries that will suffer earliest and the most’.

To the extent that ExxonMobil’s growth relies on the sale of hydrocarbon energy to emerging markets, it faces a painful paradox, and distances itself from its true legacy. Part of John D. Rockefeller’s genius was in recognizing early on the need and opportunity for a transition to a better and cheaper fuel. Recognizing the risk that demand may not increase as projected will allow ExxonMobil’s board to begin reframing the company’s identity as an energy company, rather than an oil and gas company, and to become part of the solution to the climate and energy crisis.

We urge shareholders to vote for this proposal.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Outlook for Energy – A View to 2030, released by ExxonMobil in December 2009, and available on our Web site at exxonmobil.com/energyoutlook, outlines the magnitude of the world’s economic, energy, and environmental challenges. Growing populations and expanding prosperity will drive global energy demand almost 35 percent higher from 2005 to 2030 – even with substantial energy-efficiency gains. While all viable sources of energy should be pursued, the scale and nature of the outlook means that the Corporation’s traditional business focus areas will remain indispensable for decades.

The methodology used to develop The Outlook for Energy includes a detailed assessment of energy trends, as well as a broad range of assumptions regarding future demand, sources of supply, and a wide variety of technologies. This ongoing assessment process takes advantage of decades of experience in conducting this analysis, and utilizes in-house expertise as well as input from a wide variety of third-party organizations. Preparing separate reports dealing with particular proponents’ or advocates’ beliefs would not be a productive use of our shareholders’ investment. Therefore, the Board does not support this proposal.

Oil will remain the largest energy source through 2030, reflecting the fact that it remains the only fuel with the scale, infrastructure, and energy density needed to meet the majority of the world’s transportation demands. Natural gas will be the fastest growing major fuel, aided by new technologies that have unlocked supplies trapped in dense rock formations, and its properties as a clean-burning fuel for power generation that can serve economic progress while helping mitigate environmental impacts.

The International Energy Agency also recognizes the world’s growing needs for oil and natural gas, and recently estimated that related supply investments will need to average about $480 billion a year over 2008 to 2030. This signals a significant call on the capabilities of the Corporation and the opportunity to provide tremendous value.

The Corporation is committed to providing sensible, broad-based solutions to help meet these challenges, consistent with long-term fundamentals and ExxonMobil’s proven business approach. The Corporation’s active involvement in research on alternative energy technologies enables it to readily assess new developments for possible commercialization and investment to improve shareholder value.

ADDITIONAL INFORMATION

Other Business

We are not currently aware of any other business to be acted on at the meeting. Under the laws of New Jersey, where ExxonMobil is incorporated, no business other than procedural matters may be raised at the meeting unless proper notice has been given to the shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

People with Disabilities

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plans to attend. Please call or write the Secretary at least two weeks before the meeting at the telephone number, address, or fax number listed under “Contact Information” on page 3.

Outstanding Shares

On February 28, 2010, there were 4,713,657,041 shares of common stock outstanding. Each common share has one vote.

How We Solicit Proxies

In addition to this mailing, ExxonMobil officers and employees may solicit proxies personally, electronically, by telephone, or with additional mailings. ExxonMobil pays the costs of soliciting this proxy. We are paying D.F. King & Co. a fee of $30,000 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Shareholder Proposals for Next Year

Any shareholder proposal for the annual meeting in 2011 must be sent to the Secretary at the address or fax number of ExxonMobil’s principal executive office listed under “Contact Information” on page 3. The deadline for receipt of a proposal to be considered for inclusion in the proxy statement is 5:00 p.m., Central Time, on December 14, 2010. The deadline for notice of a proposal for which a shareholder will conduct his or her own solicitation is February 25, 2011. On request the Secretary will provide instructions for submitting proposals.

Duplicate Annual Reports

Registered shareholders with multiple accounts may authorize ExxonMobil to discontinue mailing extra annual reports by marking the “discontinue annual report mailing for this account” box on the proxy card. If you vote via the Internet or by telephone, you will also have the opportunity to indicate that you wish to discontinue receiving extra annual reports. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards.

You may discontinue duplicate mailings by calling ExxonMobil Shareholder Services at the toll-free telephone number listed at the top of page 4 at any time during the year. Beneficial holders can contact their banks, brokers, or other holders of record to discontinue duplicate mailings.

Shareholders with the Same Address

If you share an address with one or more ExxonMobil shareholders, you may elect to “household” your proxy mailing. This means you will receive only one annual report and proxy statement at that address unless one or more shareholders at that address specifically elect to receive separate mailings. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a shareholder at a shared address on request. Shareholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future, if we are currently sending multiple copies to the same address.

Requests related to householding should be made by calling ExxonMobil Shareholder Services at the telephone number listed at the top of page 4. Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

Financial Statements

The year 2009 consolidated financial statements and auditors’ report, management’s discussion and analysis of financial condition and results of operations, information concerning the quarterly financial data for the past two fiscal years, and other information, including stock performance graphs, are provided in Appendix A.

SEC Form 10-K

Shareholders may obtain a copy of the Corporation’s Annual Report on Form 10-K to the Securities and Exchange Commission without charge by writing to the Secretary at the address listed under “Contact Information” on page 3, or by visiting ExxonMobil’s Web site at exxonmobil.com/financialpublications.

APPENDIX A

FINANCIAL SECTION

BUSINESS PROFILE

Financial	Earnings After Income Taxes		Average Capital Employed		Return on Average Capital Employed		Capital and Exploration Expenditures
	2009	2008	2009	2008	2009	2008	2009	2008
	(millions of dollars)				(percent)		(millions of dollars)
Upstream
United States	$2,893	$6,243	$15,865	$14,651	18.2	42.6	$3,585	$3,334
Non-U.S.	14,214	29,159	57,336	51,413	24.8	56.7	17,119	16,400

Total	$17,107	$35,402	$73,201	$66,064	23.4	53.6	$20,704	$19,734

Downstream
United States	$(153)	$1,649	$7,306	$6,963	(2.1)	23.7	$1,511	$1,636
Non-U.S.	1,934	6,502	17,793	18,664	10.9	34.8	1,685	1,893

Total	$1,781	$8,151	$25,099	$25,627	7.1	31.8	$3,196	$3,529

Chemical
United States	$769	$724	$4,370	$4,535	17.6	16.0	$319	$441
Non-U.S.	1,540	2,233	12,190	9,990	12.6	22.4	2,829	2,378

Total	$2,309	$2,957	$16,560	$14,525	13.9	20.4	$3,148	$2,819

Corporate and financing	(1,917)	(1,290)	10,190	23,467	—	—	44	61

Total	$19,280	$45,220	$125,050	$129,683	16.3	34.2	$27,092	$26,143

See Frequently Used Terms for a definition and calculation of capital employed and return on average capital employed.

Operating	2009	2008
	(thousands of barrels daily)
Net liquids production
United States	384	367
Non-U.S.	2,003	2,038

Total	2,387	2,405

	(millions of cubic feet daily)
Natural gas production available for sale
United States	1,275	1,246
Non-U.S.	7,998	7,849

Total	9,273	9,095

	(thousands of oil-equivalent barrels daily)
Oil-equivalent production (1)	3,932	3,921

	(thousands of barrels daily)
Refinery throughput
United States	1,767	1,702
Non-U.S.	3,583	3,714

Total	5,350	5,416

	(thousands of barrels daily)
Petroleum product sales
United States	2,523	2,540
Non-U.S.	3,905	4,221

Total	6,428	6,761

	(thousands of metric tons)
Chemical prime product sales
United States	9,649	9,526
Non-U.S.	15,176	15,456

Total	24,825	24,982

(1)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

FINANCIAL SUMMARY

	2009	2008	2007	2006	2005
	(millions of dollars, except per share amounts)
Sales and other operating revenue (1) (2)	$301,500	$459,579	$390,328	$365,467	$358,955

Earnings
Upstream	$17,107	$35,402	$26,497	$26,230	$24,349
Downstream	1,781	8,151	9,573	8,454	7,992
Chemical	2,309	2,957	4,563	4,382	3,943
Corporate and financing	(1,917)	(1,290)	(23)	434	(154)

Net income attributable to ExxonMobil	$19,280	$45,220	$40,610	$39,500	$36,130

Earnings per common share	$3.99	$8.70	$7.31	$6.64	$5.74
Earnings per common share – assuming dilution	$3.98	$8.66	$7.26	$6.60	$5.70

Cash dividends per common share	$1.66	$1.55	$1.37	$1.28	$1.14

Earnings to average ExxonMobil share of equity (percent)	17.3	38.5	34.5	35.1	33.9

Working capital	$3,174	$23,166	$27,651	$26,960	$27,035
Ratio of current assets to current liabilities (times)	1.06	1.47	1.47	1.55	1.58

Additions to property, plant and equipment	$22,491	$19,318	$15,387	$15,462	$13,839
Property, plant and equipment, less allowances	$139,116	$121,346	$120,869	$113,687	$107,010
Total assets	$233,323	$228,052	$242,082	$219,015	$208,335

Exploration expenses, including dry holes	$2,021	$1,451	$1,469	$1,181	$964
Research and development costs	$1,050	$847	$814	$733	$712

Long-term debt	$7,129	$7,025	$7,183	$6,645	$6,220
Total debt	$9,605	$9,425	$9,566	$8,347	$7,991
Fixed-charge coverage ratio (times)	26.1	52.2	49.9	46.3	50.2
Debt to capital (percent)	7.7	7.4	7.1	6.6	6.5
Net debt to capital (percent) (3)	(1.0)	(23.0)	(24.0)	(20.4)	(22.0)

ExxonMobil share of equity at year end	$110,569	$112,965	$121,762	$113,844	$111,186
ExxonMobil share of equity per common share	$23.39	$22.70	$22.62	$19.87	$18.13
Weighted average number of common shares outstanding (millions)	4,832	5,194	5,557	5,948	6,295

Number of regular employees at year end (thousands) (4)	80.7	79.9	80.8	82.1	83.7

CORS employees not included above (thousands) (5)	22.0	24.8	26.3	24.3	22.4

(1)	Sales and other operating revenue includes sales-based taxes of $25,936 million for 2009, $34,508 million for 2008, $31,728 million for 2007, $30,381 million for 2006 and $30,742 million for 2005.
(2)	Sales and other operating revenue includes $30,810 million for 2005 for purchases/sales contracts with the same counterparty. Associated costs were included in Crude oil and product purchases. Effective January 1, 2006, these purchases/sales were recorded on a net basis with no resulting impact on net income.
(3)	Debt net of cash, excluding restricted cash.
(4)	Regular employees are defined as active executive, management, professional, technical and wage employees who work full time or part time for the Corporation and are covered by the Corporation’s benefit plans and programs.
(5)	CORS employees are employees of company-operated retail sites.

FREQUENTLY USED TERMS

Listed below are definitions of several of ExxonMobil’s key business and financial performance measures. These definitions are provided to facilitate understanding of the terms and their calculation.

CASH FLOW FROM OPERATIONS AND ASSET SALES

Cash flow from operations and asset sales is the sum of the net cash provided by operating activities and proceeds from sales of subsidiaries, investments and property, plant and equipment from the Consolidated Statement of Cash Flows. This cash flow reflects the total sources of cash from both operating the Corporation’s assets and from the divesting of assets. The Corporation employs a long-standing and regular disciplined review process to ensure that all assets are contributing to the Corporation’s strategic objectives. Assets are divested when they are no longer meeting these objectives or are worth considerably more to others. Because of the regular nature of this activity, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities, including shareholder distributions.

Cash flow from operations and asset sales	2009	2008	2007
	(millions of dollars)
Net cash provided by operating activities	$28,438	$59,725	$52,002
Sales of subsidiaries, investments and property, plant and equipment	1,545	5,985	4,204

Cash flow from operations and asset sales	$29,983	$65,710	$56,206

CAPITAL EMPLOYED

Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used by the businesses, it includes ExxonMobil’s net share of property, plant and equipment and other assets less liabilities, excluding both short-term and long-term debt. When viewed from the perspective of the sources of capital employed in total for the Corporation, it includes ExxonMobil’s share of total debt and equity. Both of these views include ExxonMobil’s share of amounts applicable to equity companies, which the Corporation believes should be included to provide a more comprehensive measure of capital employed.

Capital employed	2009	2008	2007
	(millions of dollars)
Business uses: asset and liability perspective
Total assets	$233,323	$228,052	$242,082
Less liabilities and noncontrolling interests share of assets and liabilities
Total current liabilities excluding notes and loans payable	(49,585)	(46,700)	(55,929)
Total long-term liabilities excluding long-term debt	(58,741)	(54,404)	(50,543)
Noncontrolling interests share of assets and liabilities	(5,642)	(6,044)	(5,332)
Add ExxonMobil share of debt-financed equity company net assets	5,043	4,798	3,386

Total capital employed	$124,398	$125,702	$133,664

Total corporate sources: debt and equity perspective
Notes and loans payable	$2,476	$2,400	$2,383
Long-term debt	7,129	7,025	7,183
ExxonMobil share of equity	110,569	112,965	121,762
Less noncontrolling interests share of total debt	(819)	(1,486)	(1,050)
Add ExxonMobil share of equity company debt	5,043	4,798	3,386

Total capital employed	$124,398	$125,702	$133,664

RETURN ON AVERAGE CAPITAL EMPLOYED

Return on average capital employed (ROCE) is a performance measure ratio. From the perspective of the business segments, ROCE is annual business segment earnings divided by average business segment capital employed (average of beginning and end-of-year amounts). These segment earnings include ExxonMobil’s share of segment earnings of equity companies, consistent with our capital employed definition, and exclude the cost of financing. The Corporation’s total ROCE is net income attributable to ExxonMobil excluding the after-tax cost of financing, divided by total corporate average capital employed. The Corporation has consistently applied its ROCE definition for many years and views it as the best measure of historical capital productivity in our capital-intensive, long-term industry, both to evaluate management’s performance and to demonstrate to shareholders that capital has been used wisely over the long term. Additional measures, which are more cash flow-based, are used to make investment decisions.

Return on average capital employed	2009	2008	2007
	(millions of dollars)
Net income attributable to ExxonMobil	$19,280	$45,220	$40,610
Financing costs (after tax)
Gross third-party debt	(303)	(343)	(339)
ExxonMobil share of equity companies	(285)	(325)	(204)
All other financing costs – net	(483)	1,485	268

Total financing costs	(1,071)	817	(275)

Earnings excluding financing costs	$20,351	$44,403	$40,885

Average capital employed	$125,050	$129,683	$128,760

Return on average capital employed – corporate total	16.3%	34.2%	31.8%

QUARTERLY INFORMATION

	2009					2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Volumes
	(thousands of barrels daily)
Production of crude oil and natural gas liquids, synthetic oil and bitumen	2,476	2,346	2,335	2,393	2,387	2,468	2,391	2,290	2,472	2,405
Refinery throughput	5,381	5,290	5,352	5,379	5,350	5,526	5,472	5,354	5,313	5,416
Petroleum product sales	6,434	6,487	6,301	6,489	6,428	6,821	6,775	6,688	6,761	6,761

	(millions of cubic feet daily)
Natural gas production available for sale	10,187	8,041	8,155	10,717	9,273	10,229	8,489	7,820	9,849	9,095

	(thousands of oil-equivalent barrels daily)
Oil-equivalent production (1)	4,174	3,686	3,694	4,179	3,932	4,173	3,806	3,593	4,113	3,921

	(thousands of metric tons)
Chemical prime product sales	5,527	6,267	6,356	6,675	24,825	6,578	6,718	6,060	5,626	24,982

Summarized financial data
	(millions of dollars)
Sales and other operating revenue (2)	$62,128	72,167	80,090	87,115	301,500	$113,223	133,776	132,085	80,495	459,579
Gross profit (3)	$23,562	24,231	27,377	28,580	103,750	$40,255	43,925	45,901	29,760	159,841
Net income attributable to ExxonMobil	$4,550	3,950	4,730	6,050	19,280	$10,890	11,680	14,830	7,820	45,220

Per share data
	(dollars per share)
Earnings per common share (4)	$0.92	0.82	0.98	1.27	3.99	$2.03	2.24	2.86	1.55	8.70
Earnings per common share – assuming dilution (4)	$0.92	0.81	0.98	1.27	3.98	$2.02	2.22	2.85	1.54	8.66
Dividends per common share	$0.40	0.42	0.42	0.42	1.66	$0.35	0.40	0.40	0.40	1.55
Common stock prices
High	$82.73	74.83	72.79	76.54	82.73	$94.74	96.12	89.63	83.64	96.12
Low	$61.86	64.50	64.46	66.11	61.86	$77.55	84.26	71.51	56.51	56.51

(1)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.
(2)	Includes amounts for sales-based taxes.
(3)	Gross profit equals sales and other operating revenue less estimated costs associated with products sold.
(4)	Computed using the average number of shares outstanding during each period. The sum of the four quarters may not add to the full year.

The price range of ExxonMobil common stock is as reported on the composite tape of the several U.S. exchanges where ExxonMobil common stock is traded. The principal market where ExxonMobil common stock (XOM) is traded is the New York Stock Exchange, although the stock is traded on other exchanges in and outside the United States.

There were 525,529 registered shareholders of ExxonMobil common stock at December 31, 2009. At January 31, 2010, the registered shareholders of ExxonMobil common stock numbered 523,748.

On January 27, 2010, the Corporation declared a $0.42 dividend per common share, payable March 10, 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FUNCTIONAL EARNINGS	2009	2008	2007
	(millions of dollars, except per share amounts)
Earnings (U.S. GAAP)
Upstream
United States	$2,893	$6,243	$4,870
Non-U. S.	14,214	29,159	21,627
Downstream
United States	(153)	1,649	4,120
Non-U. S.	1,934	6,502	5,453
Chemical
United States	769	724	1,181
Non-U. S.	1,540	2,233	3,382
Corporate and financing	(1,917)	(1,290)	(23)

Net income attributable to ExxonMobil	$19,280	$45,220	$40,610

Earnings per common share	$3.99	$8.70	$7.31
Earnings per common share – assuming dilution	$3.98	$8.66	$7.26

Special items included in earnings
Non-U. S. Upstream
Gain on German natural gas transportation business sale	$—	$1,620	$—
Corporate and financing
Valdez litigation	$(140)	$(460)	$—

References in this discussion to total corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, special items, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

Statements in this discussion regarding expectations, plans and future events or conditions are forward-looking statements. Actual future results, including demand growth and energy source mix; capacity increases; production growth and mix; rates of field decline; financing sources; the resolution of contingencies and uncertain tax positions; environmental and capital expenditures; and benefits realized from the XTO Energy transaction could differ materially depending on a number of factors, such as changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; the outcome of commercial negotiations; political or regulatory events, including the timing and conditions of clearance for the XTO Energy transaction; our ability to integrate XTO Energy’s business with our own; and other factors discussed herein and in Item 1A of ExxonMobil’s 2009 Form 10-K.

OVERVIEW

The following discussion and analysis of ExxonMobil’s financial results, as well as the accompanying financial statements and related notes to consolidated financial statements to which they refer, are the responsibility of the management of Exxon Mobil Corporation. The Corporation’s accounting and financial reporting fairly reflect its straightforward business model involving the extracting, manufacturing and marketing of hydrocarbons and hydrocarbon-based products. The Corporation’s business model involves the production (or purchase), manufacture and sale of physical products, and all commercial activities are directly in support of the underlying physical movement of goods. Our consistent, conservative approach to financing the capital-intensive needs of the Corporation has helped ExxonMobil to sustain the “triple-A” status of its long-term debt securities for 91 years.

ExxonMobil, with its resource base, financial strength, disciplined investment approach and technology portfolio, is well-positioned to participate in substantial investments to develop new energy supplies. While commodity prices are volatile on a short-term basis and depend on supply and demand, ExxonMobil’s investment decisions are based on our long-term business outlook, using a disciplined approach in selecting and pursuing the most attractive investment opportunities. The corporate plan is a fundamental annual management process that is the basis for setting near-term operating and capital objectives in addition to providing the longer-term economic assumptions used for investment evaluation purposes. Volumes are based on individual field production profiles, which are also updated annually. Prices for crude oil, natural gas and refined products are based on corporate plan assumptions developed annually by major region and are utilized for investment evaluation purposes. Potential investment opportunities are tested over a wide range of economic scenarios to establish the resiliency of each opportunity. Once investments are made, a reappraisal process is completed to ensure relevant lessons are learned and improvements are incorporated into future projects.

BUSINESS ENVIRONMENT AND RISK ASSESSMENT

Long-Term Business Outlook

By 2030, the world’s population is projected to grow to approximately 8 billion people, or about 1.5 billion more than in 2005. Coincident with this population increase, the Corporation expects worldwide economic growth to average 2.7 percent per year. This combination of population and economic growth is expected to lead to an increase in primary energy demand of almost 35 percent by 2030 versus 2005 even with substantial efficiency gains. This demand increase is expected to be concentrated in developing countries.

As economic progress drives demand higher, the use of more energy-efficient, lower-emission technologies and practices will become increasingly important, leading to a significantly lower level of energy consumption and emissions per unit of economic output by 2030. Efficiency gains will result from anticipated improvements in the transportation and power generation sectors, driven by the introduction of new technologies, as well as many other improvements that span the residential, commercial and industrial sectors.

Energy for transportation – including cars, trucks, ships, trains and airplanes – is expected to increase by over 35 percent from 2005 to 2030. The global growth in transportation demand will be met primarily by oil, which is expected to provide almost 95 percent of all transportation fuel by 2030, down from about 98 percent in 2005, as biofuels and natural gas gain market share.

Demand for electricity around the world will grow significantly through 2030. Consistent with this projection, power generation will remain the largest and fastest-growing major segment of global energy demand. Meeting the expected growth in power demand will require a diverse set of energy sources. Coal will retain the largest share. However, natural gas, nuclear and renewables are all expected to gain market share.

Liquid fuels provide the largest share of energy supply today due to their availability, affordability and ease of transport. By 2030, global demand for liquids is expected to grow to approximately 104 million barrels of oil-equivalent per day or close to 25 percent more than in 2005. Global demand for liquid fuels will be met by a wide variety of sources. Conventional non-OPEC crude and condensate production is expected to remain relatively flat through 2030. However, growth is expected from a number of supply sources, including biofuels, oil sands and natural gas liquids, as well as crude oil from OPEC countries. While the world’s resource base is sufficient to meet projected demand, access to resources and timely investments will remain critical to meeting global needs with reliable, affordable supplies.

Increases in natural gas demand in North America, Europe and Asia Pacific will require new sources of supply. Helping meet these needs will be additional local supplies of unconventional natural gas – the result of recent improvements in technologies used to tap these hard-to-produce resources – as well as imports. The growing need for natural gas imports will have a dramatic impact on the worldwide liquefied natural gas (LNG) market, which is expected to approximately triple in volume from 2005 to 2030.

The world’s energy mix is highly diverse and will remain so through 2030. Oil is expected to remain the largest source of energy supply at close to 35 percent. From 2005 to 2030, natural gas is expected to grow the fastest of the fossil fuels and overtake coal as the second-largest energy source. Nuclear power is projected to grow significantly, surpassing coal in terms of absolute growth and reaching the level of biomass as the fourth-largest source of energy. Hydro and geothermal will also grow, though remain limited by the availability of natural sites. Wind, solar and biofuels are expected to grow at close to 10 percent per year on average, the highest growth rate of all fuels, and are projected to reach approximately 2.5 percent of world energy by 2030.

The Corporation anticipates that the world’s available oil and gas resource base will grow not only from new discoveries, but also from reserve increases in previously discovered fields. Technology will underpin these increases. The cost to develop and supply these resources will be significant. According to the International Energy Agency, the investment required to meet total oil and gas energy needs worldwide through 2030 will be close to $480 billion per year on average, or about $11.1 trillion (measured in 2009 dollars) in total over the period 2008-2030. International accords and underlying regional and national regulations for greenhouse gas reduction are evolving with uncertain timing and outcome, making it difficult to predict their business impact. ExxonMobil includes estimates of potential costs for energy-related greenhouse gas emissions in its long-term Energy Outlook, which is used for assessing the business environment and in its investment evaluations.

Upstream

ExxonMobil continues to maintain a large portfolio of exploration and development opportunities, which enables the Corporation to be selective, maximizing shareholder value and mitigating political and technical risks. ExxonMobil’s fundamental Upstream business strategies guide our global exploration, development, production, and gas and power marketing activities. These strategies include identifying and selectively pursuing the highest quality exploration opportunities, investing in projects that deliver superior returns, maximizing profitability of existing oil and gas production, and capitalizing on growing natural gas and power markets. These strategies are underpinned by a relentless focus on operational excellence, commitment to innovative technologies, development of our employees and investment in the communities in which we operate.

As future development projects bring new production online, the Corporation expects a shift in the geographic mix of its production volumes between now and 2014. Oil and natural gas output from West Africa, the Caspian region, the Middle East and Russia is expected to increase over the next five years based on current capital project execution plans. Currently, these growth areas account for 42 percent of the Corporation’s production. By 2014, they are expected to generate about 50 percent of total volumes. The remainder of the Corporation’s production is expected to be sourced from established areas, including Europe, North America and Asia Pacific.

In addition to an evolving geographic mix, there will also be continued change in the type of opportunities from which volumes are produced. Production from diverse resource types utilizing specialized technologies such as arctic technology, deepwater drilling and production systems, heavy oil recovery processes, unconventional gas production and LNG is expected to grow from about 30 percent to over 40 percent of the Corporation’s output between now and 2014. We do not anticipate that the expected change in the geographic mix of production volumes, and in the types of opportunities from which volumes will be produced, will have a material impact on the nature and the extent of the risks disclosed in Item 1A of ExxonMobil’s 2009 Form 10-K, or result in a material change in our level of unit operating expenses. The Corporation’s overall volume capacity outlook, based on projects coming onstream as anticipated, is for production capacity to grow over the period 2010-2014. However, actual volumes will vary from year to year due to the timing of individual project start-ups, operational outages, reservoir performance, performance of enhanced oil recovery projects, regulatory changes, asset sales, weather events, price effects under production sharing contracts and other factors described in Item 1A of ExxonMobil’s 2009 Form 10-K. Enhanced oil recovery projects extract hydrocarbons from reservoirs in excess of that which may be produced through primary recovery, i.e., through pressure depletion or natural aquifer support. They include the injection of water, gases or chemicals into a reservoir to produce hydrocarbons otherwise unobtainable.

Merger Agreement

On December 13, 2009, ExxonMobil and XTO Energy Inc. (XTO) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the terms of the Merger Agreement, (i) each share of XTO common stock will be converted into the right to receive 0.7098 shares of common stock of the Corporation (the “Exchange Ratio”) and (ii) all outstanding XTO options will be converted into options to purchase shares of common stock of the Corporation, with the number of shares of XTO common stock subject to the option, and the option’s exercise price, adjusted based on the Exchange Ratio. The transaction includes XTO debt, which was approximately $10.5 billion at December 31, 2009.

XTO’s reported year-end 2009 proved reserves of 14.8 trillion cubic feet of natural gas equivalents include shale gas, tight gas, coal-bed methane and shale oil. These will complement ExxonMobil’s holdings in the United States, Canada, Germany, Poland and Argentina. XTO’s resource base, technical expertise and highly skilled employees together with ExxonMobil’s operational and financial strengths should enable development of additional supplies of unconventional natural gas and oil resources.

Consummation of the merger is subject to customary conditions, including (i) the adoption of the Merger Agreement by the holders of XTO common stock, (ii) the absence of any law or order prohibiting the closing, (iii) the expiration or termination of the applicable Hart-Scott-Rodino waiting period and receipt of antitrust clearance under Dutch competition laws, (iv) subject to certain exceptions, the accuracy of representations and warranties and performance of covenants, (v) the effectiveness of the registration statement for the common stock of the Corporation being issued in the merger and (vi) the delivery of customary opinions from counsel to the Corporation and counsel to XTO that the merger will qualify as a reorganization for federal income tax purposes.

The Corporation and XTO have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to conduct their respective businesses in the ordinary course consistent with past practice between the execution of the Merger Agreement and consummation of the merger. In addition, XTO has covenanted (i) to cause a stockholder meeting to be held to consider approval of the transactions contemplated by the Merger Agreement, (ii) subject to certain exceptions, for its board of directors to recommend approval by its stockholders of the transactions contemplated by the Merger Agreement, (iii) not to solicit proposals relating to alternative business combination transactions and (iv) subject to certain exceptions, not to enter into discussions concerning or provide confidential information in connection with alternative business combination transactions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Assuming the merger is approved by XTO stockholders and is cleared by regulatory authorities, the transaction will be accounted for as a purchase, with XTO’s assets and liabilities reflected in ExxonMobil’s books at fair value. The transaction should be accretive to ExxonMobil’s production growth and cash flow. Depending on the market price for gas, it is not likely to be accretive to near-term earnings per share and may be dilutive.

Downstream

ExxonMobil’s Downstream is a large, diversified business with refining and marketing complexes around the world. The Corporation has a strong presence in mature markets in North America and Europe, as well as the growing Asia Pacific region. ExxonMobil’s fundamental Downstream business strategies position the company to deliver long-term growth in shareholder value that is superior to competition across a range of market conditions. These strategies include maintaining best-in-class operations in all aspects of the business, maximizing value from leading-edge technologies, capitalizing on integration with other ExxonMobil businesses, selectively investing for resilient, advantaged returns, leading the industry in efficiency and effectiveness, and providing quality, valued products and services to customers.

ExxonMobil has an ownership interest in 37 refineries, located in 21 countries, with distillation capacity of 6.3 million barrels per day and lubricant basestock manufacturing capacity of about 143 thousand barrels per day. ExxonMobil’s fuels and lubes marketing business portfolios include operations around the world, with multiple channels to market serving a globally diverse customer base.

The downstream industry environment remains very challenging. The recent global economic recession had a negative impact on the global demand for refined products, and thus put considerable downward pressure on worldwide refining margins. Further, in prior years, the industry has experienced a period of robust refining margins, which encouraged the construction of additional industry capacity. Over the prior 20-year period, inflation-adjusted refining margins have been flat, with the recent prior years’ stronger margins offsetting the longer-term trend of declining margins.

Refining margins are largely driven by differences in commodity prices and are a function of the difference between what a refinery pays for its raw materials (primarily crude oil) and the market prices for the range of products produced (primarily gasoline, heating oil, diesel oil, jet fuel and fuel oil). Crude oil and many products are widely traded with published prices, including those quoted on multiple exchanges around the world (e.g., New York Mercantile Exchange and Intercontinental Exchange). Prices for these commodities are determined by the global marketplace and are influenced by many factors, including global and regional supply/demand balances, inventory levels, refinery operations, import/export balances, currency fluctuations, seasonal demand, weather and political climate.

ExxonMobil’s long-term outlook continues to be that refining margins will generally decline as competition in the refining industry remains intense and, in the near term, new capacity additions outpace the growth in global demand. Additionally, as described in more detail in Item 1A of ExxonMobil’s 2009 Form 10-K, proposed carbon policy and other climate-related regulations in many countries, as well as the continued growth in biofuels mandates, could have negative impacts on the refining business.

In the retail fuels marketing business, ongoing intense competition continues to drive down inflation-adjusted margins by about 2 percent per year. In 2009, ExxonMobil progressed the transition of the direct served (i.e., dealer, company-operated) retail network in the U.S. to a branded distributor model. This transition was announced in 2008 and will be a multiyear process.

ExxonMobil takes a disciplined approach to managing the Downstream capital employed. The Downstream portfolio is continually evaluated during all parts of the business cycle, and numerous asset divestments have been made over the past decade. When investing in the Downstream, ExxonMobil remains focused on selective and resilient projects. These investments capitalize on the Corporation’s world-class scale and integration, industry-leading efficiency, leading-edge technology and respected brands, enabling ExxonMobil to take advantage of attractive emerging-growth opportunities around the globe. In 2009, ExxonMobil completed commissioning new cogeneration facilities in Fujian, China, and Antwerp, Belgium, representing a total of 375 megawatts, that help improve our refinery efficiency. Additionally, ExxonMobil is progressing with announced plans to invest over $1 billion in three refineries to increase the supply of cleaner-burning diesel by about 140 thousand barrels per day. The company will construct new units and modify existing facilities at its Baton Rouge, La., Baytown, Texas, and Antwerp, Belgium, refineries. In the Asia Pacific region, ExxonMobil and its partners Sinopec, Fujian Province and Saudi Aramco started up the integrated refining and petrochemicals facility in Fujian Province, China. This project expanded the existing 80-thousand-barrel-per-day refinery to a 240-thousand-barrel-per-day high-conversion facility. Additionally, the project encompasses a new world-scale integrated chemical plant. The partnership also includes a fuels marketing joint venture that includes over 750 retail sites and a network of distribution terminals.

Chemical

Worldwide petrochemical demand continued to be weak in the first half of 2009, due to the soft economy. Demand increased in the second half of the year, reflecting improved economic activity, particularly in Asia Pacific. Industry operating rates improved in the second half of the year on stronger demand and were further supported by industry capacity rationalizations and delays in start-up of new capacity. Tighter industry supply/demand balances in the second half of the year supported higher product prices and improved industry margins.

ExxonMobil benefited from continued operational excellence and a balanced portfolio of products. In addition to being a worldwide supplier of primary petrochemical products, ExxonMobil Chemical also has a number of less-cyclical business lines. Chemical’s competitive advantages are achieved through its business mix, broad geographic coverage, investment discipline, integration of chemical capacity with large refineries or upstream gas processing facilities, advantaged feedstock capabilities, leading proprietary technology and product application expertise.

REVIEW OF 2009 AND 2008 RESULTS

	2009	2008	2007
	(millions of dollars)
Earnings (U.S. GAAP)	$19,280	$45,220	$40,610

2009

Earnings in 2009 of $19,280 million decreased $25,940 million from 2008. Earnings for 2009 included an after-tax special charge of $140 million for interest related to the Valdez punitive damages award.

2008

Earnings in 2008 of $45,220 million increased $4,610 million from 2007. Earnings for 2008 included an after-tax gain of $1,620 million from the sale of a natural gas transportation business in Germany and after-tax special charges of $460 million related to the Valdez litigation.

Upstream

	2009	2008	2007
	(millions of dollars)
Upstream
United States	$2,893	$6,243	$4,870
Non-U.S.	14,214	29,159	21,627

Total	$17,107	$35,402	$26,497

2009

Upstream earnings for 2009 were $17,107 million, down $18,295 million from 2008, including the absence of an after-tax special gain in 2008 of $1,620 million from the sale of a natural gas transportation business in Germany. Lower crude oil and natural gas realizations reduced earnings $15.2 billion. Volume and mix effects increased earnings $700 million. Higher operating expenses and increased exploration activities decreased earnings $1.4 billion. Lower gains on asset divestments reduced earnings approximately $900 million. Oil-equivalent production increased slightly versus 2008, including impacts from entitlement effects, quotas and divestments. Excluding these items, oil-equivalent production was up about 2 percent. Liquids production of 2,387 kbd (thousands of barrels per day) decreased 18 kbd. Production increases from new projects in the U.S., Qatar and West Africa along with higher volumes in Kazakhstan were offset by field decline. Natural gas production of 9,273 mcfd (millions of cubic feet per day) increased 178 mcfd from 2008. Higher volumes from projects in Qatar were partially offset by field decline. Earnings from U.S. Upstream operations for 2009 were $2,893 million, a decrease of $3,350 million. Earnings outside the U.S. for 2009 of $14,214 million declined $14,945 million.

2008

Upstream earnings for 2008 totaled $35,402 million, an increase of $8,905 million from 2007, including an after-tax gain of $1,620 million from the sale of a natural gas transportation business in Germany. Higher crude oil and natural gas realizations increased earnings approximately $11.8 billion. Lower sales volumes reduced earnings about $3.7 billion. Higher taxes and increased operating costs decreased earnings approximately $1.5 billion, partially offset by favorable foreign exchange. Oil-equivalent production decreased 6 percent versus 2007, including impacts from lower entitlement volumes, the expropriation of assets in Venezuela and divestments. Excluding these impacts, total oil-equivalent production decreased 3 percent. Liquids production of 2,405 kbd decreased 211 kbd from 2007. Production increases from new projects in West Africa were more than offset by field decline, lower entitlement volumes, the expropriation of assets in Venezuela and divestments. Natural gas production of 9,095 mcfd decreased 289 mcfd from 2007. Higher volumes from North Sea, Malaysia and Qatar projects and higher European demand were more than offset by field decline. Earnings from U.S. Upstream operations for 2008 were $6,243 million, an increase of $1,373 million. Earnings outside the U.S. for 2008, including a $1,620 million gain related to the sale of the German natural gas transportation business, were $29,159 million, $7,532 million higher than in 2007.

Downstream

	2009	2008	2007
	(millions of dollars)
Downstream
United States	$(153)	$1,649	$4,120
Non-U.S.	1,934	6,502	5,453

Total	$1,781	$8,151	$9,573

2009

Downstream earnings were $1,781 million, down $6.4 billion from 2008. Weaker margins reduced earnings $5.1 billion. Lower divestment activity reduced earnings about $1.0 billion. Volumes decreased earnings approximately $300 million. Petroleum product sales of 6,428 kbd decreased 333 kbd, mainly reflecting asset divestments and lower demand. Refinery throughput was 5,350 kbd, down 66 kbd from 2008. Earnings from the U.S. Downstream were $1,802 million lower than in 2008. Non-U.S. Downstream earnings were $1,934 million, down $4,568 million from 2008.

2008

Downstream earnings of $8,151 million were $1,422 million lower than in 2007. Lower margins reduced earnings approximately $900 million, as weaker refining margins more than offset stronger marketing margins. Higher operating costs, mainly associated with planned work activity, reduced earnings about $700 million, while unfavorable foreign exchange effects decreased earnings approximately $600 million. Improved refinery operations provided a partial offset, increasing earnings about $800 million. Petroleum product sales of 6,761 kbd decreased from 7,099 kbd in 2007, primarily reflecting asset sales and lower demand. Refinery throughput was 5,416 kbd compared with 5,571 kbd in 2007. U.S. Downstream earnings were $1,649 million, down $2,471 million from 2007. Non-U.S. Downstream earnings of $6,502 million were $1,049 million higher than in 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Chemical

	2009	2008	2007
	(millions of dollars)
Chemical
United States	$769	$724	$1,181
Non-U.S.	1,540	2,233	3,382

Total	$2,309	$2,957	$4,563

2009

Earnings declined $648 million versus 2008 to a total of $2,309 million. Weaker margins reduced earnings by $340 million, mostly in commodities. Lower volumes decreased earnings $190 million. All other items, including unfavorable foreign exchange impacts, reduced earnings $115 million. Prime product sales of 24,825 kt (thousands of metric tons) decreased 157 kt from 2008. Prime product sales are total chemical product sales, including ExxonMobil’s share of equity-company volumes and finished-product transfers to the Downstream business. U.S. Chemical earnings of $769 million increased $45 million. Non-U.S. Chemical earnings were $1,540 million, down $693 million.

2008

Chemical earnings totaled $2,957 million, a decrease of $1,606 million from 2007. Lower margins reduced earnings approximately $1.2 billion, while lower volumes decreased earnings about $500 million. Prime product sales were 24,982 kt, a decrease of 2,498 kt from 2007. U.S. Chemical earnings of $724 million decreased $457 million. Non-U.S. Chemical earnings of $2,233 million were $1,149 million lower than in 2007.

Corporate and Financing

	2009	2008	2007
	(millions of dollars)
Corporate and financing	$(1,917)	$(1,290)	$(23)

2009

Corporate and financing expenses of $1,917 million in 2009 increased $627 million, primarily due to lower interest income.

2008

Corporate and financing expenses of $1,290 million in 2008 increased $1,267 million from 2007, mainly due to charges of $460 million related to the Valdez litigation, net higher taxes and lower interest income.

LIQUIDITY AND CAPITAL RESOURCES

Sources and Uses of Cash

	2009	2008	2007
	(millions of dollars)
Net cash provided by/(used in)
Operating activities	$28,438	$59,725	$52,002
Investing activities	(22,419)	(15,499)	(9,728)
Financing activities	(27,283)	(44,027)	(38,345)
Effect of exchange rate changes	520	(2,743)	1,808

Increase/(decrease) in cash and cash equivalents	$(20,744)	$(2,544)	$5,737

	(Dec. 31)
Cash and cash equivalents	$10,693	$31,437	$33,981

Cash and cash equivalents were $10.7 billion at the end of 2009, $20.7 billion lower than the prior year, reflecting lower earnings and a higher level of capital spending partially offset by a lower level of purchases of ExxonMobil shares.

Cash and cash equivalents were $31.4 billion at the end of 2008, $2.5 billion lower than the prior year, reflecting $2.7 billion of foreign exchange reductions from the strengthening of the U.S. dollar in 2008. Cash flows from operating, investing and financing activities are discussed below. For additional details, see the Consolidated Statement of Cash Flows.

Although the Corporation could issue long-term debt and has access to short-term liquidity, internally generated funds cover the majority of its financial requirements. The management of cash that may be temporarily available as surplus to the Corporation’s immediate needs is carefully controlled to ensure that it is secure and readily available to meet the Corporation’s cash requirements and to optimize returns on the cash balances.

To support cash flows in future periods the Corporation will need to continually find and develop new fields, and continue to develop and apply new technologies and recovery processes to existing fields, in order to maintain or increase production. After a period of production at plateau rates, it is the nature of oil and gas fields eventually to produce at declining rates for the remainder of their economic life. Averaged over all the Corporation’s existing oil and gas fields and without new projects, ExxonMobil’s production is expected to decline at an average of approximately 5 percent per year over the next few years. Decline rates can vary widely by individual field due to a number of factors, including, but not limited to, the type of reservoir, fluid properties, recovery mechanisms, work activity, and age of the field. Furthermore, the Corporation’s net interest in production for individual fields can vary with price and contractual terms.

The Corporation has long been successful at offsetting the effects of natural field decline through disciplined investments in quality opportunities and project execution. Over the last decade, this has resulted in net annual additions to proved reserves that have exceeded the amount produced. Projects are in progress or planned to increase production capacity. However, these volume increases are subject to a variety of risks including project start-up timing, operational outages, reservoir performance, crude oil and natural gas prices, weather events, and regulatory changes. The Corporation’s cash flows are also highly dependent on crude oil and natural gas prices. Please refer to Item 1A. Risk Factors for a more complete discussion of risks.

The Corporation’s financial strength, as evidenced by its AAA/Aaa debt rating, enables it to make large, long-term capital expenditures. Capital and exploration expenditures in 2009 were $27.1 billion, reflecting the Corporation’s continued active investment program. The Corporation expects annual expenditures to range from $25 billion to $30 billion for the next several years. Actual spending could vary depending on the progress of individual projects. The Corporation has a large and diverse portfolio of development projects and exploration opportunities, which helps mitigate the overall political and technical risks of the Corporation’s Upstream segment and associated cash flow. Further, due to its financial strength, debt capacity and diverse portfolio of opportunities, the risk associated with failure or delay of any single project would not have a significant impact on the Corporation’s liquidity or ability to generate sufficient cash flows for operations and its fixed commitments. The purchase and sale of oil and gas properties have not had a significant impact on the amount or timing of cash flows from operating activities.

Cash Flow from Operating Activities

2009

Cash provided by operating activities totaled $28.4 billion in 2009, $31.3 billion lower than 2008. The major source of funds was net income including noncontrolling interests of $19.7 billion, adjusted for the noncash provision of $11.9 billion for depreciation and depletion, both of which declined. Pension fund contributions in 2009 of $4.5 billion increased from $1.0 billion in 2008. The net effects of changes in prices and the timing of collection of accounts receivable and of payments of accounts and other payables and of income taxes payable reduced cash provided by operating activities in 2009 compared to an increase in 2008.

2008

Cash provided by operating activities totaled $59.7 billion in 2008, a $7.7 billion increase from 2007. The major source of funds was net income including noncontrolling interests of $46.9 billion, adjusted for the noncash provision of $12.4 billion for depreciation and depletion, both of which increased. The net effects of lower prices and the timing of collection of accounts receivable and of payments of accounts and other payables and of income taxes payable added to cash provided by operating activities.

Cash Flow from Investing Activities

2009

Cash used in investing activities netted to $22.4 billion in 2009, $6.9 billion higher than in 2008. Spending for property, plant and equipment of $22.5 billion in 2009 increased $3.2 billion from 2008. Proceeds from the sales of subsidiaries, investments and property, plant and equipment of $1.5 billion in 2009 compared to $6.0 billion in 2008, the decrease reflecting the absence of the sale of the natural gas transportation business in Germany and lower sales of Downstream assets and investments.

2008

Cash used in investing activities netted to $15.5 billion in 2008, $5.8 billion higher than in 2007. Spending for property, plant and equipment of $19.3 billion in 2008 increased $3.9 billion from 2007. Proceeds from the sales of subsidiaries, investments and property, plant and equipment of $6.0 billion in 2008 compared to $4.2 billion in 2007, the increase reflecting the sale of the German natural gas transportation business in 2008. Cash used in investing activities in 2008 was higher due to the absence of the $4.6 billion positive cash flow in 2007 from the release of the restriction on the restricted cash and cash equivalents. Net cash used for investments and advances and the change in marketable securities was $1.0 billion lower in 2008.

Cash Flow from Financing Activities

2009

Cash used in financing activities was $27.3 billion in 2009, $16.7 billion lower than 2008, reflecting a lower level of purchases of ExxonMobil shares. Dividend payments on common shares increased to $1.66 per share from $1.55 per share and totaled $8.0 billion, a pay-out of 42 percent. Total consolidated short-term and long-term debt increased $0.2 billion to $9.6 billion at year-end 2009.

ExxonMobil share of equity decreased $2.4 billion in 2009, to $110.6 billion. The addition to equity for earnings of $19.3 billion was more than offset by reductions for distributions to ExxonMobil shareholders of $8.0 billion of dividends and $18.0 billion of purchases of shares of ExxonMobil stock to reduce shares outstanding. Equity, and net assets and liabilities, increased $3.3 billion, representing the foreign exchange translation effects of generally stronger foreign currencies at the end of 2009 on ExxonMobil’s operations outside the United States. The change in the funded status of the postretirement benefits reserves in 2009 increased equity by $1.2 billion.

During 2009, Exxon Mobil Corporation purchased 277 million shares of its common stock for the treasury at a gross cost of $19.7 billion. These purchases were to reduce the number of shares outstanding and to offset shares issued in conjunction with company benefit plans and programs. Shares outstanding were reduced by 5.0 percent from 4,976 million at the end of 2008 to 4,727 million at the end of 2009. Purchases were made in both the open market and through negotiated transactions. Purchases may be increased, decreased or discontinued at any time without prior notice.

2008

Cash used in financing activities was $44.0 billion in 2008, an increase of $5.7 billion from 2007, reflecting a higher level of purchases of ExxonMobil shares. Dividend payments on common shares increased to $1.55 per share from $1.37 per share and totaled $8.1 billion, a pay-out of 18 percent. Total consolidated short-term and long-term debt decreased $0.2 billion to $9.4 billion at year-end 2008.

ExxonMobil share of equity decreased $8.8 billion in 2008, to $113.0 billion. Earnings of $45.2 billion, reduced by distributions to ExxonMobil shareholders of $8.1 billion of dividends and $32.0 billion of purchases of shares of ExxonMobil stock to reduce shares outstanding, added to equity. Equity, and net assets and liabilities, decreased $6.8 billion, representing the foreign exchange translation effects of generally weaker

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

foreign currencies at the end of 2008 on ExxonMobil’s operations outside the United States. The change in the funded status of the postretirement benefits reserves in 2008 lowered equity by $5.1 billion.

During 2008, Exxon Mobil Corporation purchased 434 million shares of its common stock for the treasury at a gross cost of $35.7 billion. These purchases were to reduce the number of shares outstanding and to offset shares issued in conjunction with company benefit plans and programs. Shares outstanding were reduced by 7.5 percent from 5,382 million at the end of 2007 to 4,976 million at the end of 2008. Purchases were made in both the open market and through negotiated transactions.

Commitments

Set forth below is information about the outstanding commitments of the Corporation’s consolidated subsidiaries at December 31, 2009. It combines data from the Consolidated Balance Sheet and from individual notes to the Consolidated Financial Statements.

	Payments Due by Period
Commitments	Note Reference Number	2010	2011- 2014	2015 and Beyond	Total
	(millions of dollars)
Long-term debt (1)	13	$—	$3,531	$3,598	$7,129
– Due in one year (2)		348	—	—	348
Asset retirement obligations (3)	8	693	1,944	5,836	8,473
Pension and other post retirement obligations (4)	16	1,540	4,024	12,317	17,881
Operating leases (5)	10	2,444	5,561	2,360	10,365
Unconditional purchase obligations (6)	15	314	902	568	1,784
Take-or-pay obligations (7)		1,208	4,241	7,594	13,043
Firm capital commitments (8)		12,250	12,525	688	25,463

This table excludes commodity purchase obligations (volumetric commitments but no fixed or minimum price) which are resold shortly after purchase, either in an active, highly liquid market or under long-term, unconditional sales contracts with similar pricing terms. Examples include long-term, noncancelable LNG and natural gas purchase commitments and commitments to purchase refinery products at market prices. Inclusion of such commitments would not be meaningful in assessing liquidity and cash flow, because these purchases will be offset in the same periods by cash received from the related sales transactions. The table also excludes unrecognized tax benefits totaling $4.7 billion as of December 31, 2009, because the Corporation is unable to make reasonably reliable estimates of the timing of cash settlements with the respective taxing authorities. Further details on the unrecognized tax benefits can be found in note 18, Income, Sales-Based and Other Taxes.

Notes:

(1)	Includes capitalized lease obligations of $368 million.
(2)	The amount due in one year is included in notes and loans payable of $2,476 million (note 5).
(3)	The fair value of upstream asset retirement obligations, primarily asset removal costs at the completion of field life.
(4)	The amount by which the benefit obligations exceeded the fair value of fund assets for certain U.S. and non-U.S. pension and other postretirement plans at year end. The payments by period include expected contributions to funded pension plans in 2010 and estimated benefit payments for unfunded plans in all years.
(5)	Minimum commitments for operating leases, shown on an undiscounted basis, cover drilling equipment, tankers, service stations and other properties.
(6)	Unconditional purchase obligations (UPOs) are those long-term commitments that are noncancelable and that third parties have used to secure financing for the facilities that will provide the contracted goods or services. The undiscounted obligations of $1,784 million mainly pertain to pipeline throughput agreements and include $1,141 million of obligations to equity companies.
(7)	Take-or-pay obligations are noncancelable, long-term commitments for goods and services other than UPOs. The undiscounted obligations of $13,043 million mainly pertain to manufacturing supply, pipeline and terminaling agreements and include $501 million of obligations to equity companies.
(8)	Firm commitments related to capital projects, shown on an undiscounted basis, totaled approximately $25.5 billion. These commitments were primarily associated with Upstream projects outside the U.S., of which $14.5 billion was associated with projects in West Africa, Kazakhstan, Papua New Guinea and Australia. The Corporation expects to fund the majority of these projects through internal cash flow.

Guarantees

The Corporation and certain of its consolidated subsidiaries were contingently liable at December 31, 2009, for $8,786 million, primarily relating to guarantees for notes, loans and performance under contracts (note 15). Included in this amount were guarantees by consolidated affiliates of $5,629 million, representing ExxonMobil’s share of obligations of certain equity companies. The below-mentioned guarantees are not reasonably likely to have a material effect on the Corporation’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

	Dec. 31, 2009
	Equity Company Obligations	Other Third-Party Obligations	Total
	(millions of dollars)
Total guarantees	$5,629	$3,157	$8,786

Financial Strength

On December 31, 2009, unused credit lines for short-term financing totaled approximately $4.8 billion (note 5).

The table below shows the Corporation’s fixed-charge coverage and consolidated debt-to-capital ratios. The data demonstrate the Corporation’s creditworthiness. Throughout this period, the Corporation’s long-term debt securities maintained the top credit rating from both Standard & Poor’s (AAA) and Moody’s (Aaa), a rating it has sustained for 91 years.

	2009	2008	2007
Fixed-charge coverage ratio (times)	26.1	52.2	49.9
Debt to capital (percent)	7.7	7.4	7.1
Net debt to capital (percent)	(1.0)	(23.0)	(24.0)
Credit rating	AAA/Aaa	AAA/Aaa	AAA/Aaa

Management views the Corporation’s financial strength, as evidenced by the above financial ratios and other similar measures, to be a competitive advantage of strategic importance. The Corporation’s sound financial position gives it the opportunity to access the world’s capital markets in the full range of market conditions, and enables the Corporation to take on large, long-term capital commitments in the pursuit of maximizing shareholder value.

The Corporation makes limited use of derivative instruments, which are discussed in note 12.

Litigation and Other Contingencies

Litigation

As discussed in note 15, a number of lawsuits, including class actions, were brought in various courts against Exxon Mobil Corporation and certain of its subsidiaries relating to the accidental release of crude oil from the tanker Exxon Valdez in 1989. All the compensatory claims and the punitive damage award have been paid.

Based on a consideration of all relevant facts and circumstances, the Corporation does not believe the ultimate outcome of any currently pending lawsuit against ExxonMobil will have a materially adverse effect upon the Corporation’s operations or financial condition. There are no events or uncertainties beyond those already included in reported financial information that would indicate a material change in future operating results or financial condition.

Other Contingencies

In accordance with a nationalization decree issued by Venezuela’s president in February 2007, by May 1, 2007, a subsidiary of the Venezuelan National Oil Company (PdVSA) assumed the operatorship of the Cerro Negro Heavy Oil Project. This Project had been operated and owned by ExxonMobil affiliates holding a 41.67 percent ownership interest in the Project. The decree also required conversion of the Cerro Negro Project into a “mixed enterprise” and an increase in PdVSA’s or one of its affiliate’s ownership interest in the Project, with the stipulation that if ExxonMobil refused to accept the terms for the formation of the mixed enterprise within a specified period of time, the government would “directly assume the activities” carried out by the joint venture. ExxonMobil refused to accede to the terms proffered by the government, and on June 27, 2007, the government expropriated ExxonMobil’s 41.67 percent interest in the Cerro Negro Project.

On September 6, 2007, affiliates of ExxonMobil filed a Request for Arbitration with the International Centre for Settlement of Investment Disputes. An affiliate of ExxonMobil has also filed an arbitration under the rules of the International Chamber of Commerce against PdVSA and a PdVSA affiliate for breach of their contractual obligations under certain Cerro Negro Project agreements. Both arbitration proceedings continue. At this time, the net impact of this matter on the Corporation’s consolidated financial results cannot be reasonably estimated. However, the Corporation does not expect the resolution to have a material effect upon the Corporation’s operations or financial condition. ExxonMobil’s remaining net book investment in Cerro Negro producing assets is about $750 million.

CAPITAL AND EXPLORATION EXPENDITURES

	2009		2008
	U.S.	Non-U.S.	U.S.	Non-U.S.
	(millions of dollars)
Upstream (1)	$3,585	$17,119	$3,334	$16,400
Downstream	1,511	1,685	1,636	1,893
Chemical	319	2,829	441	2,378
Other	44	—	61	—

Total	$5,459	$21,633	$5,472	$20,671

(1)	Exploration expenses included.

Capital and exploration expenditures in 2009 were $27.1 billion, reflecting the Corporation’s continued active investment program. The Corporation expects annual expenditures to range from $25 billion to $30 billion for the next several years. Actual spending could vary depending on the progress of individual projects.

Upstream spending of $20.7 billion in 2009 was up 5 percent from 2008, mainly due to increased exploration and production drilling activity. The majority of these expenditures are on development projects, which typically take two to four years from the time of recording proved undeveloped reserves to the start of production from those reserves. The percentage of proved developed reserves was 67 percent of total proved reserves at year-end 2009, and has been over 60 percent for the last five years, indicating that proved reserves are

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

consistently moved from undeveloped to developed status. Capital investments in the Downstream totaled $3.2 billion in 2009, a decrease of $0.3 billion from 2008, due to lower refining project and fuels marketing expenditures. Chemical 2009 capital expenditures of $3.1 billion were up $0.3 billion from 2008 due to increased investment in Asia Pacific to meet demand growth.

TAXES

	2009	2008	2007
	(millions of dollars)
Income taxes	$15,119	$36,530	$29,864
Effective income tax rate	47%	46%	44%
Sales-based taxes	25,936	34,508	31,728
All other taxes and duties	37,571	45,223	44,091

Total	$78,626	$116,261	$105,683

2009

Income, sales-based and all other taxes and duties totaled $78.6 billion in 2009, a decrease of $37.6 billion or 32 percent from 2008. Income tax expense, both current and deferred, was $15.1 billion, $21.4 billion lower than 2008, reflecting lower pre-tax income in 2009. A higher share of total income from the Upstream segment in 2009 increased the effective income tax rate to 47 percent compared to 46 percent in 2008. Sales-based and all other taxes and duties of $63.5 billion in 2009 decreased $16.2 billion from 2008, reflecting lower prices and foreign exchange effects.

2008

Income, sales-based and all other taxes and duties totaled $116.3 billion in 2008, an increase of $10.6 billion or 10 percent from 2007. Income tax expense, both current and deferred, was $36.5 billion, $6.7 billion higher than 2007, reflecting higher pre-tax income in 2008. A higher share of total income from the Upstream segment in 2008 increased the effective income tax rate to 46 percent compared to 44 percent in 2007. Sales-based and all other taxes and duties of $79.7 billion in 2008 increased $3.9 billion from 2007, reflecting higher prices.

ENVIRONMENTAL MATTERS

Environmental Expenditures

	2009	2008
	(millions of dollars)
Capital expenditures	$2,481	$2,485
Other expenditures	2,610	2,730

Total	$5,091	$5,215

Throughout ExxonMobil’s businesses, new and ongoing measures are taken to prevent and minimize the impact of our operations on air, water and ground. These include a significant investment in refining infrastructure and technology to manufacture clean fuels as well as projects to monitor and reduce nitrogen oxide, sulfur oxide and greenhouse gas emissions and expenditures for asset retirement obligations. ExxonMobil’s 2009 worldwide environmental expenditures for all such preventative and remediation steps, including ExxonMobil’s share of equity company expenditures, were about $5.1 billion. The total cost for such activities is expected to remain in this range in 2010 and 2011 (with capital expenditures approximately 45 percent of the total).

Environmental Liabilities

The Corporation accrues environmental liabilities when it is probable that obligations have been incurred and the amounts can be reasonably estimated. This policy applies to assets or businesses currently owned or previously disposed. ExxonMobil has accrued liabilities for probable environmental remediation obligations at various sites, including multiparty sites where the U.S. Environmental Protection Agency has identified ExxonMobil as one of the potentially responsible parties. The involvement of other financially responsible companies at these multiparty sites could mitigate ExxonMobil’s actual joint and several liability exposure. At present, no individual site is expected to have losses material to ExxonMobil’s operations or financial condition. Consolidated company provisions made in 2009 for environmental liabilities were $504 million ($507 million in 2008) and the balance sheet reflects accumulated liabilities of $943 million as of December 31, 2009, and $884 million as of December 31, 2008.

Asset Retirement Obligations

The fair values of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time assets are installed, with an offsetting amount booked as additions to property, plant and equipment ($156 million for 2009). Over time, the liabilities are accreted for the increase in their present value, with this effect included in expenses ($372 million in 2009). Consolidated company expenditures for asset retirement obligations in 2009 were $448 million and the ending balance of the obligations recorded on the balance sheet at December 31, 2009, totaled $8,473 million.

MARKET RISKS, INFLATION AND OTHER UNCERTAINTIES

Worldwide Average Realizations (1)	2009	2008	2007
Crude oil and NGL ($/barrel)	$57.86	$90.96	$67.89
Natural gas ($/kcf)	4.00	7.54	5.29

(1)	Consolidated subsidiaries.

Crude oil, natural gas, petroleum product and chemical prices have fluctuated in response to changing market forces. The impacts of these price fluctuations on earnings from Upstream, Downstream and Chemical operations have varied. In the Upstream, a $1 per barrel change in the weighted-average realized price of oil would have approximately a $375 million annual after-tax effect on Upstream consolidated plus equity company earnings. Similarly, a $0.10 per kcf change in the worldwide average gas realization would have approximately a $175 million annual after-tax effect on Upstream consolidated plus equity company earnings. For any given period, the extent of actual benefit or detriment will be dependent on the price movements of individual types of crude oil, taxes and other government take impacts, price adjustment lags in long-term gas contracts, and crude and gas production volumes. Accordingly, changes in benchmark prices for crude oil and natural gas only provide broad indicators of changes in the earnings experienced in any particular period.

In the very competitive downstream and chemical environments, earnings are primarily determined by margin capture rather than absolute price levels of products sold. Refining margins are a function of the difference between what a refiner pays for its raw materials (primarily crude oil) and the market prices for the range of products produced. These prices in turn depend on global and regional supply/demand balances, inventory levels, refinery operations, import/export balances and weather.

The global energy markets can give rise to extended periods in which market conditions are adverse to one or more of the Corporation’s businesses. Such conditions, along with the capital-intensive nature of the industry and very long lead times associated with many of our projects, underscore the importance of maintaining a strong financial position. Management views the Corporation’s financial strength, including the AAA and Aaa ratings of its long-term debt securities by Standard & Poor’s and Moody’s, as a competitive advantage.

In general, segment results are not dependent on the ability to sell and/or purchase products to/from other segments. Instead, where such sales take place, they are the result of efficiencies and competitive advantages of integrated refinery/chemical complexes. Additionally, intersegment sales are at market-based prices. The products bought and sold between segments can also be acquired in worldwide markets that have substantial liquidity, capacity and transportation capabilities. About 40 percent of the Corporation’s intersegment sales are crude oil produced by the Upstream and sold to the Downstream.

Other intersegment sales include those between refineries and chemical plants related to raw materials, feedstocks and finished products.

Although price levels of crude oil and natural gas may rise or fall significantly over the short to medium term due to political events, OPEC actions and other factors, industry economics over the long term will continue to be driven by market supply and demand. Accordingly, the Corporation tests the viability of all of its investments over a broad range of future prices. The Corporation’s assessment is that its operations will continue to be successful in a variety of market conditions. This is the outcome of disciplined investment and asset management programs. Investment opportunities are tested against a variety of market conditions, including low-price scenarios.

The Corporation has an active asset management program in which underperforming assets are either improved to acceptable levels or considered for divestment. The asset management program includes a disciplined, regular review to ensure that all assets are contributing to the Corporation’s strategic objectives. The result is an efficient capital base, and the Corporation has seldom had to write down the carrying value of assets, even during periods of low commodity prices.

Risk Management

The Corporation’s size, strong capital structure, geographic diversity and the complementary nature of the Upstream, Downstream and Chemical businesses reduce the Corporation’s enterprise-wide risk from changes in interest rates, currency rates and commodity prices. As a result, the Corporation makes limited use of derivative instruments to mitigate the impact of such changes. The Corporation does not engage in speculative derivative activities or derivative trading activities nor does it use derivatives with leveraged features. The Corporation maintains a system of controls that includes the authorization, reporting and monitoring of derivative activity. The Corporation’s limited derivative activities pose no material credit or market risks to ExxonMobil’s operations, financial condition or liquidity. Note 12 summarizes the fair value of derivatives outstanding at year end and the gains or losses that have been recognized in net income.

The Corporation is exposed to changes in interest rates, primarily on its short-term debt and the portion of long-term debt that carries floating interest rates. The impact of a 100-basis-point change in interest rates affecting the Corporation’s debt would not be material to earnings, cash flow or fair value. The Corporation’s cash balances exceeded total debt at year-end 2009 and 2008. The Corporation is not dependent on the credit markets to fund current operations. However, some joint-venture partners are dependent on the credit markets, and their funding ability may impact the development pace of joint-venture projects.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Corporation conducts business in many foreign currencies and is subject to exchange rate risk on cash flows related to sales, expenses, financing and investment transactions. The impacts of fluctuations in exchange rates on ExxonMobil’s geographically and functionally diverse operations are varied and often offsetting in amount. The Corporation makes limited use of currency exchange contracts, commodity forwards, swaps and futures contracts to mitigate the impact of changes in currency values and commodity prices. Exposures related to the Corporation’s limited use of the above contracts are not material.

Inflation and Other Uncertainties

The general rate of inflation in many major countries of operation increased in 2008 before moderating in 2009, and the associated impact on non-energy costs has generally been mitigated by cost reductions from efficiency and productivity improvements. Increased demand for certain services and materials has resulted in higher operating and capital costs in recent years. The Corporation works to counter upward pressure on costs through its economies of scale in global procurement and its efficient project management practices.

RECENTLY ISSUED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

Variable-Interest Entities

In 2009, the FASB issued an accounting standard for variable-interest entities (VIEs), which became effective January 1, 2010. The standard requires the enterprise to qualitatively assess if it is the primary beneficiary of the VIE and, if so, the VIE must be consolidated. The Corporation does not expect the adoption of this standard to have a material impact on the Corporation’s financial statements.

CRITICAL ACCOUNTING POLICIES

The Corporation’s accounting and financial reporting fairly reflect its straightforward business model involving the extracting, refining and marketing of hydrocarbons and hydrocarbon-based products. The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. The following summary provides further information about the critical accounting policies and the judgments that are made by the Corporation in the application of those policies.

Oil and Gas Reserves

Evaluations of oil and gas reserves are important to the effective management of Upstream assets. They are integral to making investment decisions about oil and gas properties such as whether development should proceed. Oil and gas reserve quantities are also used as the basis for calculating unit-of-production depreciation rates and for evaluating impairment. Oil and gas reserves include both proved and unproved reserves. Consistent with the definitions in the Securities and Exchange Commission’s amended Rule 4-10(a) of Regulation S-X, proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations – prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain. Unproved reserves are those with less than reasonable certainty of recoverability and include probable reserves. Probable reserves are reserves that are more likely to be recovered than not.

The estimation of proved reserves, which is based on the requirement of reasonable certainty, is an ongoing process based on rigorous technical evaluations, commercial and market assessment, and detailed analysis of well information such as flow rates and reservoir pressure declines. The estimation of proved reserves is controlled by the Corporation through long-standing approval guidelines. Reserve changes are made within a well-established, disciplined process driven by senior level geoscience and engineering professionals, assisted by the Reserves Technical Oversight group which has significant technical experience, culminating in reviews with and approval by senior management. Notably, the Corporation does not use specific quantitative reserve targets to determine compensation.

Key features of the reserves estimation process include:

–	rigorous peer-reviewed technical evaluations and analysis of well and field performance information (such as flow rates and reservoir pressure declines) and
–	a requirement that management make significant funding commitments toward the development of the reserves prior to reporting as proved.

Although the Corporation is reasonably certain that proved reserves will be produced, the timing and amount recovered can be affected by a number of factors including completion of development projects, reservoir performance, regulatory approvals and significant changes in long-term oil and gas price levels.

Proved reserves can be further subdivided into developed and undeveloped reserves. The percentage of proved developed reserves was 67 percent of total proved reserves at year-end 2009 (including both consolidated and equity company reserves), and has been over 60 percent for the last five years, indicating that proved reserves are consistently moved from undeveloped to developed status. Over time, these undeveloped reserves will be reclassified to the developed category as new wells are drilled, existing wells are recompleted and/or facilities to collect and deliver the production from existing and future wells are installed. Major development projects typically take two to four years from the time of recording proved reserves to the start of production from these reserves.

Revisions can include upward or downward changes in previously estimated volumes of proved reserves for existing fields due to the evaluation or re-evaluation of (1) already available geologic, reservoir or production data, (2) new geologic, reservoir or production data or (3) changes in prices and costs that are used in the estimation of reserves. This category can also include significant changes in either development strategy or production equipment/facility capacity.

The Corporation uses the “successful efforts” method to account for its exploration and production activities. Under this method, costs are accumulated on a field-by-field basis with certain exploratory expenditures and exploratory dry holes being expensed as incurred. Costs of productive wells and development dry holes are capitalized and amortized on the unit-of-production method. The Corporation uses this accounting policy instead of the “full cost” method because it provides a more timely accounting of the success or failure of the Corporation’s exploration and production activities. If the full cost method were used, all costs would be capitalized and depreciated on a country-by-country basis. The capitalized costs would be subject to an impairment test by country. The full cost method would tend to delay the expense recognition of unsuccessful projects.

Impact of Oil and Gas Reserves on Depreciation. The calculation of unit-of-production depreciation is a critical accounting estimate that measures the depreciation of upstream assets. It is the ratio of actual volumes produced to total proved developed reserves (those proved reserves recoverable through existing wells with existing equipment and operating methods), applied to the asset cost. The volumes produced and asset cost are known and, while proved developed reserves have a high probability of recoverability, they are based on estimates that are subject to some variability. While the revisions the Corporation has made in the past are an indicator of variability, they have had a very small impact on the unit-of-production rates because they have been small compared to the large reserves base.

Impact of Oil and Gas Reserves and Prices on Testing for Impairment. Proved oil and gas properties held and used by the Corporation are reviewed for impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets.

The Corporation estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. In general, analyses are based on proved reserves. Where probable reserves exist, an appropriately risk-adjusted amount of these reserves may be included in the impairment evaluation. An asset would be impaired if the undiscounted cash flows were less than its carrying value. Impairments are measured by the amount by which the carrying value exceeds its fair value.

The Corporation performs asset valuation analyses on an ongoing basis as a part of its asset management program. These analyses monitor the performance of assets against corporate objectives. They also assist the Corporation in assessing whether the carrying amounts of any of its assets may not be recoverable. In addition to estimating oil and gas reserve volumes in conducting these analyses, it is also necessary to estimate future oil and gas prices. Trigger events for impairment evaluation include a significant decrease in current and projected reserve volumes, an accumulation of project costs significantly in excess of the amount originally expected, and historical and forecast operating losses.

In general, the Corporation does not view temporarily low oil and gas prices as a trigger event for conducting the impairment tests. The markets for crude oil and natural gas have a history of significant price volatility. Although prices will occasionally drop significantly, industry prices over the long term will continue to be driven by market supply and demand. On the supply side, industry production from mature fields is declining, but this is being offset by production from new discoveries and field developments. OPEC production policies also have an impact on world oil supplies. The demand side is largely a function of global economic growth. The relative growth/decline in supply versus demand will determine industry prices over the long term, and these cannot be accurately predicted. Accordingly, any impairment tests that the Corporation performs make use of the Corporation’s price assumptions developed in the annual planning and budgeting process for the crude oil and natural gas markets, petroleum products and chemicals. These are the same price assumptions that are used for capital investment decisions. Volumes are based on individual field production profiles, which are updated annually. Cash flow estimates for impairment testing exclude the use of derivative instruments.

Supplemental information regarding oil and gas results of operations, capitalized costs and reserves is provided following the notes to consolidated financial statements. Future prices used for any impairment tests will vary from the one used in the supplemental oil and gas disclosure and could be lower or higher for any given year.

Suspended Exploratory Well Costs

The Corporation carries as an asset exploratory well costs when the well has found a sufficient quantity of reserves to justify its completion as a producing well and where the Corporation is making sufficient progress assessing the reserves and the economic and operating viability of the project. Exploratory well costs not meeting these criteria are charged to expense. Assessing whether a project has made sufficient progress is a subjective area and requires careful consideration of the relevant facts and circumstances. The facts and circumstances that support continued capitalization of suspended wells as of year-end 2009 are disclosed in note 9 to the financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Consolidations

The Consolidated Financial Statements include the accounts of those subsidiaries that the Corporation controls. They also include the Corporation’s share of the undivided interest in certain upstream assets and liabilities. Amounts representing the Corporation’s percentage interest in the underlying net assets of other significant affiliates that it does not control, but exercises significant influence, are included in “Investments, advances and long-term receivables”; the Corporation’s share of the net income of these companies is included in the Consolidated Statement of Income caption “Income from equity affiliates.” The accounting for these non-consolidated companies is referred to as the equity method of accounting.

Majority ownership is normally the indicator of control that is the basis on which subsidiaries are consolidated. However, certain factors may indicate that a majority-owned investment is not controlled and therefore should be accounted for using the equity method of accounting. These factors occur where the minority shareholders are granted by law or by contract substantive participating rights. These include the right to approve operating policies, expense budgets, financing and investment plans and management compensation and succession plans.

Additional disclosures of summary balance sheet and income information for those subsidiaries accounted for under the equity method of accounting can be found in note 6.

Investments in companies that are partially owned by the Corporation are integral to the Corporation’s operations. In some cases they serve to balance worldwide risks and in others they provide the only available means of entry into a particular market or area of interest. The other parties who also have an equity interest in these companies are either independent third parties or host governments that share in the business results according to their percentage ownership. The Corporation does not invest in these companies in order to remove liabilities from its balance sheet. In fact, the Corporation has long been on record supporting an alternative accounting method that would require each investor to consolidate its percentage share of all assets and liabilities in these partially owned companies rather than only its percentage in the net equity. This method of accounting for investments in partially owned companies is not permitted by GAAP except where the investments are in the direct ownership of a share of upstream assets and liabilities. However, for purposes of calculating return on average capital employed, which is not covered by GAAP standards, the Corporation includes its share of debt of these partially owned companies in the determination of average capital employed.

Pension Benefits

The Corporation and its affiliates sponsor approximately 100 defined benefit (pension) plans in about 50 countries. The funding arrangement for each plan depends on the prevailing practices and regulations of the countries where the Corporation operates. Pension and Other Postretirement Benefits (note 16) provides details on pension obligations, fund assets and pension expense.

Some of these plans (primarily non-U.S.) provide pension benefits that are paid directly by their sponsoring affiliates out of corporate cash flow rather than a separate pension fund. Book reserves are established for these plans because tax conventions and regulatory practices do not encourage advance funding. The portion of the pension cost attributable to employee service is expensed as services are rendered. The portion attributable to the increase in pension obligations due to the passage of time is expensed over the term of the obligations, which ends when all benefits are paid. The primary difference in pension expense for unfunded versus funded plans is that pension expense for funded plans also includes a credit for the expected long-term return on fund assets.

For funded plans, including those in the United States, pension obligations are financed in advance through segregated assets or insurance arrangements. These plans are managed in compliance with the requirements of governmental authorities and meet or exceed required funding levels as measured by relevant actuarial and government standards at the mandated measurement dates. In determining liabilities and required contributions, these standards often require approaches and assumptions that differ from those used for accounting purposes.

The Corporation will continue to make contributions to these funded plans as necessary. All defined-benefit pension obligations, regardless of the funding status of the underlying plans, are fully supported by the financial strength of the Corporation or the respective sponsoring affiliate.

Pension accounting requires explicit assumptions regarding, among others, the long-term expected earnings rate on fund assets, the discount rate for the benefit obligations and the long-term rate for future salary increases. Pension assumptions are reviewed annually by outside actuaries and senior management. These assumptions are adjusted as appropriate to reflect changes in market rates and outlook. The long-term expected earnings rate on U.S. pension plan assets in 2009 was 8.0 percent. The 10-year and 20-year actual returns on U.S. pension plan assets are 3 percent and 9 percent, respectively. The Corporation establishes the long-term expected rate of return by developing a forward-looking, long-term return assumption for each pension fund asset class, taking into account factors such as the expected real return for the specific asset class and inflation. A single, long-term rate of return is then calculated as the weighted average of the target asset allocation and the long-term return assumption for each asset class. A worldwide reduction of 0.5 percent in the long-term rate of return on assets would increase annual pension expense by approximately $130 million before tax.

Differences between actual returns on fund assets and the long-term expected return are not recognized in pension expense in the year that the difference occurs. Such differences are deferred, along with other actuarial gains and losses, and are amortized into pension expense over the expected remaining service life of employees.

Litigation Contingencies

A variety of claims have been made against the Corporation and certain of its consolidated subsidiaries in a number of pending lawsuits. Management has regular litigation reviews, including updates from corporate and outside counsel, to assess the need for accounting recognition or disclosure of these contingencies. The status of significant claims is summarized in note 15.

GAAP requires that liabilities for contingencies be recorded when it is probable that a liability has been incurred by the date of the balance sheet and that the amount can be reasonably estimated. These amounts are not reduced by amounts that may be recovered under insurance or claims against third parties, but undiscounted receivables from insurers or other third parties may be accrued separately. The Corporation revises such accruals in light of new information. For contingencies where an unfavorable outcome is reasonably possible and which are significant, the Corporation discloses the nature of the contingency and, where feasible, an estimate of the possible loss.

Significant management judgment is required related to contingent liabilities and the outcome of litigation because both are difficult to predict. However, the Corporation has been successful in defending litigation in the past. Payments have not had a materially adverse effect on operations or financial condition. In the Corporation’s experience, large claims often do not result in large awards. Large awards are often reversed or substantially reduced as a result of appeal or settlement.

Tax Contingencies

The Corporation is subject to income taxation in many jurisdictions around the world. Significant management judgment is required in the accounting for income tax contingencies and tax disputes because the outcomes are often difficult to predict.

GAAP requires recognition and measurement of uncertain tax positions that the Corporation has taken or expects to take in its income tax returns. The benefit of an uncertain tax position can only be recognized in the financial statements if management concludes that it is more likely than not that the position will be sustained with the tax authorities. For a position that is likely to be sustained, the benefit recognized in the financial statements is measured at the largest amount that is greater than 50 percent likely of being realized. A reserve is established for the difference between a position taken in an income tax return and the amount recognized in the financial statements. The Corporation’s unrecognized tax benefits and a description of open tax years are summarized in note 18.

Foreign Currency Translation

The method of translating the foreign currency financial statements of the Corporation’s international subsidiaries into U.S. dollars is prescribed by GAAP. Under these principles, it is necessary to select the functional currency of these subsidiaries. The functional currency is the currency of the primary economic environment in which the subsidiary operates. Management selects the functional currency after evaluating this economic environment. Downstream and Chemical operations use the local currency, except in countries with a history of high inflation (primarily in Latin America) and Singapore, which uses the U.S. dollar because it predominantly sells into the U.S. dollar export market. Upstream operations also use the local currency as the functional currency, except where crude and natural gas production is predominantly sold in the export market in U.S. dollars. Upstream operations using the U.S. dollar as their functional currency are primarily in Asia, West Africa, Russia and the Middle East.

Factors considered by management when determining the functional currency for a subsidiary include: the currency used for cash flows related to individual assets and liabilities; the responsiveness of sales prices to changes in exchange rates; the history of inflation in the country; whether sales are into local markets or exported; the currency used to acquire raw materials, labor, services and supplies; sources of financing; and significance of intercompany transactions.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management, including the Corporation’s chief executive officer, principal financial officer, and principal accounting officer, is responsible for establishing and maintaining adequate internal control over the Corporation’s financial reporting. Management conducted an evaluation of the effectiveness of internal control over financial reporting based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that Exxon Mobil Corporation’s internal control over financial reporting was effective as of December 31, 2009.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, audited the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2009, as stated in their report included in the Financial Section of this report.

Rex W. Tillerson	Donald D. Humphreys	Patrick T. Mulva
Chief Executive Officer	Sr. Vice President and Treasurer	Vice President and Controller
	(Principal Financial Officer)	(Principal Accounting Officer)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Exxon Mobil Corporation:

In our opinion, the accompanying Consolidated Balance Sheets and the related Consolidated Statements of Income, Comprehensive Income, Changes in Equity and Cash Flows present fairly, in all material respects, the financial position of Exxon Mobil Corporation and its subsidiaries at December 31, 2009, and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Corporation’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Dallas, Texas

February 26, 2010

CONSOLIDATED STATEMENT OF INCOME

	Note Reference Number	2009	2008	2007
		(millions of dollars)
Revenues and other income
Sales and other operating revenue (1)		$301,500	$459,579	$390,328
Income from equity affiliates	6	7,143	11,081	8,901
Other income (2)		1,943	6,699	5,323

Total revenues and other income		$310,586	$477,359	$404,552

Costs and other deductions
Crude oil and product purchases		$152,806	$249,454	$199,498
Production and manufacturing expenses		33,027	37,905	31,885
Selling, general and administrative expenses		14,735	15,873	14,890
Depreciation and depletion		11,917	12,379	12,250
Exploration expenses, including dry holes		2,021	1,451	1,469
Interest expense		548	673	400
Sales-based taxes (1)	18	25,936	34,508	31,728
Other taxes and duties	18	34,819	41,719	40,953

Total costs and other deductions		$275,809	$393,962	$333,073

Income before income taxes		$34,777	$83,397	$71,479
Income taxes	18	15,119	36,530	29,864

Net income including noncontrolling interests		$19,658	$46,867	$41,615
Net income attributable to noncontrolling interests		378	1,647	1,005

Net income attributable to ExxonMobil		$19,280	$45,220	$40,610

Earnings per common share (dollars)	11	$3.99	$8.70	$7.31

Earnings per common share – assuming dilution (dollars)	11	$3.98	$8.66	$7.26

(1)	Sales and other operating revenue includes sales-based taxes of $25,936 million for 2009, $34,508 million for 2008 and $31,728 million for 2007.
(2)	Other income for 2008 includes a $62 million gain from the sale of a non-U.S. investment and a related $143 million foreign exchange loss.

The information in the Notes to Consolidated Financial Statements is an integral part of these statements.

CONSOLIDATED BALANCE SHEET

	Note Reference Number	Dec. 31 2009	Dec. 31 2008
		(millions of dollars)
Assets
Current assets
Cash and cash equivalents		$10,693	$31,437
Marketable securities		169	570
Notes and accounts receivable, less estimated doubtful amounts	5	27,645	24,702
Inventories
Crude oil, products and merchandise	3	8,718	9,331
Materials and supplies		2,835	2,315
Other current assets		5,175	3,911

Total current assets		$55,235	$72,266
Investments, advances and long-term receivables	7	31,665	28,556
Property, plant and equipment, at cost, less accumulated depreciation and depletion	8	139,116	121,346
Other assets, including intangibles, net		7,307	5,884

Total assets		$233,323	$228,052

Liabilities
Current liabilities
Notes and loans payable	5	$2,476	$2,400
Accounts payable and accrued liabilities	5	41,275	36,643
Income taxes payable		8,310	10,057

Total current liabilities		$52,061	$49,100
Long-term debt	13	7,129	7,025
Postretirement benefits reserves	16	17,942	20,729
Deferred income tax liabilities	18	23,148	19,726
Other long-term obligations		17,651	13,949

Total liabilities		$117,931	$110,529

Commitments and contingencies	15

Equity
Common stock without par value		$5,503	$5,314
(9,000 million shares authorized, 8,019 million shares issued)
Earnings reinvested		276,937	265,680
Accumulated other comprehensive income
Cumulative foreign exchange translation adjustment		4,402	1,146
Postretirement benefits reserves adjustment		(9,863)	(11,077)
Common stock held in treasury (3,292 million shares in 2009 and 3,043 million shares in 2008)		(166,410)	(148,098)

ExxonMobil share of equity		$110,569	$112,965
Noncontrolling interests		4,823	4,558

Total equity		115,392	117,523

Total liabilities and equity		$233,323	$228,052

The information in the Notes to Consolidated Financial Statements is an integral part of these statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Note Reference Number	2009	2008	2007
		(millions of dollars)
Cash flows from operating activities
Net income including noncontrolling interests		$19,658	$46,867	$41,615
Adjustments for noncash transactions
Depreciation and depletion		11,917	12,379	12,250
Deferred income tax charges/(credits)		—	1,399	124
Postretirement benefits expense in excess of/(less than) payments		(1,722)	57	(1,314)
Other long-term obligation provisions in excess of/(less than) payments		731	(63)	1,065
Dividends received greater than/(less than) equity in current earnings of equity companies		(483)	921	(714)
Changes in operational working capital, excluding cash and debt
Reduction/(increase) – Notes and accounts receivable		(3,170)	8,641	(5,441)
– Inventories		459	(1,285)	72
– Other current assets		132	(509)	280
Increase/(reduction) – Accounts and other payables		1,420	(5,415)	6,228
Net (gain) on asset sales	4	(488)	(3,757)	(2,217)
All other items – net		(16)	490	54

Net cash provided by operating activities		$28,438	$59,725	$52,002

Cash flows from investing activities
Additions to property, plant and equipment		$(22,491)	$(19,318)	$(15,387)
Sales of subsidiaries, investments and property, plant and equipment	4	1,545	5,985	4,204
Decrease in restricted cash and cash equivalents	4	—	—	4,604
Additional investments and advances		(2,752)	(2,495)	(3,038)
Collection of advances		724	574	391
Additions to marketable securities		(16)	(2,113)	(646)
Sales of marketable securities		571	1,868	144

Net cash used in investing activities		$(22,419)	$(15,499)	$(9,728)

Cash flows from financing activities
Additions to long-term debt		$225	$79	$592
Reductions in long-term debt		(68)	(192)	(209)
Additions to short-term debt		1,336	1,067	1,211
Reductions in short-term debt		(1,575)	(1,624)	(809)
Additions/(reductions) in debt with three months or less maturity		(71)	143	(187)
Cash dividends to ExxonMobil shareholders		(8,023)	(8,058)	(7,621)
Cash dividends to noncontrolling interests		(280)	(375)	(289)
Changes in noncontrolling interests		(113)	(419)	(659)
Tax benefits related to stock-based awards		237	333	369
Common stock acquired		(19,703)	(35,734)	(31,822)
Common stock sold		752	753	1,079

Net cash used in financing activities		$(27,283)	$(44,027)	$(38,345)

Effects of exchange rate changes on cash		$520	$(2,743)	$1,808

Increase/(decrease) in cash and cash equivalents		$(20,744)	$(2,544)	$5,737
Cash and cash equivalents at beginning of year		31,437	33,981	28,244

Cash and cash equivalents at end of year		$10,693	$31,437	$33,981

The information in the Notes to Consolidated Financial Statements is an integral part of these statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	ExxonMobil Share of Equity
	Common Stock	Earnings Reinvested	Accumulated Other Comprehensive Income	Common Stock Held in Treasury	ExxonMobil Share of Equity	Noncontrolling Interests	Total Equity
	(millions of dollars)
Balance as of December 31, 2006	$4,786	$195,207	$(2,762)	$(83,387)	$113,844	$3,804	$117,648

Restricted stock amortization	531				531		531
Tax benefits related to stock-based awards	113				113		113
Cumulative effect of accounting change (note 18)	(55)	322			267		267
Other	(442)				(442)		(442)

Net income for the year		40,610			40,610	1,005	41,615
Dividends – common shares		(7,621)			(7,621)	(289)	(7,910)

Foreign exchange translation adjustment			4,239		4,239	482	4,721
Postretirement benefits reserves adjustment (note 16)			(326)		(326)	(61)	(387)
Amortization of postretirement benefits reserves adjustment included in net periodic benefit costs (note 16)			838		838		838

Acquisitions, at cost				(31,822)	(31,822)	(762)	(32,584)
Dispositions				1,531	1,531	103	1,634

Balance as of December 31, 2007	$4,933	$228,518	$1,989	$(113,678)	$121,762	$4,282	$126,044

Restricted stock amortization	618				618		618
Tax benefits related to stock-based awards	315				315		315
Other	(552)				(552)		(552)

Net income for the year		45,220			45,220	1,647	46,867
Dividends – common shares		(8,058)			(8,058)	(375)	(8,433)

Foreign exchange translation adjustment			(6,964)		(6,964)	(334)	(7,298)
Adjustment for foreign exchange translation loss included in net income			138		138	17	155
Postretirement benefits reserves adjustment (note 16)			(5,853)		(5,853)	(224)	(6,077)
Amortization of postretirement benefits reserves adjustment included in net periodic benefit costs (note 16)			759		759		759

Acquisitions, at cost				(35,734)	(35,734)	(675)	(36,409)
Dispositions				1,314	1,314	220	1,534

Balance as of December 31, 2008	$5,314	$265,680	$(9,931)	$(148,098)	$112,965	$4,558	$117,523

Restricted stock amortization	685				685		685
Tax benefits related to stock-based awards	140				140		140
Other	(636)				(636)		(636)

Net income for the year		19,280			19,280	378	19,658
Dividends – common shares		(8,023)			(8,023)	(280)	(8,303)

Foreign exchange translation adjustment			3,256		3,256	373	3,629
Postretirement benefits reserves adjustment (note 16)			(196)		(196)	(144)	(340)
Amortization of postretirement benefits reserves adjustment included in net periodic benefit costs (note 16)			1,410		1,410	51	1,461

Acquisitions, at cost				(19,703)	(19,703)	(127)	(19,830)
Dispositions				1,391	1,391	14	1,405

Balance as of December 31, 2009	$5,503	$276,937	$(5,461)	$(166,410)	$110,569	$4,823	$115,392

The information in the Notes to Consolidated Financial Statements is an integral part of these statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (continued)

Common Stock Share Activity	Issued	Held in Treasury	Outstanding
	(millions of shares)
Balance as of December 31, 2006	8,019	(2,290)	5,729
Acquisitions		(386)	(386)
Dispositions		39	39

Balance as of December 31, 2007	8,019	(2,637)	5,382
Acquisitions		(434)	(434)
Dispositions		28	28

Balance as of December 31, 2008	8,019	(3,043)	4,976
Acquisitions		(277)	(277)
Dispositions		28	28

Balance as of December 31, 2009	8,019	(3,292)	4,727

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	2009	2008	2007
	(millions of dollars)
Net income including noncontrolling interests	$19,658	$46,867	$41,615
Other comprehensive income (net of income taxes)
Foreign exchange translation adjustment	3,629	(7,298)	4,721
Adjustment for foreign exchange translation loss included in net income	—	155	—
Postretirement benefits reserves adjustment (excluding amortization)	(340)	(6,077)	(387)
Amortization of postretirement benefits reserves adjustment included in net periodic benefit costs	1,461	759	838

Comprehensive income including noncontrolling interests	24,408	34,406	46,787
Comprehensive income attributable to noncontrolling interests	658	1,106	1,426

Comprehensive income attributable to ExxonMobil	$23,750	$33,300	$45,361

The information in the Notes to Consolidated Financial Statements is an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements and the supporting and supplemental material are the responsibility of the management of Exxon Mobil Corporation.

The Corporation’s principal business is energy, involving the worldwide exploration, production, transportation and sale of crude oil and natural gas (Upstream) and the manufacture, transportation and sale of petroleum products (Downstream). The Corporation is also a major worldwide manufacturer and marketer of petrochemicals (Chemical) and participates in electric power generation (Upstream).

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Prior years’ data has been reclassified in certain cases to conform to the 2009 presentation basis.

Subsequent events have been evaluated through February 26, 2010, the date the financial statements were issued.

1. Summary of Accounting Policies

Principles of Consolidation. The Consolidated Financial Statements include the accounts of those subsidiaries owned directly or indirectly with more than 50 percent of the voting rights held by the Corporation and for which other shareholders do not possess the right to participate in significant management decisions. They also include the Corporation’s share of the undivided interest in certain upstream assets and liabilities.

Amounts representing the Corporation’s percentage interest in the underlying net assets of other subsidiaries and less-than-majority-owned companies in which a significant ownership percentage interest is held are included in “Investments, advances and long-term receivables”; the Corporation’s share of the net income of these companies is included in the Consolidated Statement of Income caption “Income from equity affiliates.” The Corporation’s share of the cumulative foreign exchange translation adjustment for equity method investments is reported in the Consolidated Statement of Changes in Equity. Evidence of loss in value that might indicate impairment of investments in companies accounted for on the equity method is assessed to determine if such evidence represents a loss in value of the Corporation’s investment that is other than temporary. Examples of key indicators include a history of operating losses, a negative earnings and cash flow outlook, significant downward revisions to oil and gas reserves, and the financial condition and prospects for the investee’s business segment or geographic region. If evidence of an other than temporary loss in fair value below carrying amount is determined, an impairment is recognized. In the absence of market prices for the investment, discounted cash flows are used to assess fair value.

Revenue Recognition. The Corporation generally sells crude oil, natural gas and petroleum and chemical products under short-term agreements at prevailing market prices. In some cases (e.g., natural gas), products may be sold under long-term agreements, with periodic price adjustments. In all cases, revenues are recognized when the products are delivered, which occurs when the customer has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable and collectibility is reasonably assured.

Revenues from the production of natural gas properties in which the Corporation has an interest with other producers are recognized on the basis of the Corporation’s net working interest. Differences between actual production and net working interest volumes are not significant.

Purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another are combined and recorded as exchanges measured at the book value of the item sold.

Sales-Based Taxes. The Corporation reports sales, excise and value-added taxes on sales transactions on a gross basis in the Consolidated Statement of Income (included in both revenues and costs). This gross reporting basis is footnoted on the Consolidated Statement of Income.

Derivative Instruments. The Corporation makes limited use of derivative instruments. The Corporation does not engage in speculative derivative activities or derivative trading activities nor does it use derivatives with leveraged features. When the Corporation does enter into derivative transactions, it is to offset exposures associated with interest rates, foreign currency exchange rates and hydrocarbon prices that arise from existing assets, liabilities and transactions.

The gains and losses resulting from changes in the fair value of derivatives are recorded in income. In some cases, the Corporation designates derivatives as fair value hedges, in which case the gains and losses are offset in income by the gains and losses arising from changes in the fair value of the underlying hedged items.

Inventories. Crude oil, products and merchandise inventories are carried at the lower of current market value or cost (generally determined under the last-in, first-out method – LIFO). Inventory costs include expenditures and other charges (including depreciation) directly and indirectly incurred in bringing the inventory to its existing condition and location. Selling expenses and general and administrative expenses are reported as period costs and excluded from inventory cost. Inventories of materials and supplies are valued at cost or less.

Property, Plant and Equipment. Depreciation, depletion and amortization, based on cost less estimated salvage value of the asset, are primarily determined under either the unit-of-production method or the straight-line method, which is based on estimated asset service life taking obsolescence into consideration. Maintenance and repairs, including planned major maintenance, are expensed as incurred. Major renewals and improvements are capitalized and the assets replaced are retired.

Interest costs incurred to finance expenditures during the construction phase of multiyear projects are capitalized as part of the historical cost of acquiring the constructed assets. The project construction phase commences with the development of the detailed engineering design and ends when the constructed assets are ready for their intended use. Capitalized interest costs are included in property, plant and equipment and are depreciated over the service life of the related assets.

The Corporation uses the “successful efforts” method to account for its exploration and production activities. Under this method, costs are accumulated on a field-by-field basis with certain exploratory expenditures and exploratory dry holes being expensed as incurred. Costs of productive wells and development dry holes are capitalized and amortized on the unit-of-production method.

The Corporation carries as an asset exploratory well costs when the well has found a sufficient quantity of reserves to justify its completion

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

as a producing well and where the Corporation is making sufficient progress assessing the reserves and the economic and operating viability of the project. Exploratory well costs not meeting these criteria are charged to expense.

Acquisition costs of proved properties are amortized using a unit-of-production method, computed on the basis of total proved oil and gas reserves. Significant unproved properties are assessed for impairment individually and valuation allowances against the capitalized costs are recorded based on the estimated economic chance of success and the length of time that the Corporation expects to hold the properties. The cost of properties that are not individually significant are aggregated by groups and amortized over the average holding period of the properties of the groups. The valuation allowances are reviewed at least annually. Other exploratory expenditures, including geophysical costs, other dry hole costs and annual lease rentals, are expensed as incurred.

Unit-of-production depreciation is applied to property, plant and equipment, including capitalized exploratory drilling and development costs, associated with productive depletable extractive properties in the Upstream segment. Unit-of-production rates are based on the amount of proved developed reserves of oil, gas and other minerals that are estimated to be recoverable from existing facilities using current operating methods.

Under the unit-of-production method, oil and gas volumes are considered produced once they have been measured through meters at custody transfer or sales transaction points at the outlet valve on the lease or field storage tank.

Production costs are expensed as incurred. Production involves lifting the oil and gas to the surface and gathering, treating, field processing and field storage of the oil and gas. The production function normally terminates at the outlet valve on the lease or field production storage tank. Production costs are those incurred to operate and maintain the Corporation’s wells and related equipment and facilities. They become part of the cost of oil and gas produced. These costs, sometimes referred to as lifting costs, include such items as labor costs to operate the wells and related equipment; repair and maintenance costs on the wells and equipment; materials, supplies and energy costs required to operate the wells and related equipment; and administrative expenses related to the production activity.

Gains on sales of proved and unproved properties are only recognized when there is no uncertainty about the recovery of costs applicable to any interest retained or where there is no substantial obligation for future performance by the Corporation. Losses on properties sold are recognized when incurred or when the properties are held for sale and the fair value of the properties is less than the carrying value.

Proved oil and gas properties held and used by the Corporation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets.

The Corporation estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. Cash flows used in impairment evaluations are developed using annually updated corporate plan investment evaluation assumptions for crude oil commodity prices and foreign currency exchange rates. Annual volumes are based on individual field production profiles, which are also updated annually. Prices for natural gas and other products are based on corporate plan assumptions developed annually by major region and also for investment evaluation purposes. Cash flow estimates for impairment testing exclude derivative instruments.

Impairment analyses are generally based on proved reserves. Where probable reserves exist, an appropriately risk-adjusted amount of these reserves may be included in the impairment evaluation. Impairments are measured by the amount the carrying value exceeds the fair value.

Asset Retirement Obligations and Environmental Liabilities. The Corporation incurs retirement obligations for certain assets at the time they are installed. The fair values of these obligations are recorded as liabilities on a discounted basis. The costs associated with these liabilities are capitalized as part of the related assets and depreciated. Over time, the liabilities are accreted for the change in their present value.

Liabilities for environmental costs are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated. These liabilities are not reduced by possible recoveries from third parties and projected cash expenditures are not discounted.

Foreign Currency Translation. The Corporation selects the functional reporting currency for its international subsidiaries based on the currency of the primary economic environment in which each subsidiary operates. Downstream and Chemical operations primarily use the local currency. However, the U.S. dollar is used in countries with a history of high inflation (primarily in Latin America) and Singapore, which predominantly sells into the U.S. dollar export market. Upstream operations which are relatively self-contained and integrated within a particular country, such as Canada, the United Kingdom, Norway and continental Europe, use the local currency. Some Upstream operations, primarily in Asia, West Africa, Russia and the Middle East, use the U.S. dollar because they predominantly sell crude and natural gas production into U.S. dollar-denominated markets. For all operations, gains or losses from remeasuring foreign currency transactions into the functional currency are included in income.

Share-Based Payments. The Corporation awards share-based compensation to employees in the form of restricted stock and restricted stock units. Compensation expense is measured by the market price of the restricted shares at the date of grant and is recognized in the income statement over the requisite service period of each award. See note 14, Incentive Program, for further details.

2. Accounting Changes

Fair Value Measurements. Effective January 1, 2009, ExxonMobil adopted the authoritative guidance for fair value measurements as they relate to nonfinancial assets and liabilities that are measured at fair value on a nonrecurring basis. The guidance defines fair value, establishes a framework for measuring fair value when an entity is required to use a fair value measure for recognition or disclosure purposes and expands the disclosures about fair value measures. The adoption did not have a material impact on the Corporation’s financial statements. The Corporation previously adopted the guidance as it relates to financial assets and liabilities that are measured at fair value and for nonfinancial assets and liabilities that are measured at fair value on a recurring basis.

Noncontrolling Interests. Effective January 1, 2009, ExxonMobil adopted the authoritative guidance on consolidation as it relates to noncontrolling interests. The guidance changed the accounting and reporting for minority interests, which were recharacterized as noncontrolling interests and classified as a component of equity. The guidance requires retrospective adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of the guidance will be applied prospectively. The adoption of the guidance did not have a material impact on the Corporation’s financial statements.

Business Combinations. Effective January 1, 2009, ExxonMobil adopted the authoritative guidance for business combinations. This guidance applies prospectively to all transactions in which an entity obtains control of one or more other businesses. In general, the guidance requires the acquiring entity in a business combination to recognize the fair value of all assets acquired and liabilities assumed in the transaction; establishes the acquisition date as the fair value measurement point; and modifies disclosure requirements. It also modifies the accounting treatment for transaction costs by requiring that these be expensed as incurred. The adoption of the guidance did not have a material impact on the Corporation’s financial statements.

Earnings Per Share. Effective January 1, 2009, ExxonMobil adopted the authoritative guidance for earnings per share as it relates to determining whether instruments granted in share-based payment transactions are participating securities. The guidance requires that all unvested share-based payment awards that contain nonforfeitable rights to dividends should be included in the basic Earnings Per Share (EPS) calculation. Prior-year EPS numbers have been adjusted retrospectively on a consistent basis with 2009 reporting. This guidance did not affect the consolidated financial position or results of operations.

Oil and Gas Reserves. Effective December 31, 2009, ExxonMobil adopted the authoritative guidance for estimating and disclosing oil and gas reserve quantities. Year-end 2009 proved reserve volumes as well as the 2009 reserve change categories were calculated using average prices during the 12-month period. Year-end 2008 and 2007 reserve volumes were calculated using December 31 prices. The effect on unit-of-production depreciation rates of using 12-month average versus December 31 prices will be applied prospectively commencing in 2010. Additionally, the definition of “oil and gas producing activities” has been expanded to include bitumen extracted through mining activities and hydrocarbons from other non-traditional resources. The amended rules also adopted a reliable technology definition that permits reserves to be added based on field-tested technologies. The adoption of this guidance is not expected to have a material impact on the Corporation’s consolidated financial position or results of operations.

3. Miscellaneous Financial Information

Research and development costs totaled $1,050 million in 2009, $847 million in 2008 and $814 million in 2007.

Net income included before-tax aggregate foreign exchange transaction gains of $54 million, $54 million and $229 million in 2009, 2008 and 2007, respectively.

In 2009, 2008 and 2007, net income included gains of $207 million, $341 million and $327 million, respectively, attributable to the combined effects of LIFO inventory accumulations and draw-downs. The aggregate replacement cost of inventories was estimated to exceed their LIFO carrying values by $17.1 billion and $10.0 billion at December 31, 2009, and 2008, respectively.

Crude oil, products and merchandise as of year-end 2009 and 2008 consist of the following:

	2009	2008
	(billions of dollars)
Petroleum products	$3.2	$3.7
Crude oil	3.2	3.1
Chemical products	2.0	2.2
Gas/other	0.3	0.3

Total	$8.7	$9.3

4. Cash Flow Information

The Consolidated Statement of Cash Flows provides information about changes in cash and cash equivalents. Highly liquid investments with maturities of three months or less when acquired are classified as cash equivalents.

The “Net (gain) on asset sales” in net cash provided by operating activities on the Consolidated Statement of Cash Flows includes before-tax gains from the sale of Downstream assets and investments and producing properties in the Upstream in 2009; from the sale of a natural gas transportation business in Germany and other producing properties in the Upstream and Downstream assets and investments in 2008; and from the sale of producing properties in the Upstream and Downstream assets and investments in 2007. These gains are reported in “Other income” on the Consolidated Statement of Income.

The restriction on $4.6 billion of cash and cash equivalents was released in 2007 following an Alabama Supreme Court judgment in ExxonMobil’s favor.

	2009	2008	2007
	(millions of dollars)
Cash payments for interest	$820	$650	$555

Cash payments for income taxes	$15,427	$33,941	$26,342

5. Additional Working Capital Information

	Dec. 31 2009	Dec. 31 2008
	(millions of dollars)
Notes and accounts receivable
Trade, less reserves of $198 million and $219 million	$22,186	$18,707
Other, less reserves of $31 million and $43 million	5,459	5,995

Total	$27,645	$24,702

Notes and loans payable
Bank loans	$1,043	$1,139
Commercial paper	201	172
Long-term debt due within one year	348	368
Other	884	721

Total	$2,476	$2,400

Accounts payable and accrued liabilities
Trade payables	$24,236	$21,190
Payables to equity companies	4,979	3,552
Accrued taxes other than income taxes	5,921	5,866
Other	6,139	6,035

Total	$41,275	$36,643

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 31, 2009, unused credit lines for short-term financing totaled approximately $4.8 billion. Of this total, $2.3 billion support commercial paper programs under terms negotiated when drawn. The weighted-average interest rate on short-term borrowings outstanding at December 31, 2009, and 2008, was 3.6 percent and 5.7 percent, respectively.

6. Equity Company Information

The summarized financial information below includes amounts related to certain less-than-majority-owned companies and majority-owned subsidiaries where minority shareholders possess the right to participate in significant management decisions (see note 1).

These companies are primarily engaged in crude production, natural gas marketing and refining operations in North America; natural gas production, natural gas distribution and downstream operations in Europe; crude production in Kazakhstan; and liquefied natural gas (LNG) operations in Qatar. Also included are several power generation, refining, petrochemical/lubes manufacturing and chemical ventures. The Corporation’s ownership in these ventures is in the form of shares in corporate joint ventures as well as interests in partnerships. The share of total equity company revenues from sales to ExxonMobil consolidated companies was 19 percent, 21 percent and 23 percent in the years 2009, 2008 and 2007, respectively.

	2009		2008		2007
Equity Company Financial Summary	Total	ExxonMobil Share	Total	ExxonMobil Share	Total	ExxonMobil Share
	(millions of dollars)
Total revenues	$112,153	$36,570	$148,477	$49,999	$109,149	$37,724

Income before income taxes	$28,472	$9,632	$42,588	$15,082	$30,505	$11,448
Income taxes	7,775	2,489	12,020	4,001	7,557	2,547

Income from equity affiliates	$20,697	$7,143	$30,568	$11,081	$22,948	$8,901

Current assets	$37,376	$12,843	$29,358	$9,920	$29,268	$10,228
Property, plant and equipment, less accumulated depreciation	85,468	27,134	81,916	25,974	70,591	22,638
Other long-term assets	2,685	849	5,526	2,365	6,667	3,092

Total assets	$125,529	$40,826	$116,800	$38,259	$106,526	$35,958

Short-term debt	$ 3,632	$965	$3,462	$1,085	$3,127	$1,117
Other current liabilities	21,222	7,120	22,759	7,622	20,861	7,124
Long-term debt	29,591	4,078	26,075	3,713	19,821	2,269
Other long-term liabilities	10,746	4,252	9,183	3,809	8,142	3,395
Advances from shareholders	17,047	8,669	15,637	7,572	18,422	8,353

Net assets	$43,291	$15,742	$39,684	$14,458	$36,153	$13,700

A list of significant equity companies as of December 31, 2009, together with the Corporation’s percentage ownership interest, is detailed below:

Percentage Ownership Interest
Upstream
Aera Energy LLC	48
BEB Erdgas und Erdoel GmbH	50
Cameroon Oil Transportation Company S.A.	41
Castle Peak Power Company Limited	60
Golden Pass LNG Terminal LLC	18
Nederlandse Aardolie Maatschappij B.V.	50
Qatar Liquefied Gas Company Limited	10
Qatar Liquefied Gas Company Limited 2	24
Ras Laffan Liquefied Natural Gas Company Limited	25
Ras Laffan Liquefied Natural Gas Company Limited II	30
Ras Laffan Liquefied Natural Gas Company Limited (3)	30
South Hook LNG Terminal Company Limited	24
Tengizchevroil, LLP	25
Terminale GNL Adriatico S.r.l.	45

Downstream
Chalmette Refining, LLC	50
Fujian Refining & Petrochemical Co. Ltd.	25
Saudi Aramco Mobil Refinery Company Ltd.	50

Chemical
Al-Jubail Petrochemical Company	50
Infineum Holdings B.V.	50
Saudi Yanbu Petrochemical Co.	50

7. Investments, Advances and Long-Term Receivables

	Dec. 31 2009	Dec. 31 2008
	(millions of dollars)
Companies carried at equity in underlying assets
Investments	$15,742	$14,458
Advances	8,669	7,572

	$24,411	$22,030

Companies carried at cost or less and stock investments carried at fair value	1,577	1,636

	$25,988	$23,666
Long-term receivables and miscellaneous investments at cost or less, net of reserves of $368 million and $1,288 million	5,677	4,890

Total	$31,665	$28,556

8. Property, Plant and Equipment and Asset Retirement Obligations

	Dec. 31, 2009		Dec. 31, 2008
Property, Plant and Equipment	Cost	Net	Cost	Net
	(millions of dollars)
Upstream	$198,036	$88,319	$168,977	$73,413
Downstream	68,092	30,499	64,618	29,254
Chemical	28,464	13,511	25,463	11,430
Other	11,314	6,787	11,787	7,249

Total	$305,906	$139,116	$270,845	$121,346

In the Upstream segment, depreciation is generally on a unit-of-production basis, so depreciable life will vary by field. In the Downstream segment, investments in refinery and lubes basestock manufacturing facilities are generally depreciated on a straight-line basis over a 25-year life and service station buildings and fixed improvements over a 20-year life. In the Chemical segment, investments in process equipment are generally depreciated on a straight-line basis over a 20-year life. Accumulated depreciation and depletion totaled $166,790 million at the end of 2009 and $149,499 million at the end of 2008. Interest capitalized in 2009, 2008 and 2007 was $425 million, $510 million and $557 million, respectively.

Asset Retirement Obligations

The Corporation incurs retirement obligations for its upstream assets. The fair values of these obligations are recorded as liabilities on a discounted basis, which is typically at the time the assets are installed. The Corporation uses estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an ARO; technical assessments of the assets; estimated amounts and timing of settlements; the credit-adjusted risk-free rate to be used; and inflation rates. AROs incurred in the current period were Level 3 (unobservable inputs) fair value measurements. The costs associated with these liabilities are capitalized as part of the related assets and depreciated as the reserves are produced. Over time, the liabilities are accreted for the change in their present value. Asset retirement obligations for downstream and chemical facilities generally become firm at the time the facilities are permanently shut down and dismantled. These obligations may include the costs of asset disposal and additional soil remediation. However, these sites have indeterminate lives based on plans for continued operations and as such, the fair value of the conditional legal obligations cannot be measured, since it is impossible to estimate the future settlement dates of such obligations.

The following table summarizes the activity in the liability for asset retirement obligations:

	2009	2008
	(millions of dollars)
Beginning balance	$5,352	$5,141
Accretion expense and other provisions	372	335
Reduction due to property sales	(18)	(369)
Payments made	(448)	(258)
Liabilities incurred	156	195
Foreign currency translation	535	(837)
Revisions	2,524	1,145

Ending balance	$8,473	$5,352

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Accounting for Suspended Exploratory Well Costs

The Corporation continues capitalization of exploratory well costs beyond one year after the well is completed if (a) the well found a sufficient quantity of reserves to justify its completion as a producing well and (b) sufficient progress is being made in assessing the reserves and the economic and operating viability of the project.

The following two tables provide details of the changes in the balance of suspended exploratory well costs as well as an aging summary of those costs.

Change in capitalized suspended exploratory well costs:

	2009	2008	2007
	(millions of dollars)
Balance beginning at January 1	$1,585	$1,291	$1,305
Additions pending the determination of proved reserves	624	448	228
Charged to expense	(51)	—	(108)
Reclassifications to wells, facilities and equipment based on the determination of proved reserves	(200)	(101)	(82)
Other	47	(53)	(52)

Ending balance	$2,005	$1,585	$1,291

Ending balance attributed to equity companies included above	$9	$10	$3

Period end capitalized suspended exploratory well costs:

	2009	2008	2007
	(millions of dollars)
Capitalized for a period of one year or less	$624	$448	$228

Capitalized for a period of between one and five years	924	636	566
Capitalized for a period of between five and ten years	220	225	255
Capitalized for a period of greater than ten years	237	276	242

Capitalized for a period greater than one year – subtotal	$1,381	$1,137	$1,063

Total	$2,005	$1,585	$1,291

Exploration activity often involves drilling multiple wells, over a number of years, to fully evaluate a project. The table below provides a numerical breakdown of the number of projects with suspended exploratory well costs which had their first capitalized well drilled in the preceding 12 months and those that have had exploratory well costs capitalized for a period greater than 12 months.

	2009	2008	2007
Number of projects with first capitalized well drilled in the preceding 12 months	18	12	4
Number of projects that have exploratory well costs capitalized for a period of greater than 12 months	57	50	49

Total	75	62	53

Of the 57 projects that have exploratory well costs capitalized for a period greater than 12 months as of December 31, 2009, 29 projects have drilling in the preceding 12 months or exploratory activity planned in the next two years, while the remaining 28 projects are those with completed exploratory activity progressing toward development. The table below provides additional detail for those 28 projects, which total $497 million.

Country/Project	Dec. 31, 2009	Years Wells Drilled	Comment
	(millions of dollars)
Australia
– East Pilchard	$9	2001	Gas field near Kipper/Tuna development, awaiting capacity in existing/planned infrastructure.
Canada
– Hibernia	34	2006	Progressing development plan and regulatory approvals for tieback to Hibernia gravity-based structure.
Indonesia
– Natuna	118	1981 - 1983	Development activity under way, while continuing discussions with the government on contract terms.
Kazakhstan
– Kairan	53	2004 - 2007	Declarations involving field commerciality filed with Kazakhstan government in 2008; progressing commercialization and field development studies.
Nigeria
– Bolia	15	2002 - 2006	Evaluating development plan, while continuing discussions with the government regarding regional hub strategy.
– Etoro-Isobo	9	2002	Offshore satellite development which will tie back to a planned production facility.
– Other (5 projects)	16	2001 - 2002	Pursuing development of several additional offshore satellite discoveries which will tie back to existing/planned production facilities.
Norway
– H-North	16	2007	Discovery near existing facilities in Fram area; evaluating development options.
– Njord	33	2000 - 2008	Evaluating development plan to integrate resource into existing production facilities.
– Noatun	19	2008	Evaluating development plan for tieback to existing production facilities.
– Nyk High	20	2008	Evaluating field development alternatives.
– Other (3 projects)	16	1992 - 2008	Evaluating development plans, including potential for tieback to existing production facilities.
Papua New Guinea
– Juha	28	2007	Working on development plans to tie into planned LNG facilities.
United Kingdom
– Carrack West	6	2001	Planned tieback to Carrack production facility; awaiting capacity.
– Phyllis	8	2004	Progressing unitization and joint development with nearby Barbara discovery.
United States
– Julia Unit	78	2007 - 2008	Julia Unit owners are progressing development plans and have agreed to share funding on facilities at the Chevron-operated Jack-Saint Malo platform. Suspension of Production for the Julia Unit is under review by the Minerals Management Service.
Other
– Various (6 projects)	19	1979 - 2008	Projects primarily awaiting capacity in existing or planned infrastructure.
Total (28 projects)	$497

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Leased Facilities

At December 31, 2009, the Corporation and its consolidated subsidiaries held noncancelable operating charters and leases covering drilling equipment, tankers, service stations and other properties with minimum undiscounted lease commitments totaling $10,365 million as indicated in the table. Estimated related rental income from noncancelable subleases is $128 million.

	Lease Payments Under Minimum Commitments	Related Sublease Rental Income
	(millions of dollars)
2010	$2,444	$16
2011	2,216	14
2012	1,602	13
2013	994	12
2014	749	11
2015 and beyond	2,360	62

Total	$10,365	$128

Net rental cost under both cancelable and noncancelable operating leases incurred during 2009, 2008 and 2007 were as follows:

	2009	2008	2007
	(millions of dollars)
Rental cost	$4,426	$4,115	$3,367
Less sublease rental income	98	123	168

Net rental cost	$4,328	$3,992	$3,199

11. Earnings Per Share

	2009	2008	2007
Earnings per common share

Net income attributable to ExxonMobil (millions of dollars)	$19,280	$45,220	$40,610

Weighted average number of common shares outstanding (millions of shares)	4,832	5,194	5,557

Earnings per common share (dollars)	$3.99	$8.70	$7.31

Earnings per common share – assuming dilution

Net income attributable to ExxonMobil (millions of dollars)	$19,280	$45,220	$40,610

Weighted average number of common shares outstanding (millions of shares)	4,832	5,194	5,557
Effect of employee stock-based awards	16	27	37

Weighted average number of common shares outstanding – assuming dilution	4,848	5,221	5,594

Earnings per common share – assuming dilution (dollars)	$3.98	$8.66	$7.26

Dividends paid per common share (dollars)	$1.66	$1.55	$1.37

12. Financial Instruments and Derivatives

The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. The estimated fair value of total long-term debt, including capitalized lease obligations, at December 31, 2009, and 2008, was $7.7 billion and $7.6 billion, respectively, as compared to recorded book values of $7.1 billion and $7.0 billion. The fair value hierarchy for long-term debt is primarily Level 2 (observable input).

The Corporation’s size, strong capital structure, geographic diversity and the complementary nature of the Upstream, Downstream and Chemical businesses reduce the Corporation’s enterprise-wide risk from changes in interest rates, currency rates and commodity prices. As a result, the Corporation makes limited use of derivatives to mitigate the impact of such changes. The Corporation does not engage in speculative derivative activities or derivative trading activities nor does it use derivatives with leveraged features. The Corporation maintains a system of controls that includes the authorization, reporting and monitoring of derivative activity. The Corporation’s limited derivative activities pose no material credit or market risks to ExxonMobil’s operations, financial condition or liquidity.

The estimated fair value of derivatives outstanding and recorded on the balance sheet was a net payable of $5 million at year-end 2009 and a net receivable of $118 million at year-end 2008. This is the amount that the Corporation would have paid to, or received from, third parties if these derivatives had been settled in the open market. The Corporation recognized a before-tax loss of $60 million and a before-tax gain of $89 million and $66 million related to derivatives during 2009, 2008 and 2007, respectively.

The fair value of derivatives outstanding at year-end 2009 and loss recognized during the year are immaterial in relation to the Corporation’s year-end cash balance of $10.7 billion, total assets of $233.3 billion or net income for the year of $19.3 billion.

13. Long-Term Debt

At December 31, 2009, long-term debt consisted of $6,865 million due in U.S. dollars and $264 million representing the U.S. dollar equivalent at year-end exchange rates of amounts payable in foreign currencies. These amounts exclude that portion of long-term debt, totaling $348 million, which matures within one year and is included in current liabilities. The amounts of long-term debt maturing, together with sinking fund payments required, in each of the four years after December 31, 2010, in millions of dollars, are: 2011 – $344, 2012 – $2,725, 2013 – $160 and 2014 – $302. At December 31, 2009, the Corporation’s unused long-term credit lines were not material.

Summarized long-term debt at year-end 2009 and 2008 are shown in the table below:

	2009	2008
	(millions of dollars)
SeaRiver Maritime Financial Holdings, Inc. (1)
Guaranteed debt securities due 2010-2011 (2)	$13	$26
Guaranteed deferred interest debentures due 2012
– Face value net of unamortized discount plus accrued interest	2,144	1,925

Mobil Services (Bahamas) Ltd.
Variable notes due 2035 (3)	972	972
Variable notes due 2034 (4)	311	311

Mobil Producing Nigeria Unlimited (5)
Variable notes due 2010-2016	621	597

Esso (Thailand) Public Company Ltd. (6)
Variable note due 2010-2012	165	236

Mobil Corporation
8.625% debentures due 2021	248	248

Industrial revenue bonds due 2012-2039 (7)	1,685	1,690
Other U.S. dollar obligations (8)	536	546
Other foreign currency obligations	66	94
Capitalized lease obligations (9)	368	380

Total long-term debt	$7,129	$7,025

(1)	Additional information is provided for this subsidiary on the following pages.
(2)	Average effective interest rate of 1.6% in 2009 and 3.1% in 2008.
(3)	Average effective interest rate of 0.3% in 2009 and 2.9% in 2008.
(4)	Average effective interest rate of 0.9% in 2009 and 3.6% in 2008.
(5)	Average effective interest rate of 5.4% in 2009 and 7.4% in 2008.
(6)	Average effective interest rate of 2.2% in 2009 and 4.3% in 2008.
(7)	Average effective interest rate of 0.2% in 2009 and 2.0% in 2008.
(8)	Average effective interest rate of 5.0% in 2009 and 5.7% in 2008.
(9)	Average imputed interest rate of 8.8% in 2009 and 8.7% in 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries

Exxon Mobil Corporation has fully and unconditionally guaranteed the deferred interest debentures due 2012 ($2,144 million long-term debt at December 31, 2009) and the debt securities due 2010 and 2011 ($13 million long-term and $13 million short-term) of SeaRiver Maritime Financial Holdings, Inc.

SeaRiver Maritime Financial Holdings, Inc. is a 100-percent-owned subsidiary of Exxon Mobil Corporation.

The following condensed consolidating financial information is provided for Exxon Mobil Corporation, as guarantor, and for SeaRiver Maritime Financial Holdings, Inc., as issuer, as an alternative to providing separate financial statements for the issuer. The accounts of Exxon Mobil Corporation and SeaRiver Maritime Financial Holdings, Inc. are presented utilizing the equity method of accounting for investments in subsidiaries.

	Exxon Mobil Corporation Parent Guarantor	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of income for 12 months ended December 31, 2009
Revenues and other income
Sales and other operating revenue, including sales-based taxes	$11,352	$—	$290,148	$—	$301,500
Income from equity affiliates	19,852	7	7,060	(19,776)	7,143
Other income	813	—	1,130	—	1,943
Intercompany revenue	30,889	4	271,663	(302,556)	—

Total revenues and other income	62,906	11	570,001	(322,332)	310,586

Costs and other deductions
Crude oil and product purchases	31,419	—	411,689	(290,302)	152,806
Production and manufacturing expenses	7,811	—	30,805	(5,589)	33,027
Selling, general and administrative expenses	2,574	—	12,852	(691)	14,735
Depreciation and depletion	1,571	—	10,346	—	11,917
Exploration expenses, including dry holes	230	—	1,791	—	2,021
Interest expense	1,200	222	5,126	(6,000)	548
Sales-based taxes	—	—	25,936	—	25,936
Other taxes and duties	(29)	—	34,848	—	34,819

Total costs and other deductions	44,776	222	533,393	(302,582)	275,809

Income before income taxes	18,130	(211)	36,608	(19,750)	34,777
Income taxes	(1,150)	(81)	16,350	—	15,119

Net income including noncontrolling interests	19,280	(130)	20,258	(19,750)	19,658
Net income attributable to noncontrolling interests	—	—	378	—	378

Net income attributable to ExxonMobil	$19,280	$(130)	$19,880	$(19,750)	$19,280

	Exxon Mobil Corporation Parent Guarantor	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of income for 12 months ended December 31, 2008
Revenues and other income
Sales and other operating revenue, including sales-based taxes	$17,481	$—	$442,098	$—	$459,579
Income from equity affiliates	45,664	9	11,055	(45,647)	11,081
Other income	302	—	6,397	—	6,699
Intercompany revenue	48,414	45	442,305	(490,764)	—

Total revenues and other income	111,861	54	901,855	(536,411)	477,359

Costs and other deductions
Crude oil and product purchases	48,346	—	669,107	(467,999)	249,454
Production and manufacturing expenses	8,327	—	35,298	(5,720)	37,905
Selling, general and administrative expenses	3,349	—	13,364	(840)	15,873
Depreciation and depletion	1,552	—	10,827	—	12,379
Exploration expenses, including dry holes	192	—	1,259	—	1,451
Interest expense	3,859	207	13,143	(16,536)	673
Sales-based taxes	—	—	34,508	—	34,508
Other taxes and duties	67	—	41,652	—	41,719

Total costs and other deductions	65,692	207	819,158	(491,095)	393,962

Income before income taxes	46,169	(153)	82,697	(45,316)	83,397
Income taxes	949	(56)	35,637	—	36,530

Net income including noncontrolling interests	45,220	(97)	47,060	(45,316)	46,867
Net income attributable to noncontrolling interests	—	—	1,647	—	1,647

Net income attributable to ExxonMobil	$45,220	$(97)	$45,413	$(45,316)	$45,220

Condensed consolidated statement of income for 12 months ended December 31, 2007
Revenues and other income
Sales and other operating revenue, including sales-based taxes	$16,502	$—	$373,826	$—	$390,328
Income from equity affiliates	40,800	4	8,859	(40,762)	8,901
Other income	488	—	4,835	—	5,323
Intercompany revenue	39,490	101	361,263	(400,854)	—

Total revenues and other income	97,280	105	748,783	(441,616)	404,552

Costs and other deductions
Crude oil and product purchases	38,260	—	535,973	(374,735)	199,498
Production and manufacturing expenses	7,147	—	30,003	(5,265)	31,885
Selling, general and administrative expenses	2,581	—	13,116	(807)	14,890
Depreciation and depletion	1,661	—	10,589	—	12,250
Exploration expenses, including dry holes	276	—	1,193	—	1,469
Interest expense	5,997	201	14,601	(20,399)	400
Sales-based taxes	—	—	31,728	—	31,728
Other taxes and duties	48	—	40,905	—	40,953

Total costs and other deductions	55,970	201	678,108	(401,206)	333,073

Income before income taxes	41,310	(96)	70,675	(40,410)	71,479
Income taxes	700	(34)	29,198	—	29,864

Net income including noncontrolling interests	40,610	(62)	41,477	(40,410)	41,615
Net income attributable to noncontrolling interests	—	—	1,005	—	1,005

Net income attributable to ExxonMobil	$40,610	$(62)	$40,472	$(40,410)	$40,610

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries

	Exxon Mobil Corporation Parent Guarantor	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated balance sheet for year ended December 31, 2009
Cash and cash equivalents	$449	$—	$10,244	$—	$10,693
Marketable securities	—	—	169	—	169
Notes and accounts receivable – net	2,050	—	25,858	(263)	27,645
Inventories	1,202	—	10,351	—	11,553
Other current assets	313	—	4,862	—	5,175

Total current assets	4,014	—	51,484	(263)	55,235
Investments, advances and long-term receivables	199,110	449	439,712	(607,606)	31,665
Property, plant and equipment – net	18,015	—	121,101	—	139,116
Other long-term assets	207	24	7,076	—	7,307
Intercompany receivables	19,637	2,257	442,903	(464,797)	—

Total assets	$240,983	$2,730	$1,062,276	$(1,072,666)	$233,323

Notes and loans payable	$43	$13	$2,420	$—	$2,476
Accounts payable and accrued liabilities	2,779	—	38,496	—	41,275
Income taxes payable	—	2	8,571	(263)	8,310

Total current liabilities	2,822	15	49,487	(263)	52,061
Long-term debt	279	2,157	4,693	—	7,129
Postretirement benefits reserves	8,673	—	9,269	—	17,942
Deferred income tax liabilities	818	151	22,179	—	23,148
Other long-term liabilities	5,286	—	12,365	—	17,651
Intercompany payables	112,536	382	351,879	(464,797)	—

Total liabilities	130,414	2,705	449,872	(465,060)	117,931

Earnings reinvested	276,937	(694)	109,603	(108,909)	276,937
Other equity	(166,368)	719	497,978	(498,697)	(166,368)

ExxonMobil share of equity	110,569	25	607,581	(607,606)	110,569
Noncontrolling interests	—	—	4,823	—	4,823

Total equity	110,569	25	612,404	(607,606)	115,392

Total liabilities and equity	$240,983	$2,730	$1,062,276	$(1,072,666)	$233,323

Condensed consolidated balance sheet for year ended December 31, 2008
Cash and cash equivalents	$4,011	$—	$27,426	$—	$31,437
Marketable securities	—	—	570	—	570
Notes and accounts receivable – net	2,486	3	23,224	(1,011)	24,702
Inventories	1,253	—	10,393	—	11,646
Other current assets	348	—	3,563	—	3,911

Total current assets	8,098	3	65,176	(1,011)	72,266
Investments, advances and long-term receivables	202,257	432	450,604	(624,737)	28,556
Property, plant and equipment – net	16,939	—	104,407	—	121,346
Other long-term assets	214	37	5,633	—	5,884
Intercompany receivables	10,026	2,057	432,902	(444,985)	—

Total assets	$237,534	$2,529	$1,058,722	$(1,070,733)	$228,052

Notes and loans payable	$7	$13	$2,380	$—	$2,400
Accounts payable and accrued liabilities	3,352	—	33,291	—	36,643
Income taxes payable	—	—	11,068	(1,011)	10,057

Total current liabilities	3,359	13	46,739	(1,011)	49,100
Long-term debt	279	1,951	4,795	—	7,025
Postretirement benefits reserves	11,653	—	9,076	—	20,729
Deferred income tax liabilities	120	178	19,428	—	19,726
Other long-term liabilities	5,175	—	8,774	—	13,949
Intercompany payables	103,983	382	340,620	(444,985)	—

Total liabilities	124,569	2,524	429,432	(445,996)	110,529

Earnings reinvested	265,680	(564)	116,805	(116,241)	265,680
Other equity	(152,715)	569	507,927	(508,496)	(152,715)

ExxonMobil share of equity	112,965	5	624,732	(624,737)	112,965
Noncontrolling interests	—	—	4,558	—	4,558

Total equity	112,965	5	629,290	(624,737)	117,523

Total liabilities and equity	$237,534	$2,529	$1,058,722	$(1,070,733)	$228,052

	Exxon Mobil Corporation Parent Guarantor	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of cash flows for 12 months ended December 31, 2009

Cash provided by/(used in) operating activities	$27,424	$72	$28,024	$(27,082)	$28,438

Cash flows from investing activities

Additions to property, plant and equipment	(2,686)	—	(19,805)	—	(22,491)
Sales of long-term assets	228	—	1,317	—	1,545
Decrease/(increase) in restricted cash and cash equivalents	—	—	—	—	—
Net intercompany investing	(1,826)	(209)	1,717	318	—
All other investing, net	—	—	(1,473)	—	(1,473)

Net cash provided by/(used in) investing activities	(4,284)	(209)	(18,244)	318	(22,419)

Cash flows from financing activities
Additions to short- and long-term debt	—	—	1,561	—	1,561
Reductions in short- and long-term debt	(3)	(13)	(1,627)	—	(1,643)
Additions/(reductions) in debt with three months or less maturity	39	—	(110)	—	(71)
Cash dividends	(8,023)	—	(27,082)	27,082	(8,023)
Common stock acquired	(19,703)	—	—	—	(19,703)
Net intercompany financing activity	—	—	168	(168)	—
All other financing, net	988	150	(392)	(150)	596

Net cash provided by/(used in) financing activities	(26,702)	137	(27,482)	26,764	(27,283)

Effects of exchange rate changes on cash	—	—	520	—	520

Increase/(decrease) in cash and cash equivalents	$(3,562)	$—	$(17,182)	$—	$(20,744)

Condensed consolidated statement of cash flows for 12 months ended December 31, 2008

Cash provided by/(used in) operating activities	$47,823	$68	$54,478	$(42,644)	$59,725

Cash flows from investing activities
Additions to property, plant and equipment	(2,154)	—	(17,164)	—	(19,318)
Sales of long-term assets	162	—	5,823	—	5,985
Decrease/(increase) in restricted cash and cash equivalents	—	—	—	—	—
Net intercompany investing	(502)	(155)	476	181	—
All other investing, net	—	—	(2,166)	—	(2,166)

Net cash provided by/(used in) investing activities	(2,494)	(155)	(13,031)	181	(15,499)

Cash flows from financing activities
Additions to short- and long-term debt	—	—	1,146	—	1,146
Reductions in short- and long-term debt	(4)	(13)	(1,799)	—	(1,816)
Additions/(reductions) in debt with three months or less maturity	—	—	143	—	143
Cash dividends	(8,058)	—	(42,644)	42,644	(8,058)
Common stock acquired	(35,734)	—	—	—	(35,734)
Net intercompany financing activity	—	—	81	(81)	—
All other financing, net	1,085	100	(793)	(100)	292

Net cash provided by/(used in) financing activities	(42,711)	87	(43,866)	42,463	(44,027)

Effects of exchange rate changes on cash	—	—	(2,743)	—	(2,743)

Increase/(decrease) in cash and cash equivalents	$2,618	$—	$(5,162)	$—	$(2,544)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries

	Exxon Mobil Corporation Parent Guarantor	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of cash flows for 12 months ended December 31, 2007

Cash provided by/(used in) operating activities	$73,813	$97	$49,185	$(71,093)	$52,002

Cash flows from investing activities
Additions to property, plant and equipment	(1,252)	—	(14,135)	—	(15,387)
Sales of long-term assets	251	—	3,953	—	4,204
Decrease/(increase) in restricted cash and cash equivalents	—	—	4,604	—	4,604
Net intercompany investing	(39,679)	(79)	39,676	82	—
All other investing, net	—	—	(3,149)	—	(3,149)

Net cash provided by/(used in) investing activities	(40,680)	(79)	30,949	82	(9,728)

Cash flows from financing activities
Additions to short- and long-term debt	—	—	1,803	—	1,803
Reductions in short- and long-term debt	(3)	(13)	(1,002)	—	(1,018)
Additions/(reductions) in debt with three months or less maturity	(97)	—	(90)	—	(187)
Cash dividends	(7,621)	—	(71,093)	71,093	(7,621)
Common stock acquired	(31,822)	—	—	—	(31,822)
Net intercompany financing activity	—	(5)	87	(82)	—
All other financing, net	1,448	—	(948)	—	500

Net cash provided by/(used in) financing activities	(38,095)	(18)	(71,243)	71,011	(38,345)

Effects of exchange rate changes on cash	—	—	1,808	—	1,808

Increase/(decrease) in cash and cash equivalents	$(4,962)	$—	$10,699	$—	$5,737

14. Incentive Program

The 2003 Incentive Program provides for grants of stock options, stock appreciation rights (SARs), restricted stock and other forms of award. Awards may be granted to eligible employees of the Corporation and those affiliates at least 50 percent owned. Outstanding awards are subject to certain forfeiture provisions contained in the program or award instrument. The maximum number of shares of stock that may be issued under the 2003 Incentive Program is 220 million. Awards that are forfeited or expire, or are settled in cash, do not count against this maximum limit. The 2003 Incentive Program does not have a specified term. New awards may be made until the available shares are depleted, unless the Board terminates the plan early. At the end of 2009, remaining shares available for award under the 2003 Incentive Program were 152,591 thousand.

As under earlier programs, options and SARs may be granted at prices not less than 100 percent of market value on the date of grant and have a maximum life of 10 years. Most of the options and SARs normally first become exercisable one year following the date of grant. All remaining stock options and SARs outstanding were granted prior to 2002.

Long-term incentive awards totaling 10,133 thousand, 10,116 thousand and 10,226 thousand of restricted (nonvested) common stock and restricted (nonvested) common stock units were granted in 2009, 2008 and 2007, respectively. These shares are issued to employees from treasury stock. The total compensation expense is recognized over the requisite service period. The units that are settled in cash are recorded as liabilities and their changes in fair value are recognized over the vesting period. During the applicable restricted periods, the shares may not be sold or transferred and are subject to forfeiture. The majority of the awards have graded vesting periods, with 50 percent of the shares in each award vesting after three years and the remaining 50 percent vesting after seven years. A small number of awards granted to certain senior executives have vesting periods of five years for 50 percent of the award and of 10 years or retirement, whichever occurs later, for the remaining 50 percent of the award.

The Corporation has purchased shares in the open market and through negotiated transactions to offset shares issued in conjunction with benefit plans and programs. Purchases may be discontinued at any time without prior notice.

In 2002, the Corporation began issuing restricted stock as share-based compensation in lieu of stock options. Compensation expense for these awards is based on the price of the stock at the date of grant and has been recognized in income over the requisite service period. Prior to 2002, the Corporation issued stock options as share-based compensation and since these awards vested prior to the effective date of current authoritative guidance, they continue to be accounted for under the prior prescribed method. Under this method, compensation expense for awards granted in the form of stock options is measured at the intrinsic value of the options (the difference between the market price of the stock and the exercise price of the options) on the date of grant. Since these two prices were the same on the date of grant, no compensation expense has been recognized in income for these awards.

The following tables summarize information about restricted stock and restricted stock units for the year ended December 31, 2009.

	2009
Restricted stock and units outstanding	Shares	Weighted Average Grant-Date Fair Value per Share
	(thousands)
Issued and outstanding at January 1	43,701	$61.88
2008 award issued in 2009	10,109	$78.24
Vested	(10,229)	$54.03
Forfeited	(78)	$65.60

Issued and outstanding at December 31	43,503	$67.52

Grant value of restricted stock and units	2009	2008	2007
Grant price	$75.40	$78.24	$87.14

	(millions of dollars)
Value at date of grant:
Restricted stock and units settled in stock	$711	$735	$827
Units settled in cash	53	56	64

Total value	$764	$791	$891

As of December 31, 2009, there was $2,038 million of unrecognized compensation cost related to the nonvested restricted awards. This cost is expected to be recognized over a weighted-average period of 4.5 years. The compensation cost charged against income for the restricted stock and restricted units was $723 million, $648 million and $590 million for 2009, 2008 and 2007, respectively. The income tax benefit recognized in income related to this compensation expense was $76 million, $75 million and $81 million for the same periods, respectively. The fair value of shares and units vested in 2009, 2008 and 2007 was $763 million, $438 million and $581 million, respectively. Cash payments of $41 million, $25 million and $29 million for vested restricted stock units settled in cash were made in 2009, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes that occurred in stock options in 2009 are summarized below (shares in thousands):

	2009		Weighted Average Remaining Contractual Term
Stock options	Shares	Avg. Exercise Price
Outstanding at January 1	59,993	$40.90
Exercised	(18,500)	$40.85
Forfeited	(20)	$41.85

Outstanding at December 31	41,473	$40.92	1.4 Years

Exercisable at December 31	41,473	$40.92	1.4 Years

No compensation expense was recognized for stock options in 2009, 2008 and 2007, as all remaining outstanding stock options were granted prior to 2002 and are fully vested. Cash received from stock option exercises was $752 million, $753 million and $1,079 million for 2009, 2008 and 2007, respectively. The cash tax benefit realized for the options exercised was $164 million, $273 million and $304 million for 2009, 2008 and 2007, respectively. The aggregate intrinsic value of stock options exercised in 2009, 2008 and 2007 was $563 million, $894 million and $1,359 million, respectively. The intrinsic value for the balance of outstanding stock options at December 31, 2009, was $1,131 million.

15. Litigation and Other Contingencies

Litigation

A variety of claims have been made against ExxonMobil and certain of its consolidated subsidiaries in a number of pending lawsuits. Management has regular litigation reviews, including updates from corporate and outside counsel, to assess the need for accounting recognition or disclosure of these contingencies. The Corporation accrues an undiscounted liability for those contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. The Corporation does not record liabilities when the likelihood that the liability has been incurred is probable but the amount cannot be reasonably estimated or when the liability is believed to be only reasonably possible or remote. For contingencies where an unfavorable outcome is reasonably possible and which are significant, the Corporation discloses the nature of the contingency and, where feasible, an estimate of the possible loss. ExxonMobil will continue to defend itself vigorously in these matters. Based on a consideration of all relevant facts and circumstances, the Corporation does not believe the ultimate outcome of any currently pending lawsuit against ExxonMobil will have a materially adverse effect upon the Corporation’s operations or financial condition.

A number of lawsuits, including class actions, were brought in various courts against Exxon Mobil Corporation and certain of its subsidiaries relating to the accidental release of crude oil from the tanker Exxon Valdez in 1989. All the compensatory claims and the punitive damage award have been paid.

Other Contingencies

The Corporation and certain of its consolidated subsidiaries were contingently liable at December 31, 2009, for $8,786 million, primarily relating to guarantees for notes, loans and performance under contracts. Included in this amount were guarantees by consolidated affiliates of $5,629 million, representing ExxonMobil’s share of obligations of certain equity companies.

	Dec. 31, 2009
	Equity Company Obligations	Other Third-Party Obligations	Total
	(millions of dollars)

Total guarantees	$5,629	$3,157	$8,786

Additionally, the Corporation and its affiliates have numerous long-term sales and purchase commitments in their various business activities, all of which are expected to be fulfilled with no adverse consequences material to the Corporation’s operations or financial condition. Unconditional purchase obligations as defined by accounting standards are those long-term commitments that are noncancelable or cancelable only under certain conditions, and that third parties have used to secure financing for the facilities that will provide the contracted goods or services.

	Payments Due by Period
	2010	2011- 2014	2015 and Beyond	Total
	(millions of dollars)

Unconditional purchase obligations (1)	$314	$902	$568	$1,784

(1)	Undiscounted obligations of $1,784 million mainly pertain to pipeline throughput agreements and include $1,141 million of obligations to equity companies. The present value of these commitments, which excludes imputed interest of $309 million, totaled $1,475 million.

In accordance with a nationalization decree issued by Venezuela’s president in February 2007, by May 1, 2007, a subsidiary of the Venezuelan National Oil Company (PdVSA) assumed the operatorship of the Cerro Negro Heavy Oil Project. This Project had been operated and owned by ExxonMobil affiliates holding a 41.67 percent ownership interest in the Project. The decree also required conversion of the Cerro Negro Project into a “mixed enterprise” and an increase in PdVSA’s or one of its affiliate’s ownership interest in the Project, with the stipulation that if ExxonMobil refused to accept the terms for the formation of the mixed enterprise within a specified period of time, the government would “directly assume the activities” carried out by the joint venture. ExxonMobil refused to accede to the terms proffered by the government, and on June 27, 2007, the government expropriated ExxonMobil’s 41.67 percent interest in the Cerro Negro Project.

On September 6, 2007, affiliates of ExxonMobil filed a Request for Arbitration with the International Centre for Settlement of Investment Disputes. An affiliate of ExxonMobil has also filed an arbitration under the rules of the International Chamber of Commerce against PdVSA and a PdVSA affiliate for breach of their contractual obligations under certain Cerro Negro Project agreements. Both arbitration proceedings continue. At this time, the net impact of this matter on the Corporation’s consolidated financial results cannot be reasonably estimated. However, the Corporation does not expect the resolution to have a material effect upon the Corporation’s operations or financial condition. ExxonMobil’s remaining net book investment in Cerro Negro producing assets is about $750 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Pension and Other Postretirement Benefits

The benefit obligations and plan assets associated with the Corporation’s principal benefit plans are measured on December 31.

	Pension Benefits				Other Postretirement Benefits
	U.S.		Non-U.S.
	2009	2008	2009	2008	2009	2008
	(percent)
Weighted-average assumptions used to determine benefit obligations at December 31
Discount rate	6.00	6.25	5.20	5.50	6.00	6. 25
Long-term rate of compensation increase	5.00	5.00	5.00	4.70	5.00	5. 00

	(millions of dollars)
Change in benefit obligation
Benefit obligation at January 1	$13,272	$12,062	$19,990	$22,475	$6,633	$6,828
Service cost	438	378	421	434	94	100
Interest cost	809	729	1,121	1,152	408	414
Actuarial loss/(gain)	1,126	1,227	1,280	76	(49)	(243)
Benefits paid (1) (2)	(1,665)	(1,124)	(1,174)	(1,286)	(480)	(466)
Foreign exchange rate changes	—	—	1,676	(2,682)	60	(83)
Plan amendments, other	1	—	30	(179)	82	83

Benefit obligation at December 31	$13,981	$13,272	$23,344	$19,990	$6,748	$6,633

Accumulated benefit obligation at December 31	$11,615	$11,000	$20,909	$17,893	$—	$—

(1)	Benefit payments for funded and unfunded plans.
(2)	For 2009 and 2008, other postretirement benefits paid are net of $28 million and $26 million of Medicare subsidy receipts, respectively.

For U.S. plans, the discount rate is determined by constructing a portfolio of high-quality, noncallable bonds with cash flows that match estimated outflows for benefit payments. For major non-U.S. plans, the discount rate is determined by using bond portfolios with an average maturity approximating that of the liabilities or spot yield curves, both of which are constructed using high-quality, local-currency-denominated bonds.

The measurement of the accumulated postretirement benefit obligation assumes an initial health care cost trend rate of 6.5 percent that declines to 4.5 percent by 2015. A one-percentage-point increase in the health care cost trend rate would increase service and interest cost by $50 million and the postretirement benefit obligation by $532 million. A one-percentage-point decrease in the health care cost trend rate would decrease service and interest cost by $40 million and the post-retirement benefit obligation by $442 million.

	Pension Benefits				Other Postretirement Benefits
	U.S.		Non-U.S.
	2009	2008	2009	2008	2009	2008
	(millions of dollars)
Change in plan assets
Fair value at January 1	$6,634	$10,617	$11,260	$17,192	$443	$659
Actual return on plan assets	2,013	(3,133)	2,201	(3,547)	93	(197)
Foreign exchange rate changes	—	—	1,300	(2,321)	—	—
Company contribution	3,070	52	1,456	956	36	38
Benefits paid (1)	(1,440)	(902)	(795)	(860)	(57)	(57)
Other	—	—	(21)	(160)	(1)	—

Fair value at December 31	$10,277	$6,634	$15,401	$11,260	$514	$443

(1)	Benefit payments for funded plans.

The funding levels of all qualified pension plans are in compliance with standards set by applicable law or regulation. As shown in the table below, certain smaller U.S. pension plans and a number of non-U.S. pension plans are not funded because local tax conventions and regulatory practices do not encourage funding of these plans. All defined benefit pension obligations, regardless of the funding status of the underlying plans, are fully supported by the financial strength of the Corporation or the respective sponsoring affiliate.

	Pension Benefits
	U.S.		Non-U.S.
	2009	2008	2009	2008
	(millions of dollars)
Assets in excess of/(less than) benefit obligation
Balance at December 31
Funded plans	$(1,940)	$(5,049)	$(2,085)	$(3,416)
Unfunded plans	(1,764)	(1,589)	(5,858)	(5,314)

Total	$(3,704)	$(6,638)	$(7,943)	$(8,730)

The authoritative guidance for defined benefit pension and other post-retirement plans requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income.

	Pension Benefits				Other Postretirement Benefits
	U.S.		Non-U.S.
	2009	2008	2009	2008	2009	2008
	(millions of dollars)
Assets in excess of/(less than) benefit obligation
Balance at December 31 (1)	$(3,704)	$(6,638)	$(7,943)	$(8,730)	$(6,234)	$(6,190)

Amounts recorded in the consolidated balance sheet consist of:
Other assets	$1	$1	$961	$3	$—	$—
Current liabilities	(235)	(208)	(348)	(304)	(318)	(321)
Postretirement benefits reserves	(3,470)	(6,431)	(8,556)	(8,429)	(5,916)	(5,869)

Total recorded	$(3,704)	$(6,638)	$(7,943)	$(8,730)	$(6,234)	$(6,190)

Amounts recorded in accumulated other comprehensive income consist of:
Net actuarial loss/(gain)	$5,830	$7,240	$7,036	$7,161	$1,878	$2,159
Prior service cost	5	5	622	582	181	250

Total recorded in accumulated other comprehensive income	$5,835	$7,245	$7,658	$7,743	$2,059	$2,409

(1)	Fair value of assets less benefit obligation shown on the preceding page.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The long-term expected rate of return on funded assets shown below is established for each benefit plan by developing a forward-looking, long-term return assumption for each asset class, taking into account factors such as the expected real return for the specific asset class and inflation.

A single, long-term rate of return is then calculated as the weighted average of the target asset allocation and the long-term return assumption for each asset class.

	Pension Benefits						Other Postretirement Benefits
	U.S.			Non-U.S.
	2009	2008	2007	2009	2008	2007	2009	2008	2007
	(percent)
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31
Discount rate	6.25	6.25	6.00	5.50	5.40	4.70	6.25	6.25	6.00
Long-term rate of return on funded assets	8.00	9.00	9.00	7.30	7.50	7.70	8.00	9.00	9.00
Long-term rate of compensation increase	5.00	5.00	4.50	4.70	4.50	4.20	5.00	5.00	4.50

	(millions of dollars)
Components of net periodic benefit cost
Service cost	$438	$378	$360	$421	$434	$451	$94	$100	$109
Interest cost	809	729	687	1,121	1,152	1,011	408	414	403
Expected return on plan assets	(656)	(915)	(844)	(886)	(1,200)	(1,105)	(35)	(59)	(44)
Amortization of actuarial loss/(gain)	694	239	246	648	318	362	176	197	243
Amortization of prior service cost	—	(2)	23	79	93	89	69	76	75
Net pension enhancement and curtailment/settlement expense	485	174	190	2	32	19	—	—	9

Net periodic benefit cost	$1,770	$603	$662	$1,385	$829	$827	$712	$728	$795

Changes in amounts recorded in accumulated other comprehensive income:
Net actuarial loss/(gain)	$(231)	$5,275	$770	$(33)	$4,837	$(294)	$(107)	$13	$(245)
Amortization of actuarial (loss)/gain	(1,179)	(413)	(436)	(650)	(350)	(381)	(176)	(197)	(252)
Prior service cost/(credit)	—	—	(95)	69	16	72	—	—	—
Amortization of prior service (cost)	—	2	(23)	(79)	(93)	(89)	(69)	(76)	(75)
Foreign exchange rate changes	—	—	—	608	(997)	404	2	(3)	12

Total recorded in other comprehensive income	(1,410)	4,864	216	(85)	3,413	(288)	(350)	(263)	(560)

Total recorded in net periodic benefit cost and other comprehensive income, before tax	$360	$5,467	$878	$1,300	$4,242	$539	$362	$465	$235

Costs for defined contribution plans were $339 million, $309 million and $287 million in 2009, 2008 and 2007, respectively.

A summary of the change in accumulated other comprehensive income is shown in the table below:

	Total Pension and Other Postretirement Benefits
	2009	2008	2007
	(millions of dollars)
(Charge)/credit to other comprehensive income, before tax
U.S. pension	$1,410	$(4,864)	$(216)
Non-U.S. pension	85	(3,413)	288
Other postretirement benefits	350	263	560

Total (charge)/credit to other comprehensive income, before tax	1,845	(8,014)	632
(Charge)/credit to income tax (see note 18)	(591)	2,723	(207)
(Charge)/credit to investment in equity companies	(133)	(27)	26

(Charge)/credit to other comprehensive income including noncontrolling interests, after tax	$1,121	$(5,318)	$451
Charge/(credit) to equity of noncontrolling interests	93	224	61

(Charge)/credit to other comprehensive income attributable to ExxonMobil	$1,214	$(5,094)	$512

The Corporation’s investment strategy for benefit plan assets reflects a long-term view, a careful assessment of the risks inherent in various asset classes and broad diversification to reduce the risk of the portfolio. The benefit plan assets are primarily invested in passive equity and fixed income index funds to diversify risk while minimizing costs. The equity funds hold ExxonMobil stock only to the extent necessary to replicate the relevant equity index. The fixed income funds are largely invested in high-quality corporate and government debt securities.

Studies are periodically conducted to establish the preferred target asset allocation. The target asset allocation for the U.S. benefit plans is 60% equity securities and 40% debt securities. The target asset allocation for the non-U.S. plans in aggregate is 56% equities, 41% debt and 3% real estate funds. The equity targets for the U.S. and non-U.S. plans include an allocation to private equity partnerships that primarily focus on early-stage venture capital of 5% and 3%, respectively.

The authoritative guidance for fair value measurements provides a framework for measuring fair value. The framework establishes a three-level fair value hierarchy based on the nature of the information used to measure fair value. The terms “Level 1,” “Level 2” and “Level 3” are accounting terms that refer to different methods of valuing assets. The terms do not represent the relative risk or credit quality of an investment.

The 2009 fair value of the benefit plan assets, including the level within the fair value hierarchy, is shown in the tables below:

	U.S. Pension						Non-U.S. Pension
	Fair Value Measurement at December 31, 2009, Using:					Total	Fair Value Measurement at December 31, 2009, Using:						Total
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)			Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
	(millions of dollars)						(millions of dollars)
Asset category:
Equity securities
U.S.	$—	$2,503	(1)	$—		$2,503	$—		$2,244	(1)	$—		$2,244
Non-U.S.	—	3,341	(1)	—		3,341	227	(2)	5,946	(1)	—		6,173
Private equity	—	—		349	(3)	349	—		—		239	(3)	239
Debt securities
Corporate	—	1,040	(4)	—		1,040	2	(5)	1,637	(4)	—		1,639
Government	—	2,570	(4)	—		2,570	70	(5)	4,217	(4)	—		4,287
Asset-backed	—	30	(4)	—		30	—		119	(4)	—		119
Private mortgages	—	—		280	(6)	280	—		—		5	(6)	5
Real estate funds	—	—		—		—	—		—		413	(7)	413
Cash	140	—		—		140	79		55	(8)	—		134

Total at fair value	$140	$9,484		$629		$10,253	$378		$14,218		$657		$15,253
Insurance contracts at contract value						24							148

Total plan assets						$10,277							$15,401

(1)	For U.S. and non-U.S. equity securities held in the form of fund units that are redeemable at the measurement date, the unit value is treated as a Level 2 input. The fair value of the securities owned by the funds is based on observable quoted prices on active exchanges, which are Level 1 inputs.
(2)	For non-U.S. equity securities held in separate accounts, fair value is based on observable quoted prices on active exchanges.
(3)	For private equity, fair value is generally established by using revenue or earnings multiples or other relevant market data including Initial Public Offerings.
(4)	For corporate, government and asset-backed debt securities, fair value is based on observable inputs of comparable market transactions.
(5)	For corporate and government debt securities that are traded on active exchanges, fair value is based on observable quoted prices.
(6)	For private mortgages, fair value is based on proprietary credit spread matrices developed using market data and monthly surveys of active mortgage bankers.
(7)	For real estate funds, fair value is based on appraised values developed using comparable market transactions.
(8)	For cash balances that are subject to withdrawal penalties or other adjustments, the fair value is treated as a Level 2 input.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Other Postretirement
	Fair Value Measurement at December 31, 2009, Using:					Total
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
	(millions of dollars)
Asset category:
Equity securities
U.S.	$—	$166	(1)	$—		$166
Non-U.S.	—	181	(1)	—		181
Private equity	—	—		4	(2)	4
Debt securities
Corporate	—	51	(3)	—		51
Government	—	95	(3)	—		95
Asset-backed	—	11	(3)	—		11
Private mortgages	—	—		3	(4)	3
Cash	3	—		—		3

Total at fair value	$3	$504		$7		$514

(1)	For U.S. and non-U.S. equity securities held in the form of fund units that are redeemable at the measurement date, the unit value is treated as a Level 2 input. The fair value of the securities owned by the funds is based on observable quoted prices on active exchanges, which are Level 1 inputs.
(2)	For private equity, fair value is generally established by using revenue or earnings multiples or other relevant market data including Initial Public Offerings.
(3)	For corporate, government and asset-backed debt securities, fair value is based on observable inputs of comparable market transactions.
(4)	For private mortgages, fair value is based on proprietary credit spread matrices developed using market data and monthly surveys of active mortgage bankers.

The change in the fair value in 2009 of Level 3 assets that use significant unobservable inputs to measure fair value is shown in the table below:

	2009
	Pension					Other Postretirement
	U.S.		Non U.S.			Private Equity	Private Mortgages
	Private Equity	Private Mortgages	Private Equity	Private Mortgages	Real Estate
	(millions of dollars)
Fair value at January 1	$346	$476	$238	$5	$409	$4	$6
Net realized gains/(losses)	4	11	(10)	—	(7)	—	—
Net unrealized gains/(losses)	(35)	7	(35)	—	(11)	—	—
Net purchases/(sales)	34	(214)	46	—	22	—	(3)

Fair value at December 31	$349	$280	$239	$5	$413	$4	$3

A summary of pension plans with an accumulated benefit obligation in excess of plan assets is shown in the table below:

	Pension Benefits
	U.S.		Non-U.S.
	2009	2008	2009	2008
	(millions of dollars)
For funded pension plans with an accumulated benefit obligation in excess of plan assets:
Projected benefit obligation	$12,217	$11,683	$13,152	$12,226
Accumulated benefit obligation	10,312	9,810	12,260	11,221
Fair value of plan assets	10,276	6,632	10,447	9,002

For unfunded pension plans:
Projected benefit obligation	$1,764	$1,589	$5,858	$5,314
Accumulated benefit obligation	1,303	1,190	5,180	4,709

	Pension Benefits		Other Postretirement Benefits
	U.S.	Non-U.S.
	(millions of dollars)
Estimated 2010 amortization from accumulated other comprehensive income:
Net actuarial loss/(gain) (1)	$1,026	$572	$ 154
Prior service cost (2)	2	86	52

(1)	The Corporation amortizes the net balance of actuarial losses/(gains) as a component of net periodic benefit cost over the average remaining service period of active plan participants.
(2)	The Corporation amortizes prior service cost on a straight-line basis as permitted under authoritative guidance for defined benefit pension and other postretirement benefit plans.

	Pension Benefits		Other Postretirement Benefits
	U.S.	Non-U.S.	Gross	Medicare Subsidy Receipt
	(millions of dollars)
Contributions expected in 2010	$—	$1,090	$—	$ —

Benefit payments expected in:
2010	1,273	1,197	418	24
2011	1,318	1,227	439	25
2012	1,386	1,268	455	26
2013	1,431	1,286	472	28
2014	1,383	1,318	487	29
2015 - 2019	6,202	8,052	2,601	166

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Disclosures about Segments and Related Information

The Upstream, Downstream and Chemical functions best define the operating segments of the business that are reported separately. The factors used to identify these reportable segments are based on the nature of the operations that are undertaken by each segment. The Upstream segment is organized and operates to explore for and produce crude oil and natural gas. The Downstream segment is organized and operates to manufacture and sell petroleum products. The Chemical segment is organized and operates to manufacture and sell petrochemicals. These segments are broadly understood across the petroleum and petrochemical industries.

These functions have been defined as the operating segments of the Corporation because they are the segments (1) that engage in business activities from which revenues are earned and expenses are incurred; (2) whose operating results are regularly reviewed by the Corporation’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance; and (3) for which discrete financial information is available.

Earnings after income tax include special items, and transfers are at estimated market prices. Earnings for 2009 included a special charge of $140 million in the corporate and financing segment for interest related to the Valdez punitive damages award. Special items included in 2008 after-tax earnings were a $1,620 million gain in Non-U.S. Upstream on the sale of a natural gas transportation business in Germany and special charges of $460 million in the corporate and financing segment related to the Valdez litigation. There were no special items in 2007.

Interest expense includes non-debt-related interest expense of $500 million, $498 million and $290 million in 2009, 2008 and 2007, respectively. Higher expenses in 2009 and 2008 primarily reflect interest provisions related to the Valdez litigation.

In corporate and financing activities, interest revenue relates to interest earned on cash deposits and marketable securities.

	Upstream		Downstream		Chemical		Corporate and Financing	Corporate Total
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
				(millions of dollars)
As of December 31, 2009
Earnings after income tax	$2,893	$14,214	$(153)	$1,934	$769	$1,540	$(1,917)	$19,280
Earnings of equity companies included above	1,216	5,269	(102)	188	164	906	(498)	7,143
Sales and other operating revenue (1)	3,406	21,355	76,467	173,404	9,962	16,885	21	301,500
Intersegment revenue	6,718	32,982	10,168	39,190	7,185	6,947	284	—
Depreciation and depletion expense	1,768	6,376	687	1,665	400	457	564	11,917
Interest revenue	—	—	—	—	—	—	179	179
Interest expense	38	27	10	18	4	1	450	548
Income taxes	1,451	15,183	(164)	(22)	281	(182)	(1,428)	15,119
Additions to property, plant and equipment	2,973	13,307	1,449	1,447	294	2,553	468	22,491
Investments in equity companies	2,440	8,864	323	1,190	259	2,873	(207)	15,742
Total assets	24,940	102,372	17,493	45,098	7,044	17,117	19,259	233,323

As of December 31, 2008
Earnings after income tax	$6,243	$29,159	$1,649	$6,502	$724	$2,233	$(1,290)	$45,220
Earnings of equity companies included above	1,954	7,597	(2)	518	105	1,411	(502)	11,081
Sales and other operating revenue (1)	6,767	32,346	116,701	265,359	14,136	24,252	18	459,579
Intersegment revenue	9,617	55,069	16,225	65,723	9,925	9,749	273	—
Depreciation and depletion expense	1,391	7,266	656	1,672	410	422	562	12,379
Interest revenue	—	—	—	—	—	—	1,400	1,400
Interest expense	47	63	9	28	3	4	519	673
Income taxes	3,451	30,654	728	1,990	177	10	(480)	36,530
Additions to property, plant and equipment	2,699	10,545	1,550	1,552	413	1,987	572	19,318
Investments in equity companies	2,248	7,787	456	1,382	241	2,384	(40)	14,458
Total assets	23,056	83,750	16,328	42,044	6,856	13,300	42,718	228,052

As of December 31, 2007
Earnings after income tax	$4,870	$21,627	$4,120	$5,453	$1,181	$3,382	$(23)	$40,610
Earnings of equity companies included above	1,455	5,393	208	641	120	1,558	(474)	8,901
Sales and other operating revenue (1)	5,661	22,995	101,671	223,145	13,790	23,036	30	390,328
Intersegment revenue	7,596	47,498	13,942	52,403	8,710	7,881	303	—
Depreciation and depletion expense	1,469	7,126	639	1,662	405	418	531	12,250
Interest revenue	—	—	—	—	—	—	1,672	1,672
Interest expense	57	75	14	26	2	2	224	400
Income taxes	2,686	23,328	2,141	1,405	392	591	(679)	29,864
Additions to property, plant and equipment	1,595	9,139	1,061	1,578	335	1,078	601	15,387
Investments in equity companies	2,016	7,194	488	1,172	224	2,650	(44)	13,700
Total assets	21,782	84,440	18,569	54,883	7,617	13,801	40,990	242,082

Geographic Sales and other operating revenue (1)	2009	2008	2007
	(millions of dollars)
United States	$89,847	$137,615	$121,144
Non-U.S.	211,653	321,964	269,184

Total	$301,500	$459,579	$390,328

Significant non-U.S. revenue sources include:
Japan	$22,054	$30,126	$26,146
Canada	21,151	33,677	27,284
United Kingdom	20,293	29,764	25,113
Belgium	16,857	25,399	20,550
Germany	14,839	20,591	17,445
Italy	12,997	17,953	16,255
France	12,042	18,530	14,287
Singapore	8,400	11,059	9,517

(1) Sales and other operating revenue includes sales-based taxes of $25,936 million for 2009, $34,508 million for 2008 and $31,728 million for 2007. See note 1, Summary of Accounting Policies.

Long-lived assets	2009	2008	2007
	(millions of dollars)
United States	$37,138	$35,548	$33,630
Non-U.S.	101,978	85,798	87,239

Total	$139,116	$121,346	$120,869

Significant non-U.S. long-lived assets include:
Canada	$15,919	$12,018	$14,167
Nigeria	11,046	9,227	7,504
United Kingdom	7,609	5,778	8,589
Angola	7,320	6,129	5,084
Norway	7,251	5,856	7,920
Singapore	7,238	5,113	3,598
Kazakhstan	4,748	3,535	2,829
Japan	4,532	4,769	4,077

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Income, Sales-Based and Other Taxes

	2009			2008			2007
	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total
				(millions of dollars)
Income taxes
Federal and non-U.S.
Current	$(838)	$15,830	$14,992	$3,005	$31,377	$34,382	$4,666	$24,329	$28,995
Deferred – net	650	(665)	(15)	168	1,289	1,457	(439)	415	(24)
U.S. tax on non-U.S. operations	32	—	32	230	—	230	263	—	263

Total federal and non-U.S.	(156)	15,165	15,009	3,403	32,666	36,069	4,490	24,744	29,234
State	110	—	110	461	—	461	630	—	630

Total income taxes	(46)	15,165	15,119	3,864	32,666	36,530	5,120	24,744	29,864
Sales-based taxes	6,271	19,665	25,936	6,646	27,862	34,508	7,154	24,574	31,728
All other taxes and duties
Other taxes and duties	581	34,238	34,819	1,663	40,056	41,719	1,008	39,945	40,953
Included in production and manufacturing expenses	699	1,318	2,017	915	1,720	2,635	825	1,445	2,270
Included in SG&A expenses	197	538	735	209	660	869	215	653	868

Total other taxes and duties	1,477	36,094	37,571	2,787	42,436	45,223	2,048	42,043	44,091

Total	$7,702	$70,924	$78,626	$13,297	$102,964	$116,261	$14,322	$91,361	$105,683

All other taxes and duties include taxes reported in production and manufacturing and selling, general and administrative (SG&A) expenses. The above provisions for deferred income taxes include net credits for the effect of changes in tax laws and rates of $9 million in 2009, $300 million in 2008 and $258 million in 2007.

Income taxes (charged)/credited directly to equity were:

	2009	2008	2007
	(millions of dollars)
Cumulative foreign exchange translation adjustment	$(247)	$360	$(269)
Postretirement benefits reserves adjustment:
Net actuarial loss/(gain)	(94)	3,361	102
Amortization of actuarial loss/(gain)	(649)	(317)	(358)
Prior service cost	20	4	(23)
Amortization of prior service cost	(43)	(51)	(60)
Foreign exchange rate changes	175	(274)	132

Total postretirement benefits reserves adjustment	(591)	2,723	(207)
Other components of equity	140	315	113

The reconciliation between income tax expense and a theoretical U.S. tax computed by applying a rate of 35 percent for 2009, 2008 and 2007 is as follows:

	2009	2008	2007
	(millions of dollars)
Income before income taxes
United States	$2,576	$10,152	$13,708
Non-U.S.	32,201	73,245	57,771

Total	$34,777	$83,397	$71,479

Theoretical tax	$12,172	$29,189	$25,018
Effect of equity method of accounting	(2,500)	(3,878)	(3,115)
Non-U.S. taxes in excess of theoretical U.S. tax	5,948	10,188	7,015
U.S. tax on non-U.S. operations	32	230	263
State taxes, net of federal tax benefit	72	300	410
Other U.S.	(605)	501	273

Total income tax expense	$15,119	$36,530	$29,864

Effective tax rate calculation
Income taxes	$15,119	$36,530	$29,864
ExxonMobil share of equity company income taxes	2,489	4,001	2,547

Total income taxes	17,608	40,531	32,411
Net income including noncontrolling interests	19,658	46,867	41,615

Total income before taxes	$37,266	$87,398	$74,026

Effective income tax rate	47%	46%	44%

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

Deferred tax liabilities/(assets) are comprised of the following at December 31:

Tax effects of temporary differences for:	2009	2008
	(millions of dollars)
Depreciation	$20,210	$17,279
Intangible development costs	6,407	5,578
Capitalized interest	2,948	2,751
Other liabilities	4,468	3,589

Total deferred tax liabilities	$34,033	$29,197

Pension and other postretirement benefits	$(5,442)	$(6,275)
Asset retirement obligations	(3,978)	(1,837)
Tax loss carryforwards	(3,693)	(2,850)
Other assets	(4,700)	(3,437)

Total deferred tax assets	$(17,813)	$(14,399)

Asset valuation allowances	1,495	1,264

Net deferred tax liabilities	$17,715	$16,062

Deferred income tax (assets) and liabilities are included in the balance sheet as shown below. Deferred income tax (assets) and liabilities are classified as current or long term consistent with the classification of the related temporary difference – separately by tax jurisdiction.

Balance sheet classification	2009	2008
	(millions of dollars)
Other current assets	$(3,322)	$(2,097)
Other assets, including intangibles, net	(2,263)	(1,725)
Accounts payable and accrued liabilities	152	158
Deferred income tax liabilities	23,148	19,726

Net deferred tax liabilities	$17,715	$16,062

The Corporation had $42 billion of indefinitely reinvested, undistributed earnings from subsidiary companies outside the U.S. Unrecognized deferred taxes on remittance of these funds are not expected to be material.

Unrecognized Tax Benefits

Effective January 1, 2007, the Corporation adopted the authoritative guidance for accounting for uncertainty in income taxes. Upon the adoption of this guidance, the Corporation recognized a transition gain of $267 million in equity. The gain reflected the recognition of several refund claims, partly offset by increased liability reserves.

The Corporation is subject to income taxation in many jurisdictions around the world. Unrecognized tax benefits reflect the difference between positions taken or expected to be taken on income tax returns and the amounts recognized in the financial statements. Resolution of the related tax positions through negotiations with the relevant tax authorities or through litigation will take many years to complete. It is difficult to predict the timing of resolution for individual tax positions since such timing is not entirely within the control of the Corporation. However, it is reasonably possible that resolutions could be reached with tax jurisdictions within the next 12 months that could result in a decrease of up to 15 percent in the total amount of unrecognized tax benefits. Given the long time periods involved in resolving individual tax positions, the Corporation does not expect that the recognition of unrecognized tax benefits will have a material impact on the Corporation’s effective income tax rate in any given year.

The following table summarizes the movement in unrecognized tax benefits.

Gross unrecognized tax benefits	2009	2008	2007
	(millions of dollars)
Balance at January 1	$4,976	$5,232	$4,583

Additions based on current year’s tax positions	547	656	832

Additions for prior years’ tax positions	262	294	463

Reductions for prior years’ tax positions	(594)	(328)	(609)

Reductions due to lapse of the statute of limitations	—	(27)	(84)

Settlements with tax authorities	(592)	(681)	(25)

Foreign exchange effects/other	126	(170)	72

Balance at December 31	$4,725	$4,976	$5,232

The additions and reductions in unrecognized tax benefits shown above include effects related to net income and equity, and timing differences for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The 2009, 2008 and 2007 changes in unrecognized tax benefits did not have a material effect on the Corporation’s net income or cash flow.

The following table summarizes the tax years that remain subject to examination by major tax jurisdiction:

Country of Operation	Open Tax Years
Abu Dhabi	2000 - 2009
Angola	2005 - 2009
Australia	2000 - 2009
Canada	1994 - 2009
Equatorial Guinea	2004 - 2009
Germany	1999 - 2008
Japan	2002 - 2009
Malaysia	2004 - 2009
Nigeria	1998 - 2009
Norway	1993 - 2009
United Kingdom	2003 - 2009
United States	1989 - 2009

The Corporation classifies interest on income tax-related balances as interest expense or interest income and classifies tax-related penalties as operating expense.

The Corporation incurred approximately $135 million, $137 million and $128 million in interest expense on income tax reserves in 2009, 2008 and 2007 respectively, and had a related interest payable of $771 million and $671 million at December 31, 2009, and 2008, respectively.

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

The results of operations for producing activities shown below do not include earnings from other activities that ExxonMobil includes in the Upstream function, such as oil and gas transportation operations, LNG liquefaction and transportation operations, coal and power operations, technical service agreements, other nonoperating activities and adjustments for noncontrolling interests. These excluded amounts for both consolidated and equity companies totaled $536 million in 2009, $3,834 million in 2008 and $2,271 million in 2007. Oil sands mining operations were in the excluded amounts for 2008 and 2007. However, beginning in 2009, oil sands mining operations are included in the results of operations in accordance with revised Securities and Exchange Commission and Financial Accounting Standards Board rules. The amounts included for oil sands mining operations in the results of operations for 2009 are shown in footnote 1 below.

Results of Operations – Consolidated Subsidiaries	United States	Canada/ South America(1)	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Total
			(millions of dollars)
2009 – Revenue
Sales to third parties	$1,859	$1,345	$5,900	$3,012	$2,875	$348	$15,339
Transfers	5,652	4,538	5,977	11,868	5,446	1,053	34,534

	$7,511	$5,883	$11,877	$14,880	$8,321	$1,401	$49,873
Production costs excluding taxes	2,255	2,428	2,675	2,027	1,427	206	11,018
Exploration expenses	219	339	375	662	340	86	2,021
Depreciation and depletion	1,670	948	2,078	2,293	702	309	8,000
Taxes other than income	730	78	593	1,343	1,241	2	3,987
Related income tax	1,127	597	4,277	4,667	2,892	167	13,727

Results of producing activities for consolidated subsidiaries	$1,510	$1,493	$1,879	$3,888	$1,719	$631	$11,120

Results of Operations – Equity Companies
2009 – Revenue
Sales to third parties	$818	$—	$4,889	$—	$4,466	$1,682	$11,855
Transfers	686	—	53	—	2,542	418	3,699

	$1,504	$—	$4,942	$—	$7,008	$2,100	$15,554
Production costs excluding taxes	481	—	248	—	91	160	980
Exploration expenses	1	—	12	—	—	—	13
Depreciation and depletion	163	—	168	—	127	239	697
Taxes other than income	37	—	2,233	—	2,006	114	4,390
Related income tax	—	—	902	—	2,656	465	4,023

Results of producing activities for equity companies	$822	$—	$1,379	$—	$2,128	$1,122	$5,451

Total results of operations	$2,332	$1,493	$3,258	$3,888	$3,847	$1,753	$16,571

(1)	The impact of including synthetic oil reserves and bitumen mining operations in the results of operations for 2009 was $1,447 million in revenue and $279 million in earnings. Cold Lake bitumen operations had no net impact as they had already been included in the results of operations in previous years as an oil and gas operation.

Results of Operations	United States	Canada/ South America	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Total
			(millions of dollars)
2008 – Revenue
Sales to third parties	$3,980	$4,591	$11,239	$2,284	$4,356	$746	$27,196
Transfers	8,525	3,518	10,859	18,361	9,083	2,026	52,372

	$12,505	$8,109	$22,098	$20,645	$13,439	$2,772	$79,568
Production costs excluding taxes	2,143	1,686	2,623	1,603	1,152	280	9,487
Exploration expenses	189	232	180	439	341	60	1,441
Depreciation and depletion	1,303	906	2,510	2,471	794	350	8,334
Taxes other than income	1,983	58	971	1,815	2,996	2	7,825
Related income tax	3,191	1,501	10,715	8,119	5,248	508	29,282

Results of producing activities for consolidated subsidiaries	$3,696	$3,726	$5,099	$6,198	$2,908	$1,572	$23,199

Proportional interest in results of producing activities of equity companies	$1,885	$—	$1,918	$—	$3,057	$1,509	$8,369

2007 – Revenue
Sales to third parties	$3,677	$3,720	$7,282	$807	$3,363	$678	$19,527
Transfers	6,554	2,783	9,780	17,048	7,276	2,087	45,528

	$10,231	$6,503	$17,062	$17,855	$10,639	$2,765	$65,055
Production costs excluding taxes	1,827	1,492	2,859	1,180	961	243	8,562
Exploration expenses	280	264	164	470	226	67	1,471
Depreciation and depletion	1,377	1,121	2,441	2,101	763	453	8,256
Taxes other than income	1,313	111	718	1,599	2,067	1	5,809
Related income tax	2,429	1,041	7,236	7,263	4,105	598	22,672

Results of producing activities for consolidated subsidiaries	$3,005	$2,474	$3,644	$5,242	$2,517	$1,403	$18,285

Proportional interest in results of producing activities of equity companies	$1,342	$—	$1,465	$—	$2,138	$996	$5,941

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Oil and Gas Exploration and Production Costs

The amounts shown for net capitalized costs of consolidated subsidiaries are $2,910 million less at year-end 2009 and $5,779 million less at year-end 2008 than the amounts reported as investments in property, plant and equipment for the Upstream in note 8. This is due to the exclusion from capitalized costs of certain transportation and research assets and assets relating to LNG operations. Assets related to oil sands and oil shale mining operations were excluded in 2008 but have been included in the capitalized costs for 2009 in accordance with revised Financial Accounting Standards Board rules.

Capitalized Costs – Consolidated Subsidiaries(1)	United States	Canada/ South America	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Total
			(millions of dollars)
As of December 31, 2009
Property (acreage) costs – Proved	$3,225	$3,940	$204	$927	$1,463	$610	$10,369
– Unproved	1,233	1,117	52	416	390	45	3,253

Total property costs	$4,458	$5,057	$256	$1,343	$1,853	$655	$13,622
Producing assets	40,435	20,357	43,913	26,621	19,911	4,063	155,300
Incomplete construction	3,315	3,701	999	6,872	4,457	5,139	24,483

Total capitalized costs	$48,208	$29,115	$45,168	$34,836	$26,221	$9,857	$193,405
Accumulated depreciation and depletion	29,934	15,707	32,236	13,919	14,501	1,699	107,996

Net capitalized costs for consolidated subsidiaries	$18,274	$13,408	$12,932	$20,917	$11,720	$8,158	$85,409

Capitalized Costs – Equity Companies
As of December 31, 2009
Property (acreage) costs – Proved	$76	$—	$8	$—	$—	$—	$84
– Unproved	1	—	—	—	—	—	1

Total property costs	$77	$—	$8	$—	$—	$—	$85
Producing assets	3,224	—	5,574	—	2,543	4,326	15,667
Incomplete construction	128	—	336	—	714	171	1,349

Total capitalized costs	$3,429	$—	$5,918	$—	$3,257	$4,497	$17,101
Accumulated depreciation and depletion	1,340	—	4,493	—	949	1,099	7,881

Net capitalized costs for equity companies	$2,089	$—	$1,425	$—	$2,308	$3,398	$9,220

Capitalized Costs
As of December 31, 2008
Property (acreage) costs – Proved	$3,238	$3,431	$182	$316	$601	$552	$8,320
– Unproved	647	569	48	461	991	45	2,761

Total property costs	$3,885	$4,000	$230	$777	$1,592	$597	$11,081
Producing assets	38,114	13,637	35,359	24,700	17,603	3,829	133,242
Incomplete construction	2,858	997	874	3,996	4,060	3,660	16,445

Total capitalized costs	$44,857	$18,634	$36,463	$29,473	$23,255	$8,086	$160,768
Accumulated depreciation and depletion	28,323	11,987	26,390	11,676	13,366	1,392	93,134

Net capitalized costs for consolidated subsidiaries	$16,534	$6,647	$10,073	$17,797	$9,889	$6,694	$67,634

Proportional interest of net capitalized costs of equity companies	$2,008	$—	$1,404	$—	$1,490	$3,525	$8,427

(1)	The impact of including oil sands and oil shale mining operations in the capitalized costs for 2009 was $7,369 million in total capitalized costs and $6,173 million in net capitalized costs. Cold Lake bitumen operations had no net impact as they had already been included in capitalized costs in previous years as an oil and gas operation.

Oil and Gas Exploration and Production Costs (continued)

The amounts reported as costs incurred include both capitalized costs and costs charged to expense during the year. Costs incurred also include new asset retirement obligations established in the current year, as well as increases or decreases to the asset retirement obligation resulting from changes in cost estimates or abandonment date. Total consolidated costs incurred in 2009 were $20,507 million, up $4,691 million from 2008, due primarily to higher exploration and development costs as well as the inclusion in 2009 of costs incurred related to oil sands mining operations (see footnote 1 below). 2008 costs were $15,816 million, up $3,741 million from 2007, due primarily to higher exploration and development costs. Total equity company costs incurred in 2009 were $1,019 million, down $200 million from 2008, due primarily to lower development costs.

Costs incurred in property acquisitions, exploration and development activities – Consolidated Subsidiaries	United States	Canada/ South America(1)	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Total
			(millions of dollars)
During 2009
Property acquisition costs – Proved	$17	$—	$—	$600	$—	$59	$676
– Unproved	188	353	1	5	62	—	609
Exploration costs	548	498	471	880	601	58	3,056
Development costs	2,482	2,394	3,384	4,596	1,563	1,747	16,166

Total costs incurred for consolidated subsidiaries	$3,235	$3,245	$3,856	$6,081	$2,226	$1,864	$20,507

Costs incurred in property acquisitions, exploration and development activities – Equity Companies
Property acquisition costs – Proved	$—	$—	$—	$—	$—	$—	$—
– Unproved	—	—	—	—	—	—	—
Exploration costs	1	—	54	—	—	—	55
Development costs	305	—	255	—	272	132	964

Total costs incurred for equity companies	$306	$—	$309	$—	$272	$132	$1,019

During 2008
Property acquisition costs – Proved	$—	$1	$—	$—	$5	$55	$61
– Unproved	281	125	25	82	81	8	602
Exploration costs	453	306	389	686	346	61	2,241
Development costs	2,255	907	1,634	4,783	1,904	1,429	12,912

Total costs incurred for consolidated subsidiaries	$2,989	$1,339	$2,048	$5,551	$2,336	$1,553	$15,816

Proportional interest of costs incurred of equity companies	$484	$—	$241	$—	$159	$335	$1,219

During 2007
Property acquisition costs – Proved	$24	$—	$—	$3	$—	$10	$37
– Unproved	39	93	—	10	15	—	157
Exploration costs	375	222	201	584	261	80	1,723
Development costs	1,558	645	1,826	2,846	2,156	1,127	10,158

Total costs incurred for consolidated subsidiaries	$1,996	$960	$2,027	$3,443	$2,432	$1,217	$12,075

Proportional interest of costs incurred of equity companies	$303	$—	$218	$1	$249	$414	$1,185

(1)	Costs incurred on synthetic oil reserves and bitumen mining operations in 2009 were $1,872 million, primarily on unproved property acquisition and development costs. Cold Lake bitumen operations had been included in costs incurred in previous years as an oil and gas operation.

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Oil and Gas Reserves

The following information describes changes during the years and balances of proved oil and gas reserves at year-end 2007, 2008 and 2009.

The definitions used are in accordance with the Securities and Exchange Commission’s amended Rule 4-10 (a) of Regulation S-X.

Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations – prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain. In some cases, substantial new investments in additional wells and related facilities will be required to recover these proved reserves.

In accordance with the Securities and Exchange Commission’s amended rules, the year-end reserves volumes for 2009 as well as the reserves change categories for 2009 shown in the following tables were calculated using average prices during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period. The year-end reserves volumes for 2007 and 2008 as well as the reserves change categories for 2007 and 2008 shown in the following tables were calculated using December 31 prices and costs. These reserves quantities are also used in calculating unit-of-production depreciation rates and in calculating the standardized measure of discounted net cash flow.

Revisions can include upward or downward changes in previously estimated volumes of proved reserves for existing fields due to the evaluation or re-evaluation of (1) already available geologic, reservoir or production data, (2) new geologic, reservoir or production data or (3) changes in average prices and year-end costs that are used in the estimation of reserves. This category can also include significant changes in either development strategy or production equipment/ facility capacity.

Proved reserves include 100 percent of each majority-owned affiliate’s participation in proved reserves and ExxonMobil’s ownership percentage of the proved reserves of equity companies, but exclude royalties and quantities due others. Gas reserves exclude the gaseous equivalent of liquids expected to be removed from the gas on leases, at field facilities and at gas processing plants. These liquids are included in net proved reserves of crude oil and natural gas liquids.

In the proved reserves tables, consolidated reserves and equity company reserves are reported separately. However, the Corporation does not view equity company reserves any differently than those from consolidated companies.

Reserves reported under production sharing and other nonconcessionary agreements are based on the economic interest as defined by the specific fiscal terms in the agreement. The production and reserves that we report for these types of arrangements typically vary inversely with oil and gas price changes. As oil and gas prices increase, the cash flow and value received by the company increase; however, the production volumes and reserves required to achieve this value will typically be lower because of the higher prices. When prices decrease, the opposite effect generally occurs. The percentage of total liquids and natural gas proved reserves (consolidated subsidiaries plus equity companies) at year-end 2009 that were associated with production sharing contract arrangements was 17 percent of liquids, 13 percent of natural gas and 15 percent on an oil-equivalent basis (gas converted to oil-equivalent at 6 billion cubic feet = 1 million barrels).

Net proved developed reserves are those volumes that are expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well. Net proved undeveloped reserves are those volumes that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Crude oil and natural gas liquids and natural gas production quantities shown are the net volumes withdrawn from ExxonMobil’s oil and gas reserves. The natural gas quantities differ from the quantities of gas delivered for sale by the producing function as reported in the Operating Summary due to volumes consumed or flared and inventory changes.

As a result of the Securities and Exchange Commission’s amended Rule 4-10, bitumen extracted through mining activities and hydrocarbons from other non-traditional resources are permitted to be reported as oil and gas reserves. Included in 2009 reported proved reserves for the first time were synthetic oil reserves of 691 million barrels, representing the Corporation’s interest in the Syncrude project in Canada and bitumen reserves of 1,356 million barrels, representing the Corporation’s interest in the Kearl project in Canada.

The amended rules also adopted a reliable technology definition that permits reserves to be added based on technologies that have been field tested and have been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated.

The estimated impact of changing to an average of the first-day-of-the-month prices and the use of reliable technology was de minimis on the Corporation’s proved reserves volumes in 2009.

Major changes between 2008 year-end proved reserves and 2009 year-end proved reserves included the initial booking of the Gorgon Jansz liquefied natural gas (LNG) project in Australia and the Papua New Guinea LNG project and an upwards revision to the Kearl project.

Crude Oil, Natural Gas Liquids, Synthetic Oil and Bitumen Proved Reserves

	Crude Oil and Natural Gas Liquids								Bitumen		Synthetic Oil	Total
	United States	Canada/ S. Amer. (1)		Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Total	Canada/ S. Amer. (2)		Canada/ S. Amer. (3)
	(millions of barrels)
Net proved developed and undeveloped reserves of consolidated subsidiaries
January 1, 2007	1,884	1,395		748	2,089	1,287	791	8,194
Revisions	76	15		89	99	342	(38)	583
Improved recovery	8	5		8	4	—	—	25
Purchases	—	—		—	—	—	—	—
Sales	(8)	(426	)(4)	(1)	—	—	—	(435)
Extensions/discoveries	2	45		2	128	1	—	178
Production	(111)	(95)		(173)	(262)	(120)	(40)	(801)

December 31, 2007	1,851	939		673	2,058	1,510	713	7,744
Revisions	(104)	(70)		39	253	274	79	471
Improved recovery	—	—		—	—	—	—	—
Purchases	—	—		—	—	—	—	—
Sales	(4)	(2)		(28)	—	—	(52)	(86)
Extensions/discoveries	5	29		4	65	68	—	171
Production	(104)	(84)		(155)	(239)	(115)	(27)	(724)

December 31, 2008	1,644	812		533	2,137	1,737	713	7,576

Proportional interest in proved reserves of equity companies
End of year 2007	374	—		26	—	1,428	808	2,636
End of year 2008	327	—		27	—	1,335	870	2,559

Net proved developed and undeveloped reserves of consolidated subsidiaries
January 1, 2009	1,644	812		533	2,137	1,737	713	7,576	—		—	7,576
Revisions	82	(610	)(5)	93	(33)	(58)	(63)	(589)	2,099	(5)	715	2,225
Improved recovery	—	—		—	—	—	—	—	—		—	—
Purchases	—	—		—	—	—	—	—	—		—	—
Sales	(1)	—		(2)	—	—	—	(3)	—		—	(3)
Extensions/discoveries	3	—		—	53	71	15	142	—		—	142
Production	(112)	(30)		(137)	(250)	(104)	(24)	(657)	(44)		(24)	(725)

December 31, 2009	1,616	172		487	1,907	1,646	641	6,469	2,055		691	9,215

Proportional interest in proved reserves of equity companies
January 1, 2009	327	—		27	—	1,335	870	2,559	—		—	2,559
Revisions	56	—		5	—	(13)	(41)	7	—		—	7
Improved recovery	—	—		—	—	—	15	15	—		—	15
Purchases	—	—		—	—	—	—	—	—		—	—
Sales	—	—		—	—	—	—	—	—		—	—
Extensions/discoveries	—	—		—	—	—	—	—	—		—	—
Production	(27)	—		(2)	—	(74)	(42)	(145)	—		—	(145)

December 31, 2009	356	—		30	—	1,248	802	2,436	—		—	2,436

Total liquids proved reserves at December 31, 2009	1,972	172		517	1,907	2,894	1,443	8,905	2,055		691	11,651

(See footnotes on next page)

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Crude Oil, Natural Gas Liquids, Synthetic Oil and Bitumen Proved Reserves (continued)

	Crude Oil and Natural Gas Liquids							Bitumen	Synthetic Oil	Total
	United States	Canada/ S. Amer. (1)	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Total	Canada/ S. Amer. (2)	Canada/ S. Amer. (3)
	(millions of barrels)
Proved developed reserves, as of January 1, 2007
Consolidated subsidiaries	1,466	902	557	1,279	1,090	108	5,402
Equity companies	311	—	11	—	630	544	1,496

Proved developed reserves, as of December 31, 2007
Consolidated subsidiaries	1,327	682	518	1,202	1,127	91	4,947
Equity companies	299	—	8	—	670	511	1,488

Proved developed reserves, as of December 31, 2008
Consolidated subsidiaries	1,257	580	410	1,284	1,157	105	4,793
Equity companies	264	—	9	—	807	610	1,690

Proved developed reserves, as of December 31, 2009
Consolidated subsidiaries	1,211	152	376	1,122	1,335	86	4,282	468	691	5,441
Equity companies	279	—	10	—	1,053	555	1,897	—	—	1,897

Proved undeveloped reserves, as of December 31, 2009
Consolidated subsidiaries	405	20	111	785	311	555	2,187	1,587	—	3,774
Equity companies	77	—	20	—	195	247	539	—	—	539

Total liquids proved reserves at December 31, 2009	1,972	172	517	1,907	2,894	1,443	8,905	2,055	691	11,651

(1)	Includes total proved reserves attributable to Imperial Oil Limited of 799 million barrels in 2007, 694 million barrels in 2008 and 63 million barrels in 2009, as well as proved developed reserves of 565 million barrels in 2007, 488 million barrels in 2008 and 62 million barrels in 2009, and in addition, proved undeveloped reserves of 1 million barrels in 2009, in which there is a 30.4 percent noncontrolling interest.
(2)	Includes total proved reserves attributable to Imperial Oil Limited of 1,661 million barrels in 2009, as well as proved developed reserves of 468 million barrels in 2009, and in addition, proved undeveloped reserves of 1,193 million barrels in 2009, in which there is a 30.4 percent noncontrolling interest.
(3)	Includes total proved reserves attributable to Imperial Oil Limited of 691 million barrels in 2009, as well as proved developed reserves of 691 million barrels in 2009, in which there is a 30.4 percent noncontrolling interest.
(4)	Includes 425 million barrels of proved reserves in Venezuela which were expropriated. See note 15, Litigation and Other Contingencies.
(5)	Total proved reserves of 630 million barrels at December 31, 2008, associated with the Cold Lake field in Canada are now reported as bitumen reserves under the amended Securities and Exchange Commission’s Rule 4-10 of Regulation S-X.

Natural Gas and Oil-Equivalent Proved Reserves

	Natural Gas								Oil-Equivalent
	United States	Canada/ S. Amer. (1)		Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Total	Total All Products (2)
	(billions of cubic feet)								(millions of oil-equivalent barrels)
Net proved developed and undeveloped reserves of consolidated subsidiaries
January 1, 2007	12,049	1,984		7,089	986	9,583	789	32,480
Revisions	1,566	124		375	(22)	813	(43)	2,813
Improved recovery	—	1		—	—	—	—	1
Purchases	9	—		—	—	—	—	9
Sales	(19)	(231	)(3)	(70)	—	—	—	(320)
Extensions/discoveries	208	8		13	81	—	—	310
Production	(641)	(327)		(895)	(39)	(762)	(19)	(2,683)

December 31, 2007	13,172	1,559		6,512	1,006	9,634	727	32,610
Revisions	(1,056)	88		(193)	(55)	1,794	57	635
Improved recovery	—	—		—	—	—	—	—
Purchases	—	—		—	—	—	—	—
Sales	(12)	(17)		(8)	—	—	(24)	(61)
Extensions/discoveries	229	16		10	12	419	—	686
Production	(555)	(263)		(876)	(45)	(710)	(19)	(2,468)

December 31, 2008	11,778	1,383		5,445	918	11,137	741	31,402

Proportional interest in proved reserves of equity companies
End of year 2007	125	—		12,341	—	21,733	1,453	35,652
End of year 2008	112	—		11,839	—	21,005	1,521	34,477

Net proved developed and undeveloped reserves of consolidated subsidiaries
January 1, 2009	11,778	1,383		5,445	918	11,137	741	31,402	12,810
Revisions	320	248		79	45	(936)	(4)	(248)	2,183
Improved recovery	—	—		—	—	—	—	—	—
Purchases	8	—		—	—	—	—	8	1
Sales	(10)	(2)		(1)	—	—	—	(13)	(5)
Extensions/discoveries	158	—		—	—	5,507	11	5,676	1,088
Production	(566)	(261)		(800)	(43)	(692)	(21)	(2,383)	(1,122)

December 31, 2009	11,688	1,368		4,723	920	15,016	727	34,442	14,955

Proportional interest in proved reserves of equity companies
January 1, 2009	112	—		11,839	—	21,005	1,521	34,477	8,305
Revisions	8	—		186	—	229	(40)	383	71
Improved recovery	—	—		—	—	—	—	—	15
Purchases	—	—		—	—	—	—	—	—
Sales	—	—		—	—	—	—	—	—
Extensions/discoveries	—	—		18	—	—	—	18	3
Production	(6)	—		(593)	—	(661)	(53)	(1,313)	(364)

December 31, 2009	114	—		11,450	—	20,573	1,428	33,565	8,030

Total proved reserves at December 31, 2009	11,802	1,368		16,173	920	35,589	2,155	68,007	22,985

(See footnotes on next page)

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Natural Gas and Oil-Equivalent Proved Reserves (continued)

	Natural Gas							Oil-Equivalent
	United States	Canada/ S. Amer. (1)	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Total	Total All Products (2)
	(billions of cubic feet)							(millions of oil-equivalent barrels)
Proved developed reserves, as of January 1, 2007
Consolidated subsidiaries	9,280	1,628	5,346	823	5,882	447	23,406
Equity companies	109	—	9,985	—	7,906	811	18,811

Proved developed reserves, as of December 31, 2007
Consolidated subsidiaries	8,373	1,303	5,064	773	5,570	395	21,478
Equity companies	104	—	9,679	—	8,702	757	19,242

Proved developed reserves, as of December 31, 2008
Consolidated subsidiaries	7,835	1,148	4,426	738	6,241	362	20,750
Equity companies	96	—	9,284	—	11,755	864	21,999

Proved developed reserves, as of December 31, 2009
Consolidated subsidiaries	7,492	1,200	3,920	739	8,351	318	22,020	9,111
Equity companies	90	—	8,862	—	16,978	821	26,751	6,356

Proved undeveloped reserves, as of December 31, 2009
Consolidated subsidiaries	4,196	168	803	181	6,665	409	12,422	5,844
Equity companies	24	—	2,588	—	3,595	607	6,814	1,674

Total proved reserves at December 31, 2009	11,802	1,368	16,173	920	35,589	2,155	68,007	22,985

(1)	Includes total proved reserves attributable to Imperial Oil Limited of 635 billion cubic feet in 2007, 593 billion cubic feet in 2008 and 590 billion cubic feet in 2009, as well as proved developed reserves of 539 billion cubic feet in 2007, 513 billion cubic feet in 2008 and 526 billion cubic feet in 2009, and in addition, proved undeveloped reserves of 64 billion cubic feet in 2009, in which there is a 30.4 percent noncontrolling interest.
(2)	Natural gas is converted to oil-equivalent basis at six million cubic feet per one thousand barrels.
(3)	Includes 219 billion cubic feet of proved reserves in Venezuela which were expropriated. See note 15, Litigation and Other Contingencies.

Standardized Measure of Discounted Future Cash Flows

As required by the Financial Accounting Standards Board, the standardized measure of discounted future net cash flows was computed through 2008 by applying year-end prices, costs and legislated tax rates and a discount factor of 10 percent to net proved reserves. Beginning in 2009, the standardized measure of discounted future net cash flow is computed by applying first-day-of-the-month average prices, year-end costs and legislated tax rates and a discount factor of 10 percent to proved reserves. The standardized measure includes costs for future dismantlement, abandonment and rehabilitation obligations. The Corporation believes the standardized measure does not provide a reliable estimate of the Corporation’s expected future cash flows to be obtained from the development and production of its oil and gas properties or of the value of its proved oil and gas reserves. The standardized measure is prepared on the basis of certain prescribed assumptions including first-day-of-the-month average prices, which represent discrete points in time and therefore may cause significant variability in cash flows from year to year as prices change.

Standardized Measure of Discounted Future Cash Flows	United States	Canada/ South America (1)	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Total
			(millions of dollars)
Consolidated Subsidiaries
As of December 31, 2007
Future cash inflows from sales of oil and gas	$216,287	$49,985	$115,741	$184,358	$162,727	$64,351	$793,449
Future production costs	59,154	17,422	21,356	34,721	38,343	6,537	177,533
Future development costs	18,950	5,487	10,166	13,983	6,321	7,513	62,420
Future income tax expenses	61,100	7,383	54,065	81,846	83,293	13,387	301,074

Future net cash flows	$77,083	$19,693	$30,154	$53,808	$34,770	$36,914	$252,422
Effect of discounting net cash flows at 10%	46,719	7,607	9,515	20,244	16,229	25,935	126,249

Discounted future net cash flows	$30,364	$12,086	$20,639	$33,564	$18,541	$10,979	$126,173

Proportional interest in standardized measure of discounted future net cash flows related to proved reserves of equity companies	$12,045	$—	$11,041	$—	$53,067	$18,365	$94,518

Consolidated Subsidiaries
As of December 31, 2008
Future cash inflows from sales of oil and gas	$104,441	$22,952	$71,879	$74,426	$70,026	$20,725	$364,449
Future production costs	44,230	13,113	19,485	24,403	23,018	5,142	129,391
Future development costs	19,828	6,156	8,765	16,064	5,717	7,913	64,443
Future income tax expenses	17,857	961	24,729	16,870	24,932	2,203	87,552

Future net cash flows	$22,526	$2,722	$18,900	$17,089	$16,359	$5,467	$83,063
Effect of discounting net cash flows at 10%	13,107	(239)	7,602	8,052	8,222	5,750	42,494

Discounted future net cash flows	$9,419	$2,961	$11,298	$9,037	$8,137	$(283)	$40,569

Proportional interest in standardized measure of discounted future net cash flows related to proved reserves of equity companies	$2,354	$—	$12,507	$—	$25,494	$5,094	$45,449

(1)	Includes discounted future net cash flows attributable to Imperial Oil Limited of $6,304 million in 2007 and $1,033 million in 2008, in which there is a 30.4 percent noncontrolling interest.

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Standardized Measure of Discounted Future Cash Flows (continued)	United States	Canada/ South America (1)	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Total
			(millions of dollars)
Consolidated Subsidiaries
As of December 31, 2009
Future cash inflows from sales of oil and gas	$112,408	$147,597	$54,074	$110,475	$127,445	$32,792	$584,791
Future production costs	47,660	62,241	16,412	28,679	36,133	6,207	197,332
Future development costs	15,544	25,738	12,565	15,155	15,986	5,925	90,913
Future income tax expenses	22,058	14,572	16,065	32,784	46,428	4,597	136,504

Future net cash flows	$27,146	$45,046	$9,032	$33,857	$28,898	$16,063	$160,042
Effect of discounting net cash flows at 10%	15,563	31,980	2,569	14,192	18,077	11,815	94,196

Discounted future net cash flows	$11,583	$13,066	$6,463	$19,665	$10,821	$4,248	$65,846

Equity Companies
As of December 31, 2009
Future cash inflows from sales of oil and gas	$19,705	$—	$94,401	$—	$143,281	$36,972	$294,359
Future production costs	5,847	—	60,869	—	48,562	5,931	121,209
Future development costs	2,862	—	3,220	—	537	2,222	8,841
Future income tax expenses	—	—	12,003	—	36,934	7,799	56,736

Future net cash flows	$10,996	$—	$18,309	$—	$57,248	$21,020	$107,573
Effect of discounting net cash flows at 10%	6,332	—	9,845	—	30,693	11,393	58,263

Discounted future net cash flows	$4,664	$—	$8,464	$—	$26,555	$9,627	$49,310

Total consolidated and equity interests in standardized measure of discounted future net cash flows	$16,247	$13,066	$14,927	$19,665	$37,376	$13,875	$115,156

(1)	Includes discounted future net cash flows attributable to Imperial Oil Limited of $10,088 million in 2009, in which there is a 30.4 percent noncontrolling interest.

Change in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

Consolidated Subsidiaries	2008	2007
	(millions of dollars)
Prior year-end total of discounted future net cash flows	$126,173	$88,295

Value of reserves added during the year due to extensions, discoveries, improved recovery and net purchases less related costs	(303)	(1,680	)(1)
Changes in value of previous-year reserves due to:
Sales and transfers of oil and gas produced during the year, net of production (lifting) costs	(62,685)	(51,093)
Development costs incurred during the year	11,649	9,668
Net change in prices, lifting and development costs	(178,960)	112,237
Revisions of previous reserves estimates	7,652	15,571
Accretion of discount	21,463	15,632
Net change in income taxes	115,580	(62,457)

Total change in the standardized measure during the year for consolidated subsidiaries	$(85,604)	$37,878

Current year-end total of discounted future net cash flows	$40,569	$126,173

(1)	Includes impact of expropriation of proved reserves in Venezuela. See note 15, Litigation and Other Contingencies.

Change in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

Consolidated and Equity Interests	2009
	Consolidated Subsidiaries	Share of Equity Method Investees	Total Consolidated and Equity Interests
	(millions of dollars)
Discounted future net cash flows as of December 31, 2008	$40,569	$45,449	$86,018

Value of reserves added during the year due to extensions, discoveries, improved recovery and net purchases less related costs	2,138	280	2,418
Changes in value of previous-year reserves due to:
Sales and transfers of oil and gas produced during the year, net of production (lifting) costs	(35,384)	(10,288)	(45,672)
Development costs incurred during the year	13,549	1,017	14,566
Net change in prices, lifting and development costs	51,627	9,245	60,872
Revisions of previous reserves estimates	8,805	858	9,663
Accretion of discount	6,943	5,214	12,157
Net change in income taxes	(22,401)	(2,465)	(24,866)

Total change in the standardized measure during the year	$25,277	$3,861	$29,138	(1)(2)

Discounted future net cash flows as of December 31, 2009	$65,846	$49,310	$115,156

(1)	Discounted future net cash flows associated with synthetic oil reserves and bitumen mining operations in 2009 were $5,268 million. Cold Lake bitumen operations had been included in discounted future net cash flows in previous years as an oil and gas operation.
(2)	The estimated impact of adopting the reliable technology definition and changing from year-end price to first-day-of-the-month average prices in the Securities and Exchange Commission’s Rule 4-10 of Regulation S-X was de minimis on discounted future net cash flows for consolidated and equity subsidiaries in 2009.

OPERATING SUMMARY (unaudited)

	2009	2008	2007	2006	2005
	(thousands of barrels daily)
Production of crude oil, natural gas liquids, synthetic oil and bitumen
Net production
United States	384	367	392	414	477
Canada/South America	267	292	324	354	395
Europe	379	428	480	520	546
Africa	685	652	717	781	666
Asia Pacific/Middle East	490	506	518	485	332
Russia/Caspian	182	160	185	127	107

Worldwide	2,387	2,405	2,616	2,681	2,523

	(millions of cubic feet daily)
Natural gas production available for sale
Net production
United States	1,275	1,246	1,468	1,625	1,739
Canada/South America	643	640	808	935	1,006
Europe	3,689	3,949	3,810	4,086	4,315
Africa	19	32	26	–	–
Asia Pacific/Middle East	3,494	3,114	3,162	2,596	2,114
Russia/Caspian	153	114	110	92	77

Worldwide	9,273	9,095	9,384	9,334	9,251

	(thousands of oil-equivalent barrels daily)
Oil-equivalent production (1)	3,932	3,921	4,180	4,237	4,065

	(thousands of barrels daily)
Refinery throughput
United States	1,767	1,702	1,746	1,760	1,794
Canada	413	446	442	442	466
Europe	1,548	1,601	1,642	1,672	1,672
Asia Pacific	1,328	1,352	1,416	1,434	1,490
Other Non-U.S.	294	315	325	295	301

Worldwide	5,350	5,416	5,571	5,603	5,723

Petroleum product sales (2)
United States	2,523	2,540	2,717	2,729	2,822
Canada	413	444	461	473	498
Europe	1,625	1,712	1,773	1,813	1,824
Asia Pacific and other Eastern Hemisphere	1,588	1,646	1,701	1,763	1,902
Latin America	279	419	447	469	473

Worldwide	6,428	6,761	7,099	7,247	7,519

Gasoline, naphthas	2,573	2,654	2,850	2,866	2,957
Heating oils, kerosene, diesel oils	2,013	2,096	2,094	2,191	2,230
Aviation fuels	536	607	641	651	676
Heavy fuels	598	636	715	682	689
Specialty petroleum products	708	768	799	857	967

Worldwide	6,428	6,761	7,099	7,247	7,519

	(thousands of metric tons)
Chemical prime product sales
United States	9,649	9,526	10,855	10,703	10,369
Non-U.S.	15,176	15,456	16,625	16,647	16,408

Worldwide	24,825	24,982	27,480	27,350	26,777

Operating statistics include 100 percent of operations of majority-owned subsidiaries; for other companies, crude production, gas, petroleum product and chemical prime product sales include ExxonMobil’s ownership percentage and refining throughput includes quantities processed for ExxonMobil. Net production excludes royalties and quantities due others when produced, whether payment is made in kind or cash.

(1)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

(2)	Petroleum product sales data reported net of purchases/sales contracts with the same counterparty.

STOCK PERFORMANCE GRAPHS (unaudited)

Annual total returns to ExxonMobil shareholders were 24 percent in 2007, negative 13 percent in 2008, and negative 13 percent in 2009, and have averaged 8 percent per year over the past five years. Total returns mean share price increase plus dividends paid, with dividends reinvested. The graphs below show the relative investment performance of ExxonMobil common stock, the S&P 500, and an industry competitor group over the last five and 10 years. The industry competitor group consists of three other international integrated oil companies: BP, Chevron, and Royal Dutch Shell.

FIVE-YEAR CUMULATIVE TOTAL RETURNS

Value of $100 Invested at Year-End 2004

TEN-YEAR CUMULATIVE TOTAL RETURNS

Value of $100 Invested at Year-End 1999

DIRECTIONS

ExxonMobil 2010 Annual Meeting

Wednesday, May 26, 2010

9:00 a.m., Central Time

Morton H. Meyerson Symphony Center

2301 Flora Street

Dallas, Texas 75201

•	Free parking is available at the Arts District Garage. Traffic in the area may cause a delay; please allow extra time for parking.

•

From I-45/Hwy. 75 – Take I-35E exit (Woodall Rodgers Frwy.) to Pearl Street exit or St. Paul exit (follow frontage road east to Pearl Street), turn south and continue to Ross Avenue, turn left to the Arts District Garage.

•	From I-35E – Take I-45/Hwy. 75 exit (Woodall Rodgers Frwy.) to Pearl Street exit, continue to Ross Avenue, turn left to the Arts District Garage.

•	From DFW Airport – Take South exit to Hwy. 183 East (merges with I-35E), follow directions from I-35E (above).

•	From Love Field – Exit airport on Mockingbird Lane west to I-35E South, follow directions from I-35E (above).

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DESIGNATION (IF ANY)

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Electronic Voting Instructions

You can vote by Internet or telephone 24 hours a day, 7 days a week

Log in details are located in the shaded bar below.

Vote by Internet at www.investorvote.com/exxonmobil

Vote by telephone by calling 1-800-652-VOTE (8683)

There is NO CHARGE for this call. Outside the U.S., Canada & Puerto Rico, call 1-781-575-2300 through an operator and we will accept the charge for this call.

Please vote immediately. Your vote is important.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

2010 Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A VOTING ITEMS

The Directors recommend a vote FOR items 1 and 2 below.

1. Election of Directors (page 17):

01 - M.J. Boskin, 02 - P. Brabeck-Letmathe, 03 - L.R. Faulkner,

04 - J.S. Fishman, 05 - K.C. Frazier, 06 - W.W. George,

07 - M.C. Nelson, 08 - S.J. Palmisano, 09 - S.S Reinemund,

10 - R.W. Tillerson, 11 - E.E. Whitacre, Jr.

FOR all nominees

WITHHOLD vote from all nominees

For All EXCEPT - To withhold a vote from one or more nominees, mark the box to the left and the corresponding numbered box(es) below.

01 - 02 - 03 - 04 -

05 - 06 - 07 - 08 -

09 - 10 - 11 -

For Against Abstain

2. Ratification of Independent Auditors (page 52)

The Directors recommend a vote AGAINST shareholder proposal items 3 through 13 below.

For Against Abstain For Against Abstain

3. Special Shareholder Meetings (page 54) 9. Report on Canadian Oil Sands (page 62)

4. Incorporate in North Dakota (page 55) 10. Report on Natural Gas Production (page 64)

5. Shareholder Advisory Vote on Executive Compensation (page 56) 11. Report on Energy Technology (page 65)

6. Amendment of EEO Policy (page 57) 12. Greenhouse Gas Emissions Goals (page 67)

7. Policy on Water (page 59) 13. Planning Assumptions (page 69)

8. Wetlands Restoration Policy (page 60)

Please sign on the reverse side if voting by mail.

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ExxonMobil

c/o Computershare Investor Services

P.O. Box 43105

Providence, RI 02940-3105

2010 Annual Meeting of Shareholders

Admission Ticket

TIME: Wednesday, May 26, 2010 9:00 a.m., Central Time

PLACE: Morton H. Meyerson Symphony Center 2301 Flora Street Dallas, Texas 75201

AUDIOCAST: Live on the Internet at exxonmobil.com. Instructions appear on the Web site one week prior to the event.

ADMISSION: This ticket will admit shareholder. Ticket for one guest can be requested at Admissions desk at annual meeting. Valid admission ticket and government-issued picture identification required.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PROXY/VOTING INSTRUCTIONS

Solicited by the Board of Directors

The undersigned hereby appoints, and instructs the appropriate account trustee(s), if any, to appoint, M.J. Boskin, W.W. George, R.C. King, M.C. Nelson, and R.W. Tillerson, or each or any of them, with power of substitution, proxies to act and vote shares of common stock of the undersigned at the 2010 annual meeting of shareholders of Exxon Mobil Corporation and at any adjournments thereof, as indicated, upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, at their discretion, upon any other matters that may properly come before the meeting.

This proxy covers shares of ExxonMobil common stock registered in the name of the undersigned (whether certificated or book-entry) and shares held in the name of the undersigned in the Computershare Investment Plan. This card also provides voting instructions to the applicable trustees for any shares held in the name of the undersigned in the ExxonMobil Savings Plan and/or a Computershare Investment Plan IRA.

If no other indication is made on the reverse side of this form, the proxies/trustees shall vote: (a) for the election of the director nominees; and, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side.

B Non-Voting Items

Annual Report Mailing

Mark box with an X to discontinue annul report mailing for this account.

Change of Address — Please print your new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. Date and Sign Below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.